Exhibit 99.1

                          INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----
KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

Report of Independent Accountants...................................   90

Consolidated  Statements of Income for the years ended
December 31, 2002, 2001, and 2000..................................    91

Consolidated  Statements of  Comprehensive  Income for the years
ended December 31, 2002, 2001, and 2000............................    92

Consolidated Balance Sheets as of December 31, 2002 and 2001.......    93

Consolidated  Statements  of Cash Flows for the years ended
December 31, 2002, 2001, and 2000..................................    94

Consolidated  Statements of Partners'  Capital for the years ended
December 31, 2002, 2001, and 2000..................................    95

Notes to Consolidated Financial Statements..........................   96

                                       89

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Kinder Morgan Energy Partners, L.P.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Kinder
Morgan Energy Partners, L.P. and its subsidiaries (the Partnership) at December
31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the consolidated financial statements, the Partnership changed its method of accounting for goodwill and other intangible assets effective January 1, 2002.

As discussed in Note 14 to the consolidated financial statements, the
Partnership changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

PricewaterhouseCoopers LLP

Houston, Texas
February 21, 2003

                                       90

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                              Year Ended December 31,
                                            2002        2001        2000
                                          -------     --------    --------
                                                (In thousands except per
                                                        unit amounts)
   Revenues
     Natural gas sales.................   $2,740,518  $1,627,037  $   10,196
     Services..........................    1,272,640   1,161,643     726,462
     Product sales and other...........      223,899     157,996      79,784
                                          ----------  ----------  ----------
                                           4,237,057   2,946,676     816,442
                                          ----------  ----------  ----------
   Costs and Expenses
     Gas purchases and other costs of
       sales...........................    2,704,295   1,657,689     124,641
     Operations and maintenance........      379,827     356,654     164,379
     Fuel and power....................       86,413      73,188      43,216
     Depreciation and amortization.....      172,041     142,077      82,630
     General and administrative........      118,857     109,293      64,427
     Taxes, other than income taxes....       51,326      43,947      21,588
                                          ----------   ---------  ----------
                                           3,512,759   2,382,848     500,881
                                          ----------   ---------  ----------

   Operating Income....................      724,298     563,828     315,561

   Other Income (Expense)
     Earnings from equity investments..       89,258      84,834      71,603
     Amortization of excess cost of
       equity investments..............       (5,575)     (9,011)     (8,195)
     Interest, net.....................     (176,460)   (171,457)    (93,284)
     Other, net........................        1,698       1,962      14,584
   Minority Interest...................       (9,559)    (11,440)     (7,987)
                                            ---------  ---------- -----------

   Income Before Income Taxes..........      623,660     458,716     292,282
   Income Taxes........................       15,283      16,373      13,934
                                            ---------  ---------- -----------

   Net Income..........................     $608,377    $442,343    $278,348
                                            =========  =========  ==========

   Calculation   of  Limited   Partners'
   Interest in Net Income:
   Net Income..........................     $608,377    $442,343    $278,348
   Less:  General Partner's interest in
     Net Income..........................   (270,816)   (202,095)   (109,470)
                                            ---------   ---------   ---------
   Limited  Partners'  interest  in  Net
     Income..............................   $337,561    $240,248    $168,878
                                            =========   =========   =========

   Basic  Limited  Partners'  Net Income
   per Unit:...........................     $   1.96    $   1.56    $   1.34
                                            =========   =========   =========

   Diluted Limited  Partners' Net Income
   per Unit:...........................     $   1.96    $   1.56    $   1.34
                                            =========   =========   =========
   Weighted Average Number of Units used
   in Computation of  Limited  Partners'
   Net Income per Unit:
   Basic.............................         172,017     153,901    126,212
                                            =========   =========   =========

   Diluted...........................         172,186     154,110    126,300
                                            =========   =========   =========

 The accompanying notes are an integral part of these consolidated financial statements.

                                       91

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                  Year Ended December 31,
                                                  2002    2001      2000
                                                -------  -------   ------
                                                     (In thousands)

   Net Income...............................  $608,377  $442,343   $ 278,348
   Cumulative effect transition adjustment..        --   (22,797)      --
   Change in fair value of derivatives used
       for hedging purposes.................  (116,560)   35,162       --
   Reclassification of change in fair value
       of derivatives to net income.........     7,477    51,461       --
                                              --------- --------- ---------
   Comprehensive Income.....................   $499,294 $ 506,169  $ 278,348
                                               ======== ========== =========

 The accompanying notes are an integral part of these consolidated financial statements.

                                       92


              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                    --------------------------
                                                      2002             2001
                                                    ---------       ----------
                                                         (Dollars in thousands)

                                     ASSETS
  Current Assets
    Cash and cash equivalents.............         $   41,088        $  62,802
    Accounts and notes receivable
       Trade..............................            457,583          215,860
       Related parties....................             17,907           52,607
    Inventories
       Products...........................              4,722            2,197
       Materials and supplies.............              7,094            6,212
    Gas imbalances........................             25,488           15,265
    Gas in underground storage............             11,029           18,214
    Other current assets..................            104,479          194,886
                                                  -----------       ----------
                                                      669,390          568,043
                                                      -------       ----------
  Property, Plant and Equipment, net......          6,244,242        5,082,612
  Investments.............................            311,044          440,518
  Notes receivable........................              3,823            3,095
  Goodwill................................            856,940          546,734
  Other intangibles, net..................             17,324           16,663
  Deferred charges and other assets.......            250,813           75,001
                                                   ----------      -----------
  TOTAL ASSETS............................         $8,353,576       $6,732,666
                                                   ==========      ===========

                        LIABILITIES AND PARTNERS' CAPITAL

  Current Liabilities
    Accounts payable
       Trade.................................      $  373,368       $   111,853
       Related parties.......................          43,742             9,235
    Current portion of long-term debt........               -           560,219
    Accrued interest.........................          52,500            34,099
    Deferred revenues........................           4,914             2,786
    Gas imbalances...........................          40,092            34,660
    Accrued other liabilities................         298,711           209,852
                                                   ----------       -----------
                                                      813,327           962,704
                                                   ----------       -----------
  Long-Term Liabilities and Deferred Credits
    Long-term debt
       Outstanding...........................       3,659,533         2,237,015
       Market value of interest rate swaps            166,956            (5,441)
                                                   ----------        -----------
                                                    3,826,489         2,231,574
    Deferred revenues........................          25,740            29,110
    Deferred income taxes....................          30,262            38,544
    Other long-term liabilities and
      deferred credits.......................         199,796           246,464
                                                   ----------        ----------
                                                    4,082,287         2,545,692
                                                   ----------        ----------
  Commitments and Contingencies (Notes 13
      and 16)
  Minority Interest..........................          42,033            65,236
                                                   ----------        ----------
  Partners' Capital
    Common Units (129,943,218 and 129,855,018
    units issued and outstanding  at
    December 31, 2002 and 2001,
    respectively)............................       1,844,553         1,894,677

    Class B Units  (5,313,400 and 5,313,400
    units issued and outstanding at
    December 31, 2002 and 2001,
    respectively).............................        123,635           125,750

    i-Units (45,654,048 and  30,636,363
    units issued and outstanding  at
    December  31, 2002 and 2001,
    respectively).............................      1,420,898         1,020,153
    General Partner...........................         72,100            54,628
    Accumulated other comprehensive income....        (45,257)           63,826
                                                   -----------       ----------
                                                    3,415,929         3,159,034
    TOTAL LIABILITIES AND PARTNERS' CAPITAL.       $8,353,576        $6,732,666
                                                   ===========       ==========

 The accompanying notes are an integral part of these consolidated financial statements.

                                       93

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Year Ended December 31,
                                              ----------------------------------
                                                 2002       2001        2000
                                               --------   --------    --------
                                                        (In thousands)
     Cash Flows From Operating Activities
     Net income............................  $  608,377  $  442,343  $  278,348
     Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization.......     172,041     142,077      82,630
       Amortization of excess cost of
        equity investments.................       5,575       9,011       8,195
       Earnings from equity investments....     (89,258)    (84,834)    (71,603)
       Distributions from equity investments     77,735      68,832      47,512
       Changes in components of working
        capital:
         Accounts receivable...............    (177,240)    174,098       6,791
         Other current assets..............      (7,583)     22,033      (6,872)
         Inventories.......................      (1,713)     22,535      (1,376)
         Accounts payable..................     288,712    (183,179)     (8,374)
         Accrued liabilities...............      26,232     (47,692)     26,479
         Accrued taxes.....................       2,379       8,679      (1,302)
       Rate refunds settlement.............        (100)       (100)    (52,467)
       Other, net..........................     (35,462)      7,358      (6,394)
                                             ----------- ----------- -----------
     Net Cash Provided by Operating
      Activities...........................     869,695     581,161     301,567
                                             ----------- ----------- -----------
     Cash Flows From Investing Activities
       Acquisitions of assets..............    (908,511) (1,523,454) (1,008,648)
       Additions to property, plant and
        equipment for expansion and
        maintenance projects...............    (542,235)   (295,088)   (125,523)
       Sale of investments, property, plant
        and equipment, net of removal
        costs..............................      13,912       9,043      13,412
       Acquisitions of investments.........      (1,785)       --       (79,388)
       Contributions to equity investments.     (10,841)     (2,797)       (375)
       Other...............................      (1,420)     (6,597)      2,956
                                             ----------- ----------- -----------
     Net Cash Used in Investing Activities.  (1,450,880) (1,818,893) (1,197,566)
                                             ----------- ----------- -----------
     Cash Flows From Financing Activities
       Issuance of debt....................   3,803,414   4,053,734   2,928,304
       Payment of debt.....................  (2,985,322) (3,324,161) (1,894,904)
       Loans to related party..............        --       (17,100)      --
       Debt issue costs....................     (17,006)     (8,008)     (4,298)
       Proceeds from issuance of common
        units..............................       1,586       4,113     171,433
       Proceeds from issuance of i-units...     331,159     996,869       --
       Contributions from General Partner..       3,353      11,716       7,434
       Distributions to partners:
         Common units......................    (306,590)   (268,644)   (194,691)
         Class B units.....................     (12,540)     (8,501)      --
         General Partner...................    (253,344)   (181,198)    (91,366)
         Minority interest.................      (9,668)    (14,827)     (7,533)
       Other, net..........................       4,429      (2,778)        887
                                             ----------- ----------- -----------
     Net Cash Provided by Financing
      Activities...........................     559,471   1,241,215     915,266
                                             ----------- ----------- -----------
     Increase (Decrease) in Cash and Cash
      Equivalents..........................     (21,714)      3,483      19,267
     Cash and Cash Equivalents, beginning
      of period............................      62,802      59,319      40,052
                                             ----------- ----------- -----------
     Cash and Cash Equivalents, end of
      period...............................     $41,088     $62,802     $59,319
                                             =========== =========== ===========
     Noncash Investing and Financing
      Activities:
       Assets acquired by the issuance of    $     --    $    --      $ 179,623
        units..............................
       Assets acquired by the assumption of
        liabilities........................     213,861     293,871     333,301
    Supplemental disclosures of
     cash flow information:
       Cash paid during the year for
        Interest (net of capitalized
         interest)..........................    161,840     165,357      88,821
        Income taxes........................      1,464       2,168       1,806

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                       94



                                         KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                        2002                       2001                      2000
                                                -----------------------    ---------------------     ------------------------
                                                  Units        Amount        Units       Amount        Units         Amount
                                                ---------    ----------    ---------   ----------    ---------     ----------
                                                                          (Dollars in thousands)
    Common Units:
      Beginning Balance..................     129,855,018   $ 1,894,677  129,716,218  $ 1,957,357  118,274,274    $ 1,759,142
      Net income.........................              --       254,934           --      203,559           --        168,878
      Units issued as consideration in the
        acquisition of assets or
        Businesses.......................              --            --           --           --    2,428,344         53,050
      Units issued for cash..............          88,200         1,532      138,800        2,405    9,013,600        170,978
      Distributions......................              --      (306,590)          --     (268,644)          --       (194,691)
      Ending Balance.....................     129,943,218     1,844,553  129,855,018    1,894,677  129,716,218      1,957,357

    Class B Units:
      Beginning Balance..................       5,313,400       125,750    5,313,400      125,961           --             --
      Net income.........................              --        10,427           --        8,335           --             --
      Units issued as consideration in the
        acquisition of assets or
        Businesses.......................              --            --           --           --    5,313,400        125,961
      Units issued for cash..............              --            (2)          --          (44)          --             --
      Distributions......................              --       (12,540)          --       (8,502)          --             --
      Ending Balance.....................       5,313,400       123,635    5,313,400      125,750    5,313,400        125,961

    i-Units:
      Beginning Balance..................      30,636,363     1,020,153           --           --           --             --
      Net income.........................              --        72,200           --       28,354           --             --
      Units issued for cash..............      12,478,900       328,545   29,750,000      991,799           --             --
      Distributions......................       2,538,785            --      886,363           --           --             --
      Ending Balance.....................      45,654,048     1,420,898   30,636,363    1,020,153           --             --

    General Partner:
      Beginning Balance..................              --        54,628           --       33,749           --         15,656
      Net income.........................              --       270,816           --      202,095           --        109,470
      Units issued as consideration in the
        acquisition of assets or
        Businesses.......................              --            --           --           --           --            (11)
      Units issued for cash..............              --            --           --          (18)          --             --
      Distributions......................              --      (253,344)          --     (181,198)          --        (91,366)
      Ending Balance.....................              --        72,100           --       54,628           --         33,749

    Accumulated other comprehensive income:
      Beginning Balance..................              --        63,826           --           --           --             --
      Cumulative effect transition adj...              --            --           --      (22,797)          --             --
      Change in fair value of derivatives
        used for hedging purposes........              --      (116,560)          --       35,162           --             --
      Reclassification of change in fair
        value of derivatives to net
        Income...........................              --         7,477           --       51,461           --             --
      Ending Balance.....................              --       (45,257)          --       63,826           --             --

    Total Partners' Capital..............     180,910,666   $ 3,415,929  165,804,781  $ 3,159,034   135,029,618   $ 2,117,067

                        The accompanying notes are an integral part of these consolidated financial statements.


                                                                    95

             KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization

   General

   Kinder Morgan Energy Partners, L.P., the "Partnership", is a Delaware limited partnership formed in August 1992. We own and manage a diversified portfolio of energy transportation and storage assets. We provide services to our customers and create value for our unitholders primarily through the following activities:

   o transporting, storing and processing refined petroleum products;

   o transporting, storing and selling natural gas;

   o transporting and selling carbon dioxide for use in, and selling crude oil produced from, enhanced oil recovery operations; and

   o transloading, storing and delivering a wide variety of bulk, petroleum and petrochemical products at terminal facilities located across the United
     States.

   We focus on providing fee-based services to customers, avoiding commodity price risks and taking advantage of the tax benefits of a limited partnership structure. We trade on the New York Stock Exchange under the symbol "KMP" and presently conduct our business through four reportable business segments:

   o Products Pipelines;

   o Natural Gas Pipelines;

   o CO2 Pipelines; and

   o Terminals.

   For more information on our reportable business segments, see Note 15.

   Kinder Morgan, Inc.

   Kinder Morgan, Inc., a Kansas corporation, is the sole stockholder of
Kinder Morgan (Delaware), Inc.  Kinder Morgan (Delaware), Inc., a Delaware
corporation, is the sole stockholder of our general partner, Kinder Morgan
G.P., Inc.  Kinder Morgan, Inc. is referred to as "KMI" in this report.  KMI trades on the New York Stock Exchange under the symbol "KMI" and is one of the largest energy transportation and storage companies in the United States, operating, either for itself or on our behalf, more than 30,000 miles of natural gas and products pipelines.  It also has significant retail distribution, electric generation and terminal assets.  At December 31, 2002,
KMI and its consolidated subsidiaries owned, through its general and limited partner interests, an approximate 19.2% interest in us.  As a result of owning this significant interest in us, KMI receives a substantial portion of its earnings from returns on this investment.

   Kinder Morgan Management, LLC

   Kinder Morgan Management, LLC, a Delaware limited liability company, was formed on February 14, 2001. It is referred to as "KMR" in this report. Our general partner owns all of KMR's voting securities and, pursuant to a delegation of control agreement, our general partner delegated to KMR, to the fullest extent permitted under Delaware law and our partnership agreement, all of its power and authority to manage and control our business and affairs, except that KMR cannot take certain specified actions without the approval of our general partner. Under

                                       96

the delegation of control agreement, KMR manages and controls our business and affairs and the business and affairs of our operating limited partnerships and their subsidiaries. Furthermore, in accordance with its limited liability company agreement, KMR's activities are limited to being a limited partner in, and managing and controlling the business and affairs of us, our operating limited partnerships and their subsidiaries.

   In May 2001, KMR issued 2,975,000 of its shares representing limited liability company interests to KMI and 26,775,000 of its shares to the public in an initial public offering. KMR's shares were initially issued at a price of
$35.21 per share, less commissions and underwriting expenses, and the shares trade on the New York Stock Exchange under the symbol "KMR". Substantially all of the net proceeds from the offering were used to buy i-units from us. The
i-units are a separate class of limited partner interests in us and are issued only to KMR. When it purchased i-units from us, KMR became a limited partner in
us. At December 31, 2002, KMR and its consolidated subsidiary owned approximately 25.2% of our outstanding limited partner units. KMR receives all of its earnings from returns on this investment.

2.  Summary of Significant Accounting Policies

   Basis of Presentation

   Our consolidated financial statements include our accounts and those of our majority-owned and controlled subsidiaries and our operating partnerships. All significant intercompany items have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to the current presentation.

   Our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared.

   The preparation of our financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect:

   o the amounts we report for assets and liabilities;

   o our disclosure of contingent assets and liabilities at the date of the financial statements; and

   o the amounts we report for revenues and expenses during the reporting period.

   Therefore, the reported amounts of our assets and liabilities, revenues and expenses and associated disclosures with respect to contingent assets and obligations are necessarily affected by these estimates. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

   In preparing our financial statements and related disclosures, we must use estimates in determining the economic useful lives of our assets, the fair values used to determine possible asset impairment charges, provisions for uncollectible accounts receivable, exposures under contractual indemnifications and various other recorded or disclosed amounts. However, we believe that certain accounting policies are of more significance in our financial statement preparation process than others.

   Cash Equivalents

   We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

                                       97

Accounts Receivables

   Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. An allowance for doubtful accounts is charged to expense monthly, generally using a percentage of revenue or receivables, based on a historical analysis of uncollected amounts, adjusted as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. The following tables show the balance in the allowance for doubtful accounts and activity for the years ended December 31, 2002, 2001 and 2000.

                        Valuation and Qualifying Accounts
                                 (In thousands)

                                  Year Ended December 31, 2002
                ----------------------------------------------------------------
                            Additions   Additions
                Balance at  charged to  charged to                  Balance at
                beginning   costs and     other                       end of
                of Period   expenses    accounts(1)  Deductions(2)    period
                ----------  ----------  -----------  -------------  ----------
Allowance for
Doubtful
Accounts.....    $ 7,556     $   822      $    4       $  (290)      $ 8,092
----------

(1)Additions represent the allowance recognized when we acquired IC Terminal
   Holdings Company and Consolidated Subsidiaries.

(2)Deductions represent the write-off of receivables and the revaluation of the allowance account.

                                  Year Ended December 31, 2001
                ----------------------------------------------------------------
                            Additions   Additions
                Balance at  charged to  charged to                  Balance at
                beginning   costs and     other                       end of
                of Period   expenses    accounts(1)  Deductions(2)    period
                ----------  ----------  -----------  -------------  ----------
Allowance for
Doubtful
Accounts.....    $ 4,151     $ 3,641      $ 1,362      $(1,598)      $ 7,556
----------

(1)Additions represent the allowance recognized when we acquired CALNEV Pipe
   Line LLC and Kinder Morgan Liquids Terminals LLC, as well as transfers from other accounts.

(2)Deductions represent the write-off of receivables and the revaluation of the allowance account.

                                  Year Ended December 31, 2000
                ----------------------------------------------------------------
                            Additions   Additions
                Balance at  charged to  charged to                  Balance at
                beginning   costs and     other                       end of
                of Period   expenses    accounts(1)  Deductions(2)    period
                ----------  ----------  -----------  -------------  ----------
Allowance for
Doubtful
Accounts.....    $ 6,717     $  --        $ 2,718      $(5,284)      $ 4,151
----------

(1)Additions represent the allowance recognized when we acquired our Natural
   Gas Pipelines.

(2)Deductions represent the write-off of receivables and the revaluation of the allowance account.

   In addition, at December 31, 2002, our balance of Accrued other current liabilities in the accompanying consolidated balance sheet included approximately $38.7 million related to customer prepayments.

   Inventories

   Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market. We report materials and supplies at the lower of cost or market.

                                       98

   Property, Plant and Equipment

   We state property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. We compute depreciation using the straight-line method based on estimated economic lives.
Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 2.0% to
12.5%, excluding certain short-lived assets such as vehicles.

   Our exploration and production activities are accounted for under the successful efforts method of accounting. Under this method, costs of productive wells and development dry holes, both tangible and intangible, as well as productive acreage are capitalized and amortized on the unit-of-production method. Proved developed reserves are used in computing units-of-production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The basis for units-of-production rate determination is by field. We charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales.

       We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.

   On January 1, 2002, we adopted Statement of Financial Accounting Standards
No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and we
now evaluate the impairment of our long-lived assets in accordance with this
Statement. This statement retains the requirements of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed
Of", however, this statement requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell it. Furthermore, the scope of discontinued operations is expanded to include all components of an entity with operations of the entity in a disposal transaction. The adoption of SFAS No. 144 has not had an impact on our business, financial position or results of operations. In practice, the composite life may not be determined with a high degree of precision, and hence the composite life may not reflect the weighted average of the expected useful lives of the asset's principal components.

   Equity Method of Accounting

   We account for investments in greater than 20% owned affiliates, which we do not control, by the equity method of accounting. Under this method, an investment is carried at our acquisition cost, plus our equity in undistributed earnings or losses since acquisition.

   Excess of Cost Over Fair Value

   Effective January 1, 2002, we adopted SFAS No. 141, "Business Combinations"
and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141
supercedes Accounting Principles Board Opinion No. 16 and requires that all transactions fitting the description of a business combination be accounted for using the purchase method and prohibits the use of the pooling of interests for all business combinations initiated after June 30, 2001. The Statement also modifies the accounting for the excess of cost over the fair value of net assets acquired as well as intangible assets acquired in a business combination. The provisions of this Statement apply to all business combinations initiated after
June 30, 2001, and all business combinations accounted for by the purchase method that are completed after July 1, 2001. In addition, this Statement requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

   SFAS No. 142 supercedes Accounting Principles Board Opinion No. 17 and requires that goodwill no longer be amortized, but instead should be tested, at least on an annual basis, for impairment. A benchmark assessment of potential impairment must also be completed within six months of adopting SFAS No. 142.
After the first six

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

months, goodwill will be tested for impairment annually or as changes in circumstances require. SFAS No. 142 applies to any goodwill acquired in a business combination completed after June 30, 2001. Other intangible assets are to be amortized over their useful life and reviewed for impairment in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal
of Long-Lived Assets". An intangible asset with an indefinite useful life can no longer be amortized until its useful life becomes determinable. In addition, this Statement requires disclosure of information about goodwill and other intangible assets in the years subsequent to their acquisition that was not previously required. Required disclosures include information about the changes in the carrying amount of goodwill from period to period and the carrying amount of intangible assets by major intangible asset class.

   These accounting pronouncements required that we prospectively cease amortization of all intangible assets having indefinite useful economic lives.
Such assets, including goodwill, are not to be amortized until their lives are determined to be finite. In addition, a recognized intangible asset with an indefinite useful life and goodwill should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. We completed this initial transition impairment test in June 2002 and determined that our goodwill and such intangible assets were not impaired as of January 1, 2002.

   Prior to January 1, 2002, we amortized the excess cost over the underlying net asset book value of our equity investments using the straight-line method over the estimated remaining useful lives of the assets in accordance with
Accounting Principles Board Opinion No. 16 "Business Combinations". We amortized this excess for undervalued depreciable assets over a period not to exceed 50 years and for intangible assets over a period not to exceed 40 years. For our consolidated affiliates, we reported amortization of excess cost over fair value of net assets (goodwill) as amortization expense in our accompanying consolidated statements of income. For our investments accounted for under the equity method, we reported amortization of excess cost on investments as amortization of excess cost of equity investments in our accompanying consolidated statements of income.

   Our total unamortized excess cost over fair value of net assets in consolidated affiliates was approximately $716.6 million as of December 31, 2002 and $546.7 million as of December 31, 2001. Such amounts are included within goodwill on our accompanying consolidated balance sheets. Our total unamortized excess cost over underlying fair value of net assets accounted for under the equity method was approximately $140.3 million as of December 31, 2002 and
December 31, 2001. Per our adoption of SFAS No. 142, the December 31, 2002 balance is included within goodwill on our accompanying consolidated balance sheet and the December 31, 2001 balance is included within investments on our accompanying consolidated balance sheet.

   In addition to our annual impairment test, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets of businesses we acquired, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives in accordance with
Accounting Principles Board Opinion No. 18 "The Equity Method of Accounting for
Investments in Common Stock". At December 31, 2002, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted.

   For more information on our acquisitions, see Note 3. For more information on our investments, see Note 7.

   Revenue Recognition

   We recognize revenues for our pipeline operations based on delivery of actual volume transported or minimum obligations under take-or-pay contracts. We recognize bulk terminal transfer service revenues based on volumes loaded. We recognize liquids terminal tank rental revenue ratably over the contract period.
We recognize liquids terminal through-put revenue based on volumes received or volumes delivered depending on the customer contract. Liquids terminal minimum take-or-pay revenue is recognized at the end of the contract year or contract term depending on the terms of the contract. We recognize transmix processing revenues based on volumes processed or sold, and if applicable, when title has passed. We recognize energy-related product sales revenues based on delivered quantities of product.

   Capitalized Interest

   We capitalize interest expense during the new construction or upgrade of qualifying assets.  Interest expense

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capitalized in 2002, 2001 and 2000 was $5.8 million, $3.1 million and $2.5 million, respectively.

   Unit-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, entities to adopt the fair value method of accounting for stock or unit-based compensation plans. As allowed under SFAS No. 123, we apply
Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to
Employees," and related interpretations in accounting for common unit options granted under our common unit option plan. Accordingly, compensation expense is not recognized for common unit options unless the options are granted at an exercise price lower than the market price on the grant date. Pro forma information regarding changes in net income and per unit data, if the accounting prescribed by SFAS No. 123 had been applied, is not material. No compensation expense has been recorded since the options were granted at exercise prices equal to the market prices at the date of grant. For more information on unit-based compensation, see Note 13.

   Environmental Matters

   We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action.

   We utilize both internal staff and external experts to assist us in identifying environmental issues and in estimating the costs and timing of remediation efforts. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs.
These revisions are reflected in our income in the period in which they are reasonably determinable. In December 2002, after a thorough review of any potential environmental issues that could impact our assets or operations and of our need to correctly record all related environmental contingencies, we recognized a $0.3 million non-recurring reduction in environmental expense and in our overall accrued environmental liability, and we included this amount within Other, net in the accompanying Consolidated Statement of Income for 2002.
The $0.3 million income item resulted from the necessity of properly adjusting and realigning our environmental expenses and accrued liabilities between our reportable business segments, specifically between our Products Pipelines and our Terminals business segments. The $0.3 million reduction in environmental expense resulted in a $15.7 million non-recurring loss to our Products Pipelines business segment and a $16.0 million non-recurring gain to our Terminals business segment.

   Legal

   We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. In general, we expense legal costs as incurred. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement. If no amount within this range is a better estimate than any other amount, we record a liability equal to the low end of the range. Any such liability recorded is revised as better information becomes available.

   Pension

   We are required to make assumptions and estimates regarding the accuracy of our pension investment returns. Specifically, these include:

   o our investment return assumptions;

   o the significant estimates on which those assumptions are based; and

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

   o the potential impact that changes in those assumptions could have on our reported results of operations and cash flows.

   We consider our overall pension liability exposure to be minimal in relation to the value of our total consolidated assets and net income. However, in accordance with SFAS No. 87, "Employers' Accounting for Pensions", a component of our net periodic pension cost includes the return on pension plan assets, including both realized and unrealized changes in the fair market value of pension plan assets.

     A source of volatility in pension costs comes from this inclusion of unrealized or market value gains and losses on pension assets as part of the components recognized as pension expense. To prevent wide swings in pension expense from occurring because of one-time changes in fund values, SFAS No. 87 allows for the use of an actuarial computed "expected value" of plan asset gains or losses to be the actual element included in the determination of pension expense. The actuarial derived expected return on pension assets not only employs an expected rate of return on plan assets, but also assumes a market-related value of plan assets, which is a calculated value that recognizes changes in fair value in a systematic and rational manner over not more than five years. As required, we disclose the weighted average expected long-run rate of return on our plan assets, which is used to calculate our plan assets'
expected return. For more information on our pension disclosures, see Note 10.

   Gas Imbalances and Gas Purchase Contracts

   We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market. Gas imbalances represent the difference between customer nominations and actual gas receipts from and gas deliveries to our interconnecting pipelines under various Operational Balancing Agreements.
Natural gas imbalances are settled in cash or made up in-kind subject to the pipelines' various terms.

   Minority Interest

   As of December 31, 2002, minority interest consists of the following:

   o the 1.0101% general partner interest in our operating partnerships;

   o the 0.5% special limited partner interest in SFPP, L.P.;

   o the 50% interest in Globalplex Partners, a Louisiana joint venture owned
     50% and controlled by Kinder Morgan Bulk Terminals, Inc.;

   o the approximate 32% interest in MidTex Gas Storage Company, L.L.P., a Texas limited liability partnership owned approximately 68% and controlled by
     Kinder Morgan Texas Pipeline L.P. and its consolidated subsidiaries; and

   o the 33 1/3% interest in International Marine Terminals, a Louisiana partnership owned 66 2/3% and controlled by Kinder Morgan Operating L.P.
     "C".

   Income Taxes

   We are not a taxable entity for federal income tax purposes. As such, we do not directly pay federal income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of income, is includable in the federal income tax returns of each partner. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner's tax attributes in the Partnership.

   Some of our corporate subsidiaries and corporations in which we have an equity investment do pay federal and state income taxes. Deferred income tax assets and liabilities for certain operations conducted through corporations are recognized for temporary differences between the assets and liabilities for financial reporting and tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are

                                      102

effective. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit not expected to be realized.

   Comprehensive Income

   Statement of Financial Accounting Standards No. 130, "Accounting for
Comprehensive Income", requires that enterprises report a total for comprehensive income. For each of the years ended December 31, 2002 and 2001, the only difference between our net income and our comprehensive income was the unrealized gain or loss on derivatives utilized for hedging purposes. There was no difference between our net income and our comprehensive income for the year ended December 31, 2000. For more information on our risk management activities, see Note 14.

   Net Income Per Unit

   We compute Basic Limited Partners' Net Income per Unit by dividing Limited
Partners' interest in Net Income by the weighted average number of units outstanding during the period. Diluted Limited Partners' Net Income per Unit reflects the potential dilution, by application of the treasury stock method, that could occur if options to issue units were exercised, which would result in the issuance of additional units that would then share in our net income.

   Two-for-one Common Unit Split

   On July 18, 2001, KMR, the delegate of our general partner, approved a two-for-one unit split of its outstanding shares and our outstanding common units representing limited partner interests in us. The common unit split entitled our common unitholders to one additional common unit for each common unit held. Our partnership agreement provides that when a split of our common units occurs, a unit split on our Class B units and our i-units will be effected to adjust proportionately the number of our Class B units and i-units. The issuance and mailing of split units occurred on August 31, 2001 to unitholders of record on August 17, 2001. All references to the number of KMR shares, the number of our limited partner units and per unit amounts in our consolidated financial statements and related notes, have been restated to reflect the effect of the split for all periods presented.

   Risk Management Activities

   We utilize energy derivatives for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids, crude oil and carbon dioxide. In addition, we enter into interest rate swap agreements for the purpose of hedging the interest rate risk associated with our fixed rate debt obligations. Prior to December 31, 2000, our accounting policy for these activities was based on a number of authoritative pronouncements including SFAS No. 80, "Accounting for Futures Contracts". Our
new policy, which is based on SFAS No. 133, "Accounting for Derivative
Instruments and Hedging Activities", became effective on January 1, 2001.

   Effective January 1, 2001, we adopted SFAS No. 133, as amended by SFAS No.
137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of
the Effective Date of FASB Statement No.133" and No. 138, "Accounting for
Certain Derivative Instruments and Certain Hedging Activities". SFAS No. 133
established accounting and reporting standards requiring that every derivative financial instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If the derivatives meet those criteria, SFAS
No. 133 allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally designate a derivative as a hedge and document and assess the effectiveness of derivatives associated with transactions that receive hedge accounting.

   Furthermore, if the derivative transaction qualifies for and is designated as a normal purchase and sale, it is exempted from the fair value accounting requirements of SFAS No. 133 and is accounted for using traditional accrual accounting. Our derivatives that hedge our commodity price risks involve our normal business activities, which include the sale of natural gas, natural gas liquids, oil and carbon dioxide, and these derivatives have been designated as cash flow hedges as defined by SFAS No. 133. SFAS No. 133 designates derivatives that hedge

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exposure to variable cash flows of forecasted transactions as cash flow hedges and the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. See Note 14 for more information on our risk management activities.

3.  Acquisitions and Joint Ventures

   During 2000, 2001 and 2002, we completed the following significant acquisitions. Each of the acquisitions was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The results of operations from these acquisitions are included in our consolidated financial statements from the date of acquisition.

   Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc.

   Effective January 1, 2000, we acquired all of the shares of the capital stock of Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. We paid an aggregate consideration of approximately $31.0 million, including 1,148,344 common units, approximately $0.8 million in cash and the assumption of approximately $7.0 million in liabilities. The Milwaukee terminal is located on nine acres of property leased from the Port of Milwaukee. Its major cargoes are coal, bulk de-icing salt and fertilizer. The Dakota terminal, located in St.
Paul, Minnesota, primarily handles bulk de-icing salt and grain products.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Common units issued....................  $23,319
              Cash  paid, including transaction costs      757
              Liabilities assumed....................    6,960
                                                       -------
              Total purchase price...................  $31,036
                                                       =======
             Allocation of purchase price:
              Current assets.........................  $ 1,764
              Property, plant and equipment..........   15,201
              Goodwill...............................   14,071
                                                       -------
                                                       $31,036
                                                       =======

   Kinder Morgan CO2 Company, L.P.

   Effective April 1, 2000, we acquired the remaining 78% limited partner interest and the 2% general partner interest in Shell CO2 Company, Ltd. from
Shell for approximately $212.1 million and the assumption of approximately $37.1 million of liabilities. We renamed the limited partnership Kinder Morgan CO2
Company, L.P., and going forward from April 1, 2000, we have included its results as part of our consolidated financial statements under our CO2 Pipelines business segment. As is the case with all of our operating partnerships, we own a 98.9899% limited partner interest in KMCO2 and our general partner owns a direct 1.0101% general partner interest.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $212,081
              Liabilities assumed...................     37,080
                                                       --------
              Total purchase price..................   $249,161
                                                       ========
             Allocation of purchase  price:
              Current assets........................   $ 51,870
              Property, plant and equipment.........    230,332
              Goodwill..............................     45,751
              Equity investments....................    (79,693)(a)
              Deferred charges and other assets.....        901
                                                       --------
                                                       $249,161
                                                       ========

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

(a) Represents reclassification of our original 20% equity investment in Shell
CO2 Company, L.P. of ($86.7) million and our allocation of purchase price to the equity investment purchased in our acquisition of Shell CO2 Company, L.P. of
$7.0 million.

   Devon Energy

   Effective June 1, 2000, KMCO2 acquired significant interests in carbon dioxide pipeline assets and oil-producing properties from Devon Energy
Production Company L.P. for $53.4 million. Included in the acquisition was an approximate 81% equity interest in the Canyon Reef Carriers CO2 Pipeline, an approximate 71% working interest in the SACROC oil field, and minority interests in the Sharon Ridge unit and the Reinecke unit. All of the assets and properties are located in the Permian Basin of West Texas.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $53,435
                                                       -------
              Total purchase price..................   $53,435
                                                       =======
             Allocation of purchase price:
              Property, plant and equipment.........   $53,435
                                                       -------
                                                       $53,435
                                                       =======

   Buckeye Refining Company, LLC

   On October 25, 2000, we acquired Kinder Morgan Transmix, LLC, formerly
Buckeye Refining Company, LLC, which owns and operates transmix processing plants in Indianola, Pennsylvania and Wood River, Illinois and other related transmix assets. As consideration for the purchase, we paid Buckeye approximately $37.3 million for property, plant and equipment plus approximately
$8.4 million for net working capital and other items. We also assumed approximately $11.5 million of liabilities.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $45,696
              Liabilities assumed...................    11,462
                                                       -------
              Total purchase price..................   $57,158
                                                       =======
             Allocation of purchase price:
              Current assets........................   $19,862
              Property, plant and equipment.........    37,289
              Deferred charges and other assets.....         7
                                                       -------
                                                       $57,158
                                                       =======

   Cochin Pipeline

   Effective November 3, 2000, we acquired from NOVA Chemicals Corporation an undivided 32.5% interest in the Cochin Pipeline System for approximately $120.5 million. On June 20, 2001, we acquired an additional 2.3% ownership interest from Shell Canada Limited for approximately $8.1 million. In January 2002, we purchased an additional 10% ownership interest from NOVA Chemicals Corporation for approximately $29 million. The January 2002 transaction was made effective
December 31, 2001. We now own approximately 44.8% of the Cochin Pipeline System and the remaining interests are owned by subsidiaries of BP Amoco and
ConocoPhillips. We record our proportional share of joint venture revenues and expenses and cost of joint venture assets with respect to the Cochin Pipeline
System as part of our Products Pipelines business segment.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $157,613
                                                       --------
              Total purchase price..................   $157,613
                                                       ========
             Allocation of purchase price:
              Property, plant and equipment.........   $157,613
                                                       --------
                                                       $157,613
                                                       ========

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   Delta Terminal Services LLC

   Effective December 1, 2000, we acquired all of the shares of the capital stock of Delta Terminal Services LLC, formerly Delta Terminal Services, Inc., for approximately $118.1 million and the assumption of approximately $18.0 million of liabilities. The acquisition includes two liquid bulk storage terminals in New Orleans, Louisiana and Cincinnati, Ohio.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $118,112
              Liabilities assumed...................     17,976
                                                       --------
              Total purchase price..................   $136,088
                                                       ========
             Allocation of purchase price:
              Current assets........................   $  1,137
              Property, plant and equipment.........     70,610
              Goodwill..............................     64,304
              Deferred charges and other assets.....         37
                                                       --------
                                                       $136,088
                                                       ========

   MKM Partners, L.P.

   On December 28, 2000, we announced that KMCO2 had entered into a definitive agreement to form a joint venture with Marathon Oil Company in the southern
Permian Basin of West Texas. The joint venture holds a nearly 13% interest in the SACROC unit and a 49.9% interest in the Yates Field unit. The joint venture was formed on January 1, 2001 and named MKM Partners, L.P. As of December 31,
2000, we paid $34.2 million plus committed 30 billion cubic feet of carbon dioxide for our 7.5% interest in the Yates field unit. In January 2001, we contributed our interest in the Yates field unit together with an approximate 2%
interest in the SACROC unit in return for a 15% interest in the joint venture.
In January 2001, Marathon Oil Company purchased an approximate 11% interest in the SACROC unit from KMCO2 for $6.2 million. Marathon Oil Company then contributed this interest in the SACROC unit and its 42.4% interest in the Yates field unit for an 85% interest in the joint venture. Going forward from January
1, 2001, we accounted for this investment under the equity method of accounting.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $34,163
                                                       -------
              Total purchase price..................   $34,163
                                                       =======
             Allocation of purchase price:
              Equity investments....................   $34,163
                                                       -------
                                                       $34,163
                                                       =======

   2000 Kinder Morgan, Inc. Asset Contributions

   Effective December 31, 2000, we acquired $621.7 million of assets from KMI.
We acquired Kinder Morgan Texas Pipeline, L.P. and MidCon NGL Corp. (both of which were converted to single-member limited liability companies), the Casper and Douglas natural gas gathering and processing systems, a 50% interest in
Coyote Gas Treating, LLC and a 25% interest in Thunder Creek Gas Services, LLC.
As consideration for these assets, we paid to KMI $192.7 million in cash and approximately $156.3 million in units, consisting of 1,280,000 common units and
5,313,400 Class B units. We also assumed liabilities of approximately $272.7 million. The purchase price for the transaction was determined by the boards of directors of KMI and our general partner based on pricing principles used in the acquisition of similar assets. This transaction was approved unanimously by the independent directors of our general partner, with the benefit of advice of independent legal and financial advisors, including a fairness opinion from the investment banking firm A.G. Edwards & Sons, Inc.

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

Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Common and Class B units issued.......   $156,305
              Cash paid, including transaction costs    192,677
              Liabilities assumed...................    272,718
                                                       --------
              Total purchase price..................   $621,700
                                                       ========
             Allocation of purchase price:
              Current assets........................   $255,320
              Property, plant and equipment.........    137,145
              Intangible-leasehold Value............    179,390
              Equity investments....................     45,225
              Deferred charges and other assets.....      4,620
                                                       --------
                                                       $621,700
                                                       ========

   Colton Transmix Processing Facility

   Effective December 31, 2000, we acquired the remaining 50% interest in the
Colton Transmix Processing Facility from Duke Energy Merchants for approximately
$11.2 million and the assumption of approximately $1.8 million of liabilities.
We now own 100% of the Colton facility. Prior to our acquisition of the controlling interest in the Colton facility, we accounted for our ownership interest in the Colton facility under the equity method of accounting.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $11,233
              Liabilities assumed...................     1,788
                                                       -------
              Total purchase price..................   $13,021
                                                       =======
             Allocation of purchase price:
              Current assets........................   $ 4,465
              Property, plant and equipment.........     8,556
                                                       -------
                                                       $13,021
                                                       =======

   Domestic Pipelines and Terminals Businesses from GATX

   During the first quarter of 2001, we acquired GATX Corporation's domestic pipeline and terminal businesses. The acquisition included:

   o Kinder Morgan Liquids Terminals LLC (formerly GATX Terminals
     Corporation), effective January 1, 2001;

   o Central Florida Pipeline LLC (formerly Central Florida Pipeline
     Company), effective January 1, 2001; and

   o CALNEV Pipe Line LLC (formerly CALNEV Pipe Line Company), effective March
     30, 2001.

   KMLT's assets then included 12 terminals, located across the United States, which stored approximately 35.6 million barrels of refined petroleum products and chemicals. Five of the terminals are included in our Terminals business segment, and the remaining assets are included in our Products Pipelines business segment. Central Florida Pipeline LLC consists of a 195-mile pipeline transporting refined petroleum products from Tampa to the growing Orlando,
Florida market. CALNEV Pipe Line LLC consists of a 550-mile refined petroleum products pipeline originating in Colton, California and extending into the growing Las Vegas, Nevada market. The pipeline interconnects in Colton with our
Pacific operations' West Line pipeline segment. Our purchase price was approximately $1,233.4 million, consisting of $975.4 million in cash, $134.8 million in assumed debt and $123.2 million in assumed liabilities.

                                      107

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $  975,428
              Debt assumed..........................      134,746
              Liabilities assumed...................      123,246
                                                       ----------
              Total purchase price..................   $1,233,420
                                                       ==========
             Allocation of purchase price:
              Current assets........................   $   32,364
               Property, plant and equipment........      928,736
               Deferred charges and other assets....        4,785
               Goodwill.............................      267,535
                                                       ----------
                                                       $1,233,420
                                                       ==========

   Pinney Dock & Transport LLC

   Effective March 1, 2001, we acquired all of the shares of the capital stock of Pinney Dock & Transport LLC, formerly Pinney Dock & Transport Company, for approximately $51.7 million. The acquisition includes a bulk product terminal located in Ashtabula, Ohio on Lake Erie. The facility handles iron ore, titanium ore, magnetite and other aggregates. Our purchase price consisted of approximately $41.7 million in cash and approximately $10.0 million in assumed liabilities.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $41,674
              Liabilities assumed...................    10,055
                                                       -------
              Total purchase price..................   $51,729
                                                       =======
             Allocation of purchase price:
              Current assets........................   $ 1,970
              Property, plant and equipment.........    32,467
              Deferred charges and other assets.....       487
              Goodwill..............................    16,805
                                                       -------
                                                       $51,729
                                                       =======

   Bulk Terminals from Vopak

   Effective July 10, 2001, we acquired certain bulk terminal businesses, which were converted or merged into six single-member limited liability companies, from Koninklijke Vopak N.V. (Royal Vopak) of The Netherlands. Acquired assets included four bulk terminals. Two of the terminals are located in Tampa, Florida and the other two are located in Fernandina Beach, Florida and Chesapeake,
Virginia. As a result of the acquisition, our bulk terminals portfolio gained entry into the Florida market. Our purchase price was approximately $44.3 million, consisting of approximately $43.6 million in cash and approximately
$0.7 million in assumed liabilities.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $43,622
              Liabilities assumed...................       700
                                                       -------
              Total purchase price..................   $44,322
                                                       =======
             Allocation of purchase price:
              Property, plant and equipment.........   $44,322
                                                       =======

   Kinder Morgan Texas Pipeline

   Effective July 18, 2001, we acquired, from an affiliate of Occidental
Petroleum Corporation, K M Texas Pipeline, L.P., a partnership that owned a natural gas pipeline system in the State of Texas. Prior to our acquisition of this natural gas pipeline system, these assets were leased and operated by
Kinder Morgan Texas Pipeline, L.P., a business unit included in our Natural Gas
Pipelines business segment. As a result of this acquisition, we will be released from lease payments of $40 million annually from 2002 through 2005 and $30 million annually from 2006

                                      108

   through 2026. The acquisition included 2,600 miles of pipeline that primarily transports natural gas from south Texas and the Texas Gulf Coast to the greater
Houston/Beaumont area. In addition, we signed a five-year agreement to supply approximately 90 billion cubic feet of natural gas to chemical facilities owned by Occidental affiliates in the Houston area. Our purchase price was approximately $326.1 million and the entire cost was allocated to property, plant and equipment. We merged K M Texas Pipeline, L.P. into Kinder Morgan Texas
Pipeline, L.P. on August 1, 2002.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs    $359,059
              Release SFAS No. 13 deferred credit
               previously held......................     (32,918)
                                                        ---------
              Total purchase price.................     $326,141
                                                        ========
             Allocation of purchase price:
               Property, plant and equipment........    $326,141
                                                        --------
                                                        $326,141

   Note: These assets were previously leased from a third party under an operating lease. The released Statement of Financial Accounting Standards No.
13, "Accounting for Leases" deferred credit relates to a deferred credit accumulated to spread non-straight line operating lease rentals over the period expected to benefit from those rentals.

   The Boswell Oil Company

   Effective August 31, 2001, we acquired from The Boswell Oil Company three terminals located in Cincinnati, Ohio; Pittsburgh, Pennsylvania; and Vicksburg,
Mississippi. The Cincinnati and Pittsburgh terminals handle both liquids and dry-bulk materials. The Vicksburg terminal is a break-bulk facility, primarily handling paper and steel products. As a result of the acquisition, we continued
the expansion of our bulk terminal businesses and entered new markets. Our purchase price was approximately $22.4 million, consisting of approximately
$18.0 million in cash, a $3.0 million one-year note payable and approximately
$1.4 million in assumed liabilities.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $18,035
              Note payable..........................     3,000
              Liabilities assumed...................     1,364
                                                       -------
              Total purchase price..................   $22,399
                                                       =======
             Allocation of purchase price:
              Current assets........................   $ 1,658
              Property, plant and equipment.........     9,867
              Intangibles-Contract Rights...........     4,000
              Goodwill..............................     6,874
                                                       -------
                                                       $22,399
                                                       =======

   The $6.9 million of goodwill was assigned to our Terminals business segment and the entire amount is expected to be deductible for tax purposes.

   Liquids Terminals from Stolt-Nielsen

   In November 2001, we acquired certain liquids terminals in Chicago,
Illinois and Perth Amboy, New Jersey from Stolthaven Perth Amboy Inc.,
Stolthaven Chicago Inc. and Stolt-Nielsen Transportation Group, Ltd.  As a
result of the acquisition, we expanded our liquids terminals businesses into strategic markets.  The Perth Amboy facility provides liquid chemical and petroleum storage and handling, as well as dry-bulk handling of salt and aggregates, with liquid capacity exceeding 2.3 million barrels annually.  We closed on the Perth Amboy, New Jersey portion of this transaction on November
8, 2001.  The Chicago terminal handles a wide variety of liquid chemicals with a working capacity in excess of 0.7 million barrels annually.  We closed on the Chicago, Illinois portion of this transaction on November 29, 2001.
Our purchase price was approximately $70.8 million, consisting of approximately $44.8 million in cash, $25.0 million in assumed debt and $1.0 million in assumed liabilities.

                                      109

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $44,838
              Debt assumed..........................    25,000
              Liabilities assumed...................     1,000
                                                       -------
              Total purchase price..................   $70,838
                                                       =======
             Allocation of purchase price:
              Property, plant and equipment.........   $70,763
              Goodwill..............................        75
                                                       -------
                                                       $70,838
                                                       =======

   The $0.1 million of goodwill was assigned to our Terminals business segment and the entire amount is expected to be deductible for tax purposes.

   Interests in Snyder and Diamond M Plants

   On November 14, 2001, we announced that KMCO2 had purchased Mission
Resources Corporation's interests in the Snyder Gasoline Plant and Diamond M
Gas Plant.  In December 2001, KMCO2 purchased Torch E&P Company's interest in the Snyder Gasoline Plant and entered into a definitive agreement to purchase
Torch's interest in the Diamond M Gas Plant.  We paid approximately $20.9 million for these interests.  All of these assets are located in the Permian
Basin of West Texas.  As a result of the acquisition, we increased our ownership interests in both plants, each of which process gas produced by the
SACROC unit.  The acquisition expanded our carbon dioxide-related operations and complemented our working interests in oil-producing fields located in
West Texas.  Currently, we own an approximate 22% ownership interest in the
Snyder Gasoline Plant and a 51% ownership interest in the Diamond M Gas
Plant.  The acquired interests are included as part of our CO2 Pipelines business segment.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $20,872
                                                       -------
              Total purchase price..................   $20,872
                                                       =======
             Allocation of purchase price:
              Property, plant and equipment.........   $20,872
                                                       -------
                                                       $20,872
                                                       =======

   Kinder Morgan Materials Services LLC

   Effective January 1, 2002, we acquired all of the equity interests of
Kinder Morgan Materials Services LLC for approximately $8.9 million and the assumption of approximately $3.3 million of liabilities, including long-term debt of $0.4 million.  Kinder Morgan Materials Services LLC currently operates more than 60 transload facilities in 20 states.  The facilities handle dry-bulk products, including aggregates, plastics and liquid chemicals.  The acquisition of Kinder Morgan Materials Services LLC expanded our growing terminal operations and is part of our Terminals business segment.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $ 8,916
              Debt assumed..........................       357
              Liabilities assumed...................     2,967
                                                       -------
              Total purchase price..................   $12,240
                                                       =======
             Allocation of purchase price:
              Current assets........................   $   879
              Property, plant and equipment.........    11,361
                                                       -------
                                                       $12,240
                                                       =======

                                      110

   66 2/3% Interest in International Marine Terminals

   Effective January 1, 2002, we acquired a 33 1/3% interest in International
Marine Terminals, referred to herein as IMT, from Marine Terminals
Incorporated.  Effective February 1, 2002, we acquired an additional 33 1/3%
interest in IMT from Glenn Springs Holdings, Inc.  Our combined purchase price was approximately $40.5 million, including the assumption of $40 million of long-term debt.  IMT is a partnership that operates a bulk terminal site in Port Sulphur, Louisiana.  This terminal is a multi-purpose import and export facility, which handles approximately 8 million tons annually of bulk products including coal, petroleum coke, iron ore and barite.  The acquisition complements our existing bulk terminal assets.  IMT is part of our Terminals business segment.

   Our purchase price and our allocation to assets acquired, liabilities assumed and minority interest was as follows (in thousands):

             Purchase price:
              Cash received, net of transaction costs  $(3,781)
              Debt assumed...........................   40,000
              Liabilities assumed....................    4,249
                                                       --------
              Total purchase price...................  $40,468
                                                       ========
             Allocation of purchase price:
              Current assets.........................   $6,600
              Property, plant and equipment..........   31,781
              Deferred charges and other assets......      139
              Minority interest......................    1,948
                                                       -------
                                                       $40,468
                                                       =======

   Kinder Morgan Tejas

   Effective January 31, 2002, we acquired all of the equity interests of
Tejas Gas, LLC, a wholly-owned subsidiary of InterGen (North America), Inc., for an aggregate consideration of approximately $881.5 million, consisting of
$727.1 million in cash and the assumption of $154.4 million of liabilities.
Tejas Gas, LLC consists primarily of a 3,400-mile natural gas intrastate pipeline system that extends from south Texas along the Mexico border and the
Texas Gulf Coast to near the Louisiana border and north from near Houston to east Texas.  The acquisition expands our natural gas operations within the
State of Texas.  The acquired assets are referred to as Kinder Morgan Tejas in this report and are included in our Natural Gas Pipelines business segment.

   The allocation of our purchase price to the assets and liabilities of
Kinder Morgan Tejas is preliminary, pending final purchase price adjustments that should be made in the first quarter of 2003.  The total purchase price increased $49.0 million in the fourth quarter of 2002 due to adjustments in the amount of assumed liabilities related primarily to gas purchase contracts.  Due to the seasonality of certain gas purchase activities, we were not able to determine the fair value of these contracts until the fourth quarter of 2002.  This pre-acquisition contingency was appropriately recorded during the allocation period specified by SFAS No. 141, "Business
Combinations".  The allocation of our purchase price was based on an independent appraisal of fair market values as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $727,094
              Liabilities assumed...................    154,455
                                                       --------
              Total purchase price..................   $881,549
                                                       ========
             Allocation of purchase price:
              Current assets........................   $ 56,496
              Property, plant and equipment,
               including cushion gas ...............    674,147
              Goodwill .............................    150,906
                                                       ========
                                                       $881,549
                                                       ========

   The $150.9 million of goodwill was assigned to our Natural Gas Pipelines business segment and the entire amount is expected to be deductible for tax purposes.

   Milwaukee Bagging Operations

   Effective May 1, 2002, we purchased a bagging operation facility adjacent to our Milwaukee, Wisconsin dry-bulk terminal for $8.5 million.  The purchase enhances the operations at our Milwaukee terminal, which is capable

                                      111

of handling up to 150,000 tons per year of fertilizer and salt for de-icing and livestock purposes.  The Milwaukee bagging operations are included in our Terminals business segment.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands)

             Purchase price:
              Cash paid, including transaction costs   $ 8,500
                                                       -------
              Total purchase price..................   $ 8,500
                                                       =======
             Allocation of purchase price:
              Current assets........................   $    40
              Property, plant and equipment.........     3,140
              Goodwill..............................     5,320
                                                       -------
                                                        $8,500
                                                       =======

   The $5.3 million of goodwill was assigned to our Terminals business segment and the entire amount is expected to be deductible for tax purposes.

   Trailblazer Pipeline Company

   On May 6, 2002, we acquired the remaining 33 1/3% ownership interest in
Trailblazer Pipeline Company from Enron Trailblazer Pipeline Company for $68 million.  We now own 100% of Trailblazer Pipeline Company.  During the first quarter of 2002, we paid $12.0 million to CIG Trailblazer Gas Company, an affiliate of El Paso Corporation, in exchange for CIG's relinquishment of its rights to become a 7% to 8% equity owner in Trailblazer Pipeline Company in mid-2002.  Trailblazer Pipeline Company is an Illinois partnership that owns and operates a 436-mile natural gas pipeline system that traverses from
Colorado through southeastern Wyoming to Beatrice, Nebraska.  Trailblazer
Pipeline Company has a current certificated capacity of 846 million cubic feet per day of natural gas.

   Our  purchase  price and our  allocation  to assets  acquired,  liabilities assumed and minority interest was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $80,125
                                                       -------
              Total purchase price..................   $80,125
                                                       =======
             Allocation of purchase price:
              Property, plant and equipment.........   $41,739
              Goodwill..............................    15,000
              Minority interest.....................    23,386
                                                       -------
                                                       $80,125
                                                       =======

   The $15.0 million of goodwill was assigned to our Natural Gas Pipelines business segment and the entire amount is expected to be deductible for tax purposes.

   Owensboro Gateway Terminal

   Effective September 1, 2002, we acquired the Lanham River Terminal near
Owensboro, Kentucky and related equipment for $7.7 million.  As of December
31, 2002, we have paid approximately $7.2 million and established a $0.5 million liability for final purchase price settlements.  The facility is one of the nation's largest storage and handling points for bulk aluminum.  The terminal also handles a variety of other bulk products, including petroleum coke, lime and de-icing salt.  The terminal is situated on a 92-acre site along the Ohio River, and the purchase expands our presence along the river, complementing our existing facilities located near Cincinnati, Ohio and
Moundsville, West Virginia.  The acquired terminal is now called the
Owensboro Gateway Terminal and is included in our Terminals business segment.

                                      112

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $7,140
              Purchase price reserve................      500
              Liabilities assumed...................       11
                                                       ------
              Total purchase price..................   $7,651
                                                       ======
             Allocation of purchase price:
              Current assets........................   $   42
              Property, plant and equipment.........    4,265
              Intangibles-agreements................       54
              Goodwill..............................    3,290
                                                       ------
                                                       $7,651
                                                       ======

   The $3.3  million  of  goodwill  was  assigned  to our  Terminals  business segment and the entire amount is expected to be deductible for tax purposes.

   IC Terminal Holdings Company

   Effective September 1, 2002, we acquired all of the shares of the capital stock of IC Terminal Holdings Company from the Canadian National Railroad.
Our purchase price was approximately $17.8 million, consisting of $17.6 million and the assumption of $0.2 million in liabilities.  The acquisition includes the former ICOM marine terminal in St. Gabriel, Louisiana.  The St.
Gabriel facility features 400,000 barrels of liquids storage capacity and a related pipeline network that serves one of the fastest growing petrochemical production areas in the country.  The acquisition further expands our terminal businesses along the Mississippi River.  The acquired terminal will be referred to as the Kinder Morgan St. Gabriel terminal and will be included in our Terminals business segment.

   Our purchase price and our allocation to assets acquired and liabilities assumed was as follows (in thousands):

             Purchase price:
              Cash paid, including transaction costs   $17,572
              Liabilities assumed...................       253
                                                       -------
              Total purchase price..................   $17,825
                                                       =======
             Allocation of purchase price:
              Current assets........................   $    46
              Property, plant and equipment.........    14,430
              Investment in ICPT, LLC...............     1,785
              Non-current note receivable...........     1,350
              Deferred charges and other assets.....       214
                                                       -------
                                                       $17,825
                                                       =======

   Pro Forma Information

   The following summarized unaudited Pro Forma Consolidated Income Statement information for the twelve months ended December 31, 2002 and 2001, assumes the 2002 and 2001 acquisitions and joint ventures had occurred as of January
1, 2001.  We have prepared these unaudited Pro Forma financial results for comparative purposes only.  These unaudited Pro Forma financial results may not be indicative of the results that would have occurred if we had completed the 2002 and 2001 acquisitions and joint ventures as of January 1, 2001 or the results which will be attained in the future.  Amounts presented below are in thousands, except for the per unit amounts:

                                                        Pro Forma Year Ended
                                                           December 31,
                                                      ------------------------
                                                          2002         2001
                                                      ----------    ----------
                                                             (Unaudited)
               Revenues...........................     $4,510,960   $5,275,551
               Operating Income...................        729,564      609,439
               Income before extraordinary charge.        632,171      519,980
               Net Income.........................        616,888      502,487
               Basic and  diluted  Limited  Partners'
                Net Income per unit...............    $      1.93   $     1.60

                                      113


Acquisitions Subsequent to December 31, 2002

   Effective January 1, 2003, we acquired long-term lease contracts from New
York-based M.J. Rudolph Corporation to operate four bulk facilities at major ports along the East Coast and in the southeastern United States.  The acquisition also includes the purchase of certain assets that provide stevedoring services at these locations.  The cost of the acquisition will be approximately $31.3 million.  On December 31, 2002, we paid $29.9 million for the Rudolph acquisition and this amount is included with Other current assets on our accompanying balance sheet.  We expect to pay the remaining approximate amount of $1.4 million during the first quarter of 2003.  The acquired operations serve various terminals located at the ports of New York and Baltimore, along the Delaware River in Camden, New Jersey, and in Tampa
Bay, Florida.  Combined, these facilities transload nearly four million tons annually of products such as fertilizer, iron ore and salt.  The acquisition expands our growing terminals business segment and complements certain of our existing terminal facilities and will be included in our Terminals business segment.

4.  New Accounting Pronouncements

   On January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset
Retirement Obligations".  SFAS No. 143 requires companies to record a liability relating to the retirement and removal of assets used in their business.  The liability is initially recorded at its fair value, and the relative asset value is increased by the same amount.  Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service.  The provisions of this statement are effective for fiscal years beginning after June 15, 2002.  With respect to our Natural Gas Pipelines and Products Pipelines business segments, we have certain surface facilities that are required to be dismantled and removed, with certain site reclamation to be performed. While, in general, our right-of-way agreements do no require us to remove pipe or otherwise perform remediation upon taking the pipeline permanently out of service, some right-of-way agreements do provide for these actions. With respect to our CO2
Pipelines business segment, we generally are required to plug our oil production wells when removed from service and we anticipate recording a liability for such obligation. Our Terminals business segment has entered into certain facility leases which require removal of improvements upon expiration of the lease term.
We anticipate recording a liability for such obligation. For the Natural Gas
Pipelines and Products Pipelines business segments, we expect that we will be unable to reasonably estimate and record liabilities for the majority of our obligations that fall under the provisions of this statement because we cannot reasonably estimate when such obligations would be settled. For the CO2
Pipelines and Terminals business segments, the effect of adopting SFAS No. 143 is not material to the consolidated financial statements.

   In April 2002, the Financial Accounting Standards Board issued SFAS No.
145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB
Statement No. 13, and Technical Corrections".  This Statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement.  Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent, in accordance with the current GAAP criteria for extraordinary classification.  In addition, SFAS No. 145 eliminates an inconsistency in lease accounting by requiring that modifications of capital leases that result in reclassification as operating leases be accounted for consistent with sale-leaseback accounting rules.
This Statement also contains other nonsubstantive corrections to authoritative accounting literature.  The changes related to debt extinguishment will be effective for fiscal years beginning after May 15,
2002, and the changes related to lease accounting will be effective for transactions occurring after May 15, 2002.  Adoption of this Statement will not have any immediate effect on our consolidated financial statements.  We will apply this guidance prospectively.

   In June 2002, the Financial Accounting Standards Board issued SFAS No.
146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses accounting for restructuring and similar costs.  SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task
Force Issue No. 94-3.  We will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002.  SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred.  Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the company's commitment to an exit plan.  SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value.  Accordingly, SFAS
No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

                                      114

   In November 2002, the Financial Accounting Standards Board issued
Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure
Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of
Others".  This interpretation of Financial Accounting Standards Board
Statements No. 5, 57 and 107, and rescission of FIN No. 34 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  This interpretation incorporates, without change, the guidance in FIN No. 34, "Disclosure of Indirect
Guarantees of Indebtedness of Others", which is being superceded.  The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after
December 31, 2002.  The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods after
December 15, 2002, and have been adopted.  For more information, see Note 13.

   In December 2002, the Financial Accounting Standards Board issued SFAS No.
148, "Accounting for Stock-Based Compensation - Transition and Disclosure".
This amendment to SFAS No. 123, "Accounting for Stock-Based Compensation",
provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this statement amends the disclosure requirements of SFAS No. 123 to require disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The provisions of this statement are effective for financial statements of interim or annual periods after
December 15, 2002.  Early application of the disclosure provisions is encouraged, and earlier application of the transition provisions is permitted, provided that financial statements for the 2002 fiscal year have not been issued as of the date the statement was issued.

5.  Income Taxes

   Components of the income tax provision applicable to continuing operations for federal and state taxes are as follows (in thousands):

                                            Year Ended December 31,
                                        -------------------------------
                                           2002       2001       2000
                                        ---------  ---------  ---------
             Taxes currently payable:
              Federal................     $15,855   $ 9,058   $10,612
              State..................       3,116     1,192     1,416
              Foreign................         147       -         -
                                         ---------  -------   -------
              Total..................      19,118    10,250    12,028
             Taxes deferred:
              Federal................      (3,280)    5,366     1,627
              State..................        (555)      757       279
                                         ---------  -------   -------
              Total..................      (3,835)    6,123     1,906
                                         ---------  -------   -------
             Total tax provision.....     $15,283   $16,373   $13,934
                                         =========  =======   ========
              Effective tax rate.....         2.4%      3.5%      4.8%

   The difference between the statutory federal income tax rate and our effective income tax rate is summarized as follows:

                                                    Year Ended December 31,
                                                  ----------------------------
                                                     2002     2001      2000
                                                  --------- -------- ---------
          Federal income tax rate................    35.0%    35.0%     35.0%
          Increase (decrease) as a result of:
            Partnership earnings not subject to
             tax.................................   (35.0)%  (35.0)%   (35.0)%
            Corporate subsidiary earnings subject
             to tax..............................     0.6%     1.3%      0.6%
            Income tax expense attributable to
             corporate equity earnings...........     1.6%     1.8%      4.1%
            State taxes..........................     0.2%     0.4%      0.1%
          Effective tax rate.....................     2.4%     3.5%      4.8%

                                      115

   Deferred tax assets and liabilities result from the following (in thousands):

                                                        December 31,
                                                      ----------------
                                                         2002     2001
                                                       -------  -------
                   Deferred tax assets:
                     Book accruals....................  $    97  $   404
                     Net Operating Loss/Alternative
                      minimum tax credits.............    3,556    1,846
                                                        -------  -------
                   Total deferred tax assets..........    3,653    2,250
                   Deferred tax liabilities:
                     Property, plant and equipment....   33,915   40,794
                                                        -------  -------
                   Total deferred tax liabilities.....   33,915   40,794
                                                        -------  -------
                   Net deferred tax liabilities.......  $30,262  $38,544
                                                        =======  =======

   We had available, at December 31, 2002, approximately $1.4 million of alternative minimum tax credit carryforwards, which are available indefinitely, and $2.1 million of net operating loss carryforwards, which will expire between the years 2003 and 2022.  We believe it is more likely than not that the net operating loss carryforwards will be utilized prior to their expiration; therefore, no valuation allowance is necessary.

6.  Property, Plant and Equipment

   Property, plant and equipment consists of the following (in thousands):

                                                          December 31,
                                                       -------------------
                                                         2002        2001
                                                       --------    --------
           Natural gas, liquids and carbon dioxide
            pipelines...............................  $2,544,987  $2,246,930
           Natural gas, liquids and carbon dioxide
            pipeline station equipment..............   2,801,729   2,168,924
           Coal and bulk tonnage transfer, storage
            and services............................     281,713     214,040
           Natural gas and transmix processing......      98,094      97,155
           Other....................................     292,881     217,245
           Accumulated depreciation and depletion...    (452,408)   (302,012)
                                                      ----------- -----------
                                                       5,566,996   4,642,282
           Land and land right-of-way...............     340,507     283,878
           Construction work in process.............     336,739     156,452
                                                      ----------- -----------
                                                      $6,244,242  $5,082,612
                                                      =========== ===========

   Depreciation and depletion expense charged against property, plant and equipment consists of the following (in thousands):

                                                  2002      2001     2000
                                                --------  --------  -------
                    Depreciation and
                    depletion expense........   $171,461  $126,641  $79,740

7.  Investments

   Our significant equity investments at December 31, 2002 consisted of:

   o Plantation Pipe Line Company (51%);

   o Red Cedar Gathering Company (49%);

   o MKM Partners, L.P. (15%);

   o Thunder Creek Gas Services, LLC (25%);

   o Coyote Gas Treating, LLC (Coyote Gulch) (50%);

   o Cortez Pipeline Company (50%); and

   o Heartland Pipeline Company (50%).

                                      116

   On April 1, 2000, we acquired the remaining 80% ownership interest in
Shell CO2 Company, Ltd. and renamed the entity Kinder Morgan CO2 Company,
L.P.  On December 31, 2000, we acquired the remaining 50% ownership interest in the Colton Transmix Processing Facility.  Due to these acquisitions, we no longer report these two investments under the equity method of accounting.
In addition, we had an equity investment in International Marine Terminals
(33 1/3%) for one month of 2002.  We acquired an additional 33 1/3% interest in International Marine Terminals effective February 1, 2002, and after this date, the financial results of IMT were no longer reported under the equity method.

   We own approximately 51% of Plantation Pipe Line Company, and an affiliate of ExxonMobil owns the remaining approximate 49%.  Each investor has an equal number of directors on Plantation's board of directors, and board approval is required for certain corporate actions that are considered participating rights.  Therefore, we do not control Plantation Pipe Line Company, and we account for our investment under the equity method of accounting.

   On January 1, 2001, Kinder Morgan CO2 Company, L.P. acquired our 15%
interest in MKM Partners, L.P., a joint venture with Marathon Oil Company in the southern Permian Basin of West Texas.  The joint venture consists of a nearly 13% interest in the SACROC unit and a 49.9% interest in the Yates oil field.  We account for our 15% investment in the joint venture under the equity method of accounting because our ownership interest includes 50% of the joint venture's general partner interest, and the ownership of this general partner interest gives us the ability to exercise significant influence over the operating and financial policies of the joint venture.

   We acquired our investment in Cortez Pipeline Company as part of our KMCO2 acquisition.  We acquired our investments in Coyote Gas Treating, LLC and
Thunder Creek Gas Services, LLC from KMI on December 31, 2000.  Please refer to Note 3 for more information on our acquisitions.

   On January 1, 2002, we adopted SFAS No. 142 and, accordingly, we reclassed the $140.3 million representing the balance, on that date, of our total unamortized excess cost over underlying fair value of net assets accounted for under the equity method from our investments to our goodwill.

   Our total investments consisted of the following (in thousands):

                                                            December 31,
                                                        --------------------
                                                           2002      2001
                                                        ---------  ---------
             Plantation Pipe Line Company.............   $126,024  $217,473
             Red Cedar Gathering Company..............     64,459    99,484
             MKM Partners, L.P........................     60,795    58,633
             Thunder Creek Gas Services, LLC..........     36,921    30,159
             Coyote Gas Treating, LLC.................      2,344    16,323
             Cortez Pipeline Company..................     10,486     9,599
             Heartland Pipeline Company...............      5,459     5,608
             All Others...............................      4,556     3,239
                                                         --------  --------
             Total Equity Investments.................   $311,044  $440,518
                                                         ========  ========

   Our earnings from equity investments were as follows (in thousands):

                                                 Year Ended December 31,
                                               ---------------------------
                                                  2002      2001      2000
                                                --------  --------  --------
       Plantation Pipe Line Company..........    $26,426   $25,314   $31,509
       Cortez Pipeline Company...............     28,154    25,694    17,219
       Red Cedar Gathering Company...........     19,082    18,814    16,110
       MKM Partners, L.P.....................      8,174     8,304      --
       Coyote Gas Treating, LLC..............      2,651     2,115      --
       Thunder Creek Gas Services, LLC.......      2,154     1,629      --
       Heartland Pipeline Company............        998       882     1,581
       Shell CO2 Company, Ltd................        --        --      3,625
       Coltonn Transmix Processing Facility..        --        --      1,815
       Trailblazer Pipeline Company..........        --        --        (24)
       All Others............................      1,619     2,082      (232)
                                                 --------  --------  --------
       Total.................................    $89,258   $84,834   $71,603
                                                 ========  ========  ========
       Amortization of excess costs..........    $(5,575)  $(9,011)  $(8,195)
                                                 ========  ========  ========
                                      117

   Summarized combined unaudited financial information for our significant equity investments is reported below (in thousands; amounts represent 100% of investee financial information):

                                                Year Ended December 31,
                                             ----------------------------
                Income Statement               2002      2001      2000
       --------------------------------      --------  --------  --------
       Revenues...........................   $505,602  $449,259  $399,335
       Costs and expenses.................    309,291   280,100   276,000
       Earnings before extraordinary items    196,311   169,159   123,335
       Net income.........................    196,311   169,159   123,335

                                                          December 31,
                                                      -------------------
                            Balance Sheet                2002       2001
                          --------------------        --------- ---------
                          Current assets..........  $   83,410  $  101,015
                          Non-current assets......   1,101,057   1,079,053
                          Current liabilities.....     243,636     242,438
                          Non-current liabilities.     374,132     392,739
                          Partners'/owners' equity     566,699     544,891

8.  Intangibles

   Effective January 1, 2002, we adopted Statement of Financial Accounting
Standards No. 141 "Business Combinations" and Statement of Financial
Accounting Standards No. 142 "Goodwill and Other Intangible Assets".  These
accounting pronouncements require that we prospectively cease amortization of all intangible assets having indefinite useful economic lives.  Such assets, including goodwill, are not to be amortized until their lives are determined to be finite.  A recognized intangible asset with an indefinite useful life should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.  We completed this initial transition impairment test in
June 2002 and determined that our goodwill was not impaired as of January 1,
2002.

   Our intangible assets include goodwill, lease value, contracts and agreements.  We acquired our intangible lease value as part of our acquisition of Kinder Morgan Texas Pipeline, L.P. on December 31, 2000 from
KMI.  In our July 2001 acquisition of K M Texas Pipeline, L.P., we acquired the leased pipeline asset from Occidental Petroleum and our operating lease was terminated.  We then allocated the balance of the Kinder Morgan Texas
Pipeline, L.P. intangible lease value between goodwill and property.

   On January 1, 2002, we adopted SFAS No. 142 and, accordingly, we reclassed the $140.3 million representing the balance, on that date, of our total unamortized excess cost over underlying fair value of net assets accounted for under the equity method from our investments to our intangibles.

   All of our intangible assets having definite lives are being amortized on a straight-line basis over their estimated useful lives.  SFAS Nos. 141 and
142 also require that we disclose the following information related to our intangible assets still subject to amortization and our goodwill (in thousands):

                                            December 31,
                                         -----------------
                                          2002      2001
                                        --------- ---------
           Goodwill..................   $876,839  $566,633
           Accumulated amortization..    (19,899)  (19,899)
                                        --------- ---------
           Goodwill..................    856,940   546,734
           Lease value...............      6,124     6,124
           Contracts and other.......     11,580    10,739
           Accumulated amortization..       (380)     (200)
                                        --------- ---------
           Other intangibles, net         17,324    16,663
                                        --------- ---------
           Total intangibles, net       $874,264  $563,397
                                        ========= =========

                                      118

   Changes in the carrying amount of goodwill for the twelve months ended
December 31, 2002 are summarized as follows (in thousands):


                                   Products     Natural Gas       CO2
                                  Pipelines      Pipelines     Pipelines        Terminals       Total
                                  ---------     -----------    ---------        ---------       -----
   Balance at Dec. 31, 2000      $          -   $         -    $    50,324      $107,746      $158,070
     Goodwill acquired                267,816        87,452         (2,999)       46,359       398,628
     Goodwill dispositions, net             -             -              -             -             -
     Amortized to expense              (5,051)            -         (1,224)       (3,689)       (9,964)
     Impairment losses                      -             -              -             -             -
                                 -------------  -----------    ------------     ---------     ---------
   Balance at Dec. 31, 2001      $    262,765   $    87,452    $    46,101      $150,416      $546,734
                                 =============  ===========    ============     =========     =========
     Transfer from investments         86,276        54,054              -             -       140,330
     Goodwill acquired                    417       165,906              -         3,553       169,876
     Goodwill dispositions, net             -             -              -             -             -
     Impairment losses                      -             -              -             -             -
                                 -------------  -----------    ------------     ---------     ---------
   Balance at Dec. 31, 2002       $   349,458   $   307,412    $    46,101   $   153,969   $   856,940
                                 =============  ===========    ============     =========     =========


   Amortization expense on intangibles, including amortization of excess intangible costs of equity investments, consists of the following (in thousands):
                                                2002   2001     2000
                                               ------ ------   ------
                         Goodwill............  $   -  $13,416  $5,460
                         Lease value.........    140    4,999     140
                         Contracts and other.     40       60      40
                                               -----  -------  ------
                         Total amortization..  $ 180  $18,475  $5,640
                                               =====  =======  ======

   Our weighted average amortization period for our intangible assets is approximately 41 years.  The following table shows the estimated amortization expense for these assets for each of the five succeeding fiscal years (in thousands):
                                    Year      Expense
                                    ----      -------
                                    2003       $180
                                    2004       $180
                                    2005       $180
                                    2006       $180
                                    2007       $180

   Had SFAS No. 142 been in effect prior to January 1, 2002, our reported limited partners' interest in net income and net income per unit would have been as follows (in thousands, except per unit amounts):

                                           Year Ended December 31,
                                         ---------------------------
                                            2002      2001        2000
                                            ----      ----        ----
Reported limited partners' interest in
 net income                               $ 337,561  $ 240,248  $ 168,878
Add: limited partners' interest in
 goodwill amortization                          --      13,280      5,405
                                          ---------  ---------  ---------
Adjusted limited partners' interest in
 net income                               $ 337,561  $ 253,528  $ 174,283
                                          =========  =========  =========
Basic  limited  partners' net income per
 unit:
  Reported net income                     $    1.96  $    1.56  $    1.34
  Goodwill amortization                         --        0.09       0.04
                                          ---------  ---------  ---------
  Adjusted net income                     $    1.96  $    1.65  $    1.38
                                          =========  =========  =========

Diluted  limited  partners'  net  income
 per unit:
  Reported net income                     $   1.96   $    1.56  $    1.34
  Goodwill amortization
                                               --         0.09       0.04
                                          ---------  ---------  ---------
  Adjusted net income                     $   1.96   $    1.65  $    1.38
                                          =========  =========  =========

9.  Debt

   Our debt and credit facilities as of December 31, 2002, consisted primarily of:

   o a $530 million unsecured 364-day credit facility due October 14, 2003;

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

   o a $445 million unsecured three-year credit facility due October 15, 2005;

   o $37.1 million of Series F First Mortgage Notes due December 2004 (our
      subsidiary, SFPP, L.P. is the obligor on the notes);

   o $200 million of 8.00% Senior Notes due March 15, 2005;

   o $40 million of Plaquemines, Louisiana Port, Harbor, and Terminal
      District Revenue Bonds due March 15, 2006 (our 66 2/3% owned subsidiary, International Marine Terminals, is the obligor on the bonds);

   o $250 million of 5.35% Senior Notes due August 15, 2007;

   o $30 million of 7.84% Senior Notes, with a final maturity of July 2008
      (our subsidiary, Central Florida Pipe Line LLC, is the obligor on the notes);

   o $250 million of 6.30% Senior Notes due February 1, 2009;

   o $250 million of 7.50% Senior Notes due November 1, 2010;

   o $700 million of 6.75% Senior Notes due March 15, 2011;

   o $450 million of 7.125% Senior Notes due March 15, 2012;

   o $25 million of New Jersey Economic Development Revenue Refunding Bonds
      due January 15, 2018 (our subsidiary, Kinder Morgan Liquids Terminals
      LLC, is the obligor on the bonds);

   o $87.9 million of Industrial Revenue Bonds with final maturities ranging from September 2019 to December 2024 (our subsidiary, Kinder Morgan
      Liquids Terminals LLC, is the obligor on the bonds);

   o $23.7 million of tax-exempt bonds due 2024 (our subsidiary, Kinder
      Morgan Operating L.P. "B", is the obligor on the bonds);

   o $300 million of 7.40% Senior Notes due March 15, 2031;

   o $300 million of 7.75% Senior Notes due March 15, 2032;

   o $500 million of 7.30% Senior Notes due August 15, 2033; and

   o a $975 million short-term commercial paper program (supported by our credit facilities, the amount available for borrowing under our credit facilities is reduced by our outstanding commercial paper borrowings).

   None of our debt or credit facilities are subject to payment acceleration as a result of any change to our credit ratings.  However, the margin that we pay with respect to LIBOR based borrowings under our credit facilities is tied to our credit ratings.

   Our outstanding short-term debt at December 31, 2002, consisted of:

   o $220 million of commercial paper borrowings;

   o $37.1 million under the SFPP, L.P. 10.7% First Mortgage Notes;

   o $5 million under the Central Florida Pipeline LLC Notes; and

   o $2.8 million in other borrowings.

   We intend and have the ability to refinance our $264.9 million of short-term debt on a long-term basis under our

                                      120

unsecured long-term credit facility.  Accordingly, such amounts have been classified as long-term debt in our accompanying consolidated balance sheet.
Currently, we do not anticipate any liquidity problems.  The weighted average interest rate on all of our borrowings was approximately 5.015% during 2002 and 6.965% during 2001.

   Credit Facilities

   On December 31, 2000, we had two credit facilities, a $300 million unsecured five-year credit facility expiring on September 29, 2004, and a
$600 million unsecured 364-day credit facility expiring on October 25, 2001.
On December 31, 2000, the outstanding balance under our five-year credit facility was $207.6 million and the outstanding balance under our 364-day credit facility was $582 million.

   During the first quarter of 2001, we obtained a third unsecured credit facility, in the amount of $1.1 billion, expiring on December 31, 2001.  The credit facility was used to support the increase in our commercial paper program to $1.7 billion for our acquisition of the GATX businesses.  The terms of this credit facility were substantially similar to the terms of the other two facilities.  Upon issuance of additional senior notes on March 12,
2001, this short-term credit facility was reduced to $500 million.  During the second quarter of 2001, we terminated this $500 million credit facility, which was scheduled to expire on December 31, 2001.  On October 25, 2001, our
364-day credit facility expired and we obtained a new $750 million unsecured
364-day credit facility expiring on October 23, 2002.  The terms of this credit facility were substantially similar to the terms of the expired facility.  There were no borrowings under either credit facility at December
31, 2001.

   On February 21, 2002, we obtained a third unsecured 364-day credit facility, in the amount of $750 million, expiring on February 20, 2003.  The credit facility was used to support the increase in our commercial paper program to $1.8 billion for our acquisition of Tejas Gas, LLC, and the terms of this credit facility were substantially similar to the terms of our other two credit facilities.  Upon issuance of additional senior notes in March
2002, this short-term credit facility was reduced to $200 million.

   In August 2002, upon the completion of our i-unit equity sale, we terminated, under the terms of the agreement, our $200 million unsecured
364-day credit facility that was due February 20, 2003.  On October 16, 2002, we successfully renegotiated our bank credit facilities by replacing our $750 million unsecured 364-day credit facility due October 23, 2002 and our $300 million unsecured five-year credit facility due September 29, 2004 with two new credit facilities.  Our current facilities include:

   o a $530 million  unsecured  364-day credit  facility due October 14, 2003;
     and

   o a $445 million unsecured three-year credit facility due October 15, 2005.

   Our credit facilities are with a syndicate of financial institutions.
Wachovia Bank, National Association is the administrative agent under both credit facilities.  The terms of our two credit facilities are substantially similar to the terms of our previous credit facilities.  Interest on the two credit facilities accrues at our option at a floating rate equal to either:

   o the administrative agent's base rate (but not less than the Federal
     Funds Rate, plus 0.5%); or

   o LIBOR, plus a margin, which varies depending upon the credit rating of our long-term senior unsecured debt.

   Our credit facilities include the following restrictive covenants as of
December 31, 2002:

   o requirements to maintain certain financial ratios:

     o total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed 5.0;

     o total indebtedness of all consolidated subsidiaries shall at no time exceed 15% of consolidated indebtedness;

     o tangible net worth as of the last day of any fiscal quarter shall not be less than $2,100,000,000; and

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

     o consolidated indebtedness shall at no time exceed 62.5% of total capitalization;

   o limitations on entering into mergers, consolidations and sales of assets;

   o limitations on granting liens; and

   o prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

   There were no borrowings under either credit facility at December 31,
2002.  The amount available for borrowing under our credit facilities is reduced by:

   o a $23.7 million letter of credit that supports Kinder Morgan Operating
     L.P. "B"'s tax-exempt bonds;

   o a $28 million letter of credit entered into on December 23, 2002 that supports Nassau County, Florida Ocean Highway and Port Authority tax
     exempt bonds (associated with the operations of our bulk terminal facility located at Fernandina Beach, Florida); and

   o our outstanding commercial paper borrowings.

   Our new three-year credit facility also permits us to obtain bids for fixed rate loans from members of the lending syndicate.

   Senior Notes

   On March 12, 2001, we closed a public offering of $1.0 billion in principal amount of senior notes, consisting of $700 million in principal amount of 6.75% senior notes due March 15, 2011 at a price to the public of
99.705% per note, and $300 million in principal amount of 7.40% senior notes due March 15, 2031 at a price to the public of 99.748% per note.  In the offering, we received proceeds, net of underwriting discounts and commissions, of approximately $693.4 million for the 6.75% notes and $296.6 million for the 7.40% notes.  We used the proceeds to pay for our acquisition of Pinney Dock & Transport LLC (see Note 3) and to reduce our outstanding balance on our credit facilities and commercial paper borrowings.

   On March 14, 2002, we closed a public offering of $750 million in principal amount of senior notes, consisting of $450 million in principal amount of 7.125% senior notes due March 15, 2012 at a price to the public of
99.535% per note, and $300 million in principal amount of 7.75% senior notes due March 15, 2032 at a price to the public of 99.492% per note.  In the offering, we received proceeds, net of underwriting discounts and commissions, of approximately $445.0 million for the 7.125% notes and $295.9 million for the 7.75% notes.  We used the proceeds to reduce our outstanding balance on our commercial paper borrowings.

   On March 22, 2002, we paid $200 million to retire the principal amount of our Floating Rate senior notes that matured on that date.  We borrowed the necessary funds under our commercial paper program.

   Under an indenture dated August 19, 2002, and a First Supplemental
Indenture dated August 23, 2002, we completed a private placement of $750 million in debt securities.  The notes consisted of $500 million in principal amount of 7.30% Senior Notes due August 15, 2033 and $250 million in principal amount of 5.35% Senior Notes due August 15, 2007.  In the offering, we received proceeds, net of underwriting discounts and commissions, of approximately $494.7 million for the 7.30% notes and $248.3 million for the
5.35% notes.  The proceeds were used to reduce the borrowings under our commercial paper program.  On November 18, 2002, we exchanged these notes with substantially identical notes that were registered under the Securities
Act of 1933.

                                      122

   At December 31, 2002, our unamortized liability balance due on the various series of our senior notes was as follows (in millions):

       8.0% senior notes due March 15, 2005        $  199.8
       5.35% senior notes due August 15, 2007         249.8
       6.3% senior notes due February 1, 2009         249.5
       7.5% senior notes due November 1, 2010         248.8
       6.75% senior notes due March 15, 2011          698.3
       7.125% senior notes due March 15, 2012         448.1
       7.4% senior notes due March 15, 2031           299.3
       7.75% senior notes due March 15, 2032          298.5
       7.3% senior notes due August 15, 2033          499.0
                                                   --------
           Total                                   $3,191.1
                                                   ========

   Interest Rate Swaps

   In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt.  As of
December 31, 2002, we have entered into interest rate swap agreements with a notional principal amount of $1.95 billion for the purpose of hedging the interest rate risk associated with our fixed and variable rate debt obligations.

   These interest rate swaps have been designated as fair value hedges as defined by SFAS No. 133.  These swaps also meet the conditions required to assume no ineffectiveness under SFAS No. 133 and, therefore, we have accounted for them using the "shortcut" method prescribed for fair value hedges by SFAS No. 133.  Accordingly, we adjust the carrying value of each swap to its fair value each quarter, with an offsetting entry to adjust the carrying value of the debt securities whose fair value is being hedged.  At
December 31, 2002, we recognized an asset of $167.0 million for the net fair value of our swap agreements and we included this amount with Deferred charges and other assets on the accompanying balance sheet.  At December 31,
2001, we recognized a liability of $5.4 million for the net fair value of our swap agreements and we included this amount with Other long-term liabilities and deferred Credits on the accompanying balance sheet.  For more information on our risk management activities, see Note 14.

   Commercial Paper Program

   On December 31, 2000, our commercial paper program provided for the issuance of up to $600 million of commercial paper.  On that date, we had $52 million of commercial paper outstanding with an interest rate of 7.02%.
During the first quarter of 2001, we increased our commercial paper program to provide for the issuance of an additional $1.1 billion of commercial paper.  We entered into a $1.1 billion unsecured 364-day credit facility to support this increase in our commercial paper program, and we used the program's increase in available funds to close on the GATX acquisition.

   In May 2001, KMR issued 2,975,000 of its shares representing limited liability company interests to KMI and 26,775,000 of its shares representing limited liability company interests with limited voting rights to the public in an initial public offering.  Its shares were issued at a price of $35.21 per share, less commissions and underwriting expenses, and it used substantially all of the net proceeds from that offering to purchase i-units from us.  After commissions and underwriting expenses, we received net proceeds of approximately $996.9 million for the issuance of 29,750,000
i-units to KMR.  We used the proceeds from the i-unit issuance to reduce the borrowings under our commercial paper program.

    Also during the second quarter of 2001, after the issuance of additional senior notes on March 12, 2001 and the issuance of i-units in May 2001, we decreased our commercial paper program back to $600 million.  On October 17,
2001, we increased our commercial paper program to $900 million.  As of
December 31, 2001, we had $590.5 million of commercial paper outstanding with an interest rate of 2.6585%.

   On February 21, 2002, our commercial paper program increased to provide for the issuance of up to $1.8 billion of commercial paper.  We entered into a $750 million unsecured 364-day credit facility to support this increase in our

                                      123

commercial paper program, and we used the program's increase in available funds to close on the Tejas acquisition.  After the issuance of additional senior notes on March 14, 2002, we reduced our commercial paper program to
$1.25 billion.

   On August 6, 2002, KMR issued in a public offering, an additional
12,478,900 of its shares, including 478,900 shares upon exercise by the underwriters of an over-allotment option, at a price of $27.50 per share, less commissions and underwriting expenses.  The net proceeds from the offering were used to buy i-units from us.  After commissions and underwriting expenses, we received net proceeds of approximately $331.2 million for the issuance of 12,478,900 i-units.  We used the proceeds from the i-unit issuance to reduce the borrowings under our commercial paper program and, in conjunction with our issuance of additional i-units and as previously agreed upon under the terms of our credit facilities, we reduced our commercial paper program to provide for the issuance of up to $975 million of commercial paper as of December 31, 2002.  On December 31, 2002, we had $220.0 million of commercial paper outstanding with an average interest rate of 1.58%.

   The borrowings under our commercial paper program were used to finance acquisitions made during 2001 and 2002.  The borrowings under our commercial paper program reduce the borrowings allowed under our credit facilities.

   SFPP, L.P. Debt

   At December 31, 2002, the outstanding balance under SFPP, L.P.'s Series F notes was $37.1 million.  The annual interest rate on the Series F notes is
10.70%, the maturity is December 2004, and interest is payable semiannually in June and December.  We expect to repay the Series F notes prior to maturity as a result of SFPP, L.P. taking advantage of certain optional prepayment provisions without penalty in 1999 and 2000.  We expect to pay the remaining $37.1 million balance in December 2003.  Additionally, the Series F notes may be prepaid in full or in part at a price equal to par plus, in certain circumstances, a premium.  We agreed as part of the acquisition of
SFPP, L.P.'s operations (which constitute a significant portion of our
Pacific operations) not to take actions with respect to $190 million of SFPP,
L.P.'s debt that would cause adverse tax consequences for the prior general partner of SFPP, L.P.  The Series F notes are collateralized by mortgages on substantially all of the properties of SFPP, L.P.  The Series F notes contain certain covenants limiting the amount of additional debt or equity that may be issued by SFPP, L.P. and limiting the amount of cash distributions, investments, and property dispositions by SFPP, L.P.  We do not believe that these restrictions will materially affect distributions to our partners.

   Kinder Morgan Liquids Terminals LLC Debt

   Effective January 1, 2001, we acquired Kinder Morgan Liquids Terminals LLC
(see Note 3).  As part of our purchase price, we assumed debt of $87.9 million, consisting of five series of Industrial Revenue Bonds. The bonds consist of the following:

   o $4.1 million of 7.30% New Jersey Industrial Revenue Bonds due September
     1, 2019;

   o $59.5 million of 6.95% Texas Industrial Revenue Bonds due February 1,
     2022;

   o $7.4 million of 6.65% New Jersey Industrial Revenue Bonds due September
     1, 2022;

   o $13.3 million of 7.00% Louisiana Industrial Revenue Bonds due March 1,
     2023; and

   o $3.6 million of 6.625% Texas Industrial Revenue Bonds due February 1,
     2024.

   In November 2001, we acquired a liquids terminal in Perth Amboy, New
Jersey from Stolthaven Perth Amboy Inc. and Stolt-Nielsen Transportation
Group, Ltd. (see Note 3).  As part of our purchase price, we assumed $25.0 million of Economic Development Revenue Refunding Bonds issued by the New
Jersey Economic Development Authority.  These bonds have a maturity date of
January 15, 2018.  Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a
360-day year consisting of twelve 30-day months during a Term Rate Period.
As of December 31, 2002, the interest rate was 1.05%.  We have an outstanding letter of credit issued by Citibank in the amount of $25.3 million that backs-up the $25.0 million principal amount of the bonds and $0.3

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million of interest on the bonds for up to 42 days computed at 12% on a per annum basis on the principal thereof.

   Central Florida Pipeline LLC Debt

   Effective January 1, 2001, we acquired Central Florida Pipeline LLC (see
Note 3).  As part of our purchase price, we assumed an aggregate principal amount of $40 million of Senior Notes originally issued to a syndicate of eight insurance companies.  The Senior Notes have a fixed annual interest rate of 7.84% with repayments in annual installments of $5 million beginning
July 23, 2001.  The final payment is due July 23, 2008. Interest is payable semiannually on January 1 and July 23 of each year.  At December 31, 2002,
Central Florida's outstanding balance under the Senior Notes was $30.0 million.

   CALNEV Pipe Line LLC Debt

   Effective March 30, 2001, we acquired CALNEV Pipe Line LLC (see Note 3).
As part of our purchase price, we assumed an aggregate principal amount of
$6.8 million of Senior Notes originally issued to a syndicate of five insurance companies.  The Senior Notes had a fixed annual interest rate of
10.07%.  In June 2001, we prepaid the balance outstanding under the Senior
Notes, plus $0.9 million for interest and a make-whole premium, from cash on hand.

   Trailblazer Pipeline Company Debt

   Credit Facility

   At December 31, 2000, Trailblazer Pipeline Company had a $10 million borrowing under an intercompany account payable in favor of KMI.  In January
2001, Trailblazer Pipeline Company entered into a 364-day revolving credit agreement with Credit Lyonnais New York Branch, providing for loans up to $10 million.  The borrowings were used to pay the account payable to KMI.  The agreement was to expire on December 27, 2001, and provided for an interest rate of LIBOR plus 0.875%.  Pursuant to the terms of the revolving credit agreement with Credit Lyonnais New York Branch, Trailblazer Pipeline Company
partnership distributions were restricted by certain financial covenants.

   On June 26, 2001, Trailblazer Pipeline Company prepaid the balance outstanding under its Senior Secured Notes using a new two-year unsecured revolving credit facility with a bank syndication.  The new facility, as amended August 24, 2001, provided for loans of up to $85.2 million and had a maturity date of June 29, 2003.  The agreement provided for an interest rate of LIBOR plus a margin as determined by certain financial ratios.  Pursuant to the terms of the revolving credit facility, Trailblazer Pipeline Company partnership distributions were restricted by certain financial covenants.  On
June 29, 2001, Trailblazer Pipeline Company paid the $10 million outstanding balance under its 364-day revolving credit agreement and terminated that agreement.  At December 31, 2001, the outstanding balance under Trailblazer
Pipeline Company's two-year revolving credit facility was $55.0 million, with a weighted average interest rate of 2.875%, which reflects three-month LIBOR plus a margin of 0.875%.  In July 2002, we paid the $31.0 million outstanding balance under Trailblazer's revolving credit facility and terminated the facility.

   Senior Notes

   On September 23, 1992, pursuant to the terms of a Note Purchase Agreement,
Trailblazer Pipeline Company issued and sold an aggregate principal amount of
$101 million of Senior Secured Notes to a syndicate of fifteen insurance companies.  The Senior Secured Notes had a fixed annual interest rate of
8.03% and the $20.2 million balance as of December 31, 2000 was to be repaid in semiannual installments of $5.05 million from March 1, 2001 through
September 1, 2002, the final maturity date.  Interest was payable semiannually in March and September.  Trailblazer Pipeline Company provided collateral for the notes principally by an assignment of certain Trailblazer
Pipeline Company transportation contracts, and pursuant to the terms of this
Note Purchase Agreement, Trailblazer Pipeline Company's partnership distributions were restricted by certain financial covenants.  Effective
April 29, 1997, Trailblazer Pipeline Company amended the Note Purchase
Agreement.  This amendment allowed Trailblazer Pipeline Company to include several additional transportation contracts as collateral for the notes, added a limitation on the amount of additional money that Trailblazer
Pipeline Company could borrow and relieved Trailblazer

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Pipeline Company from its security deposit obligation.  On June 26, 2001,
Trailblazer Pipeline Company prepaid the $15.2 million balance outstanding under the Senior Secured Notes, plus $0.8 million for interest and a make-whole premium, using its new two-year unsecured revolving credit facility.

   Kinder Morgan Operating L.P. "B" Debt

   The $23.7 million principal amount of tax-exempt bonds due 2024 were issued by the Jackson-Union Counties Regional Port District.  These bonds bear interest at a weekly floating market rate.  During 2002, the weighted-average interest rate on these bonds was 1.39% per annum, and at
December 31, 2002, the interest rate was 1.59%.  We have an outstanding letter of credit issued under our credit facilities that supports our tax-exempt bonds.  The letter of credit reduces the amount available for borrowing under our credit facilities.

   International Marine Terminals Debt

   As of February 1, 2002, we owned a 66 2/3% interest in International
Marine Terminals partnership (see Note 3).  The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and
Terminal District (Louisiana) $40,000,000 Adjustable Rate Annual Tender Port
Facilities Revenue Refunding Bonds (International Marine Terminals Project)
Series 1984A and 1984B.  The bonds mature on March 15, 2006.  The bonds are backed by two letters of credit issued by KBC Bank N.V.  On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank.  In connection with that agreement, we agreed to guarantee the obligations of IMT in proportion to our ownership interest.  Our obligation is approximately $30.3 million for principal, plus interest and other fees.

   Maturities of Debt

   The scheduled maturities of our outstanding debt, excluding market value of interest rate swaps, at December 31, 2002, are summarized as follows (in thousands):

                                   2003.........   $264,937
                                   2004.........      5,018
                                   2005.........    204,836
                                   2006.........     45,019
                                   2007.........    254,863
                                   Thereafter...  2,884,860
                                                  ---------
                                   Total........ $3,659,533
                                                 ==========

   Of the $264.9 million scheduled to mature in 2003, we intend and have the ability to refinance the entire amount on a long-term basis under our existing credit facilities.

   Fair Value of Financial Instruments

   The estimated fair value of our long-term debt, excluding market value of interest rate swaps, is based upon prevailing interest rates available to us at December 31, 2002 and December 31, 2001 and is disclosed below.

   Fair value as used in SFAS No. 107 "Disclosures About Fair Value of
Financial Instruments" represents the amount at which an instrument could be exchanged in a current transaction between willing parties.

                                December 31, 2002       December 31, 2001
                               ---------------------  ----------------------
                               Carrying   Estimated   Carrying   Estimated
                                 Value    Fair Value    Value    Fair Value
                               --------   ----------  --------   ----------
                                            (In thousands)
               Total Debt     $3,659,533  $4,475,058  $2,797,234  $3,094,530

10.  Pensions and Other Post-retirement Benefits

   In connection with our acquisition of SFPP, L.P. and Kinder Morgan Bulk
Terminals, Inc. in 1998, we acquired

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certain liabilities for pension and post-retirement benefits.  We provide medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals.  We also provide the same benefits to former salaried employees of SFPP.
Additionally, we will continue to fund these costs for those employees currently in the plan during their retirement years.

   The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Employee Benefit Plan for
Employees of Hall-Buck Marine Services Company and the benefits under this plan were based primarily upon years of service and final average pensionable earnings.  Benefit accruals were frozen as of December 31, 1998 for the
Hall-Buck plan.  Effective December 31, 2000, the Hall-Buck plan, along with the K N Energy, Inc. Retirement Plan for Bargaining Employees, was merged into the K N Energy, Inc. Retirement Plan for Non-Bargaining employees, with the Non-Bargaining Plan being the surviving plan.  The merged plan was renamed the Kinder Morgan, Inc. Retirement Plan.

   SFPP's post-retirement benefit plan is frozen and no additional participants may join the plan.

   Net periodic benefit costs and weighted-average assumptions for these plans include the following components (in thousands):

                                    2002        2001          2000
                                ----------  ----------  ---------------------
                                   Other      Other                   Other
                                    Post-      Post-                  Post-
                                retirement  retirement  Pension    retirement
                                  Benefits    Benefits  Benefits     Benefits
                                ----------  ----------  --------   ----------
     Net periodic benefit cost
     Service cost.............   $  165      $  120     $  --       $   46
     Interest cost............      906         804       145          755
     Expected  return  on plan
     assets...................       --          --      (170)          --
     Amortization of prior
      service cost............     (545)       (545)       --         (493)
     Actuarial gain...........       --         (27)       --         (290)
                                 -------     -------    ------      -------
     Net periodic benefit cost   $  526      $  352     $ (25)      $   18
                                 =======     =======    ======      =======

     Additional amounts
      recognized
       Curtailment (gain) loss   $   --      $   --     $  --       $   --
     Weighted-average
     assumptions as of
       December 31:
     Discount rate............      6.50%       7.00%     7.5%        7.75%
     Expected  return  on plan
      assets..................       --          --       8.5%          --
     Rate of compensation
      increase................       3.9%        --        --           --

   Information concerning benefit obligations, plan assets, funded status and recorded values for these plans follows (in thousands):

                                                2002             2001
                                            ---------------  ---------------
                                                Other            Other
                                            Post-retirement  Post-retirement
                                               Benefits         Benefits
                                            ---------------  ---------------
         Change in benefit obligation
         Benefit obligation at Jan. 1......    $ 13,368         $ 10,897
         Service cost......................         165              120
         Interest cost.....................         906              804
         Participant contributions.........         143               --
         Amendments........................        (493)              --
         Actuarial (gain) loss.............        (264)           2,350
         Benefits paid from plan assets....        (550)            (803)
                                               ---------        ---------
         Benefit obligation at
          Dec. 31..........................    $ 13,275         $ 13,368
                                               =========        =========

         Change in plan assets
         Fair value of plan  assets
          at Jan. 1........................    $     --         $     --
         Actual return on plan assets......          --               --
         Employer contributions............         407              803
         Participant contributions.........         143               --
         Benefits paid from plan assets....        (550)            (803)
                                               ---------        ---------
         Fair value of plan  assets
          at Dec. 31.......................    $     --         $     --
                                               =========        =========

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                                                2002             2001
                                            ---------------  ---------------
                                                Other            Other
                                            Post-retirement  Post-retirement
                                               Benefits         Benefits
                                            ---------------  ---------------
         Funded status....................     $(13,275)        $(13,368)
         Unrecognized net acturiral
          (gain) loss.....................          729              993
         Unrecognized prior
          service (benefit)...............       (1,059)          (1,111)
         Adj. for 4th qtr.
         employer contributions...........          105               --
                                               ---------        ---------
         Prepaid  (accrued) benefit
          cost............................     $(13,500)        $(13,486)
                                               =========        =========

   In 2001, SFPP modified benefits associated with its post-retirement benefit plan.  This plan amendment resulted in a $2.5 million increase in its benefit obligation for 2001.  The unrecognized prior service credit is amortized on a straight-line basis over the remaining expected service to retirement (2.5 years).  For measurement purposes, a 11% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003.  The rate was assumed to decrease gradually to 5% by 2009 and remain at that level thereafter.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

                                              1-Percentage      1-Percentage
                                              Point Increase   Point Decrease
                                              --------------   --------------
       Effect on total of service and
        interest cost components.............    $  106           $  (89)
       Effect on postretirement benefit
        obligation...........................    $1,148           $ (974)

   Multiemployer Plans and Other Benefits

   As a result of acquiring several terminal operations, primarily our acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, we participate in several multi-employer pension plans for the benefit of employees who are union members.  We do not administer these plans and contribute to them in accordance with the provisions of negotiated labor contracts.  Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents' health care costs.  Amounts charged to expense for these plans were $1.3 million for the year ended 2002 and $0.6 million for the year ended 2001.

   We assumed River Consulting, Inc.'s (a consolidated affiliate of Kinder
Morgan Bulk Terminals) savings plan under Section 401(k) of the Internal
Revenue Code.  This savings plan allowed eligible employees to contribute up to 10% of their compensation on a pre-tax basis, with us matching 2.5% of the first 5% of the employees' wage.  Matching contributions are vested at the time of eligibility, which is one year after employment.  Effective January
1, 1999, we merged this savings plan into the retirement savings plan of our general partner (see next paragraph).

   The Kinder Morgan Savings Plan, formerly the Kinder Morgan Retirement
Savings Plan, permits all full-time employees of KMGP Services Company, Inc.
and KMI to contribute 1% to 50% of base compensation, on a pre-tax basis, into participant accounts.  In addition to a mandatory contribution equal to
4% of base compensation per year for most plan participants, KMGP Services
Company, Inc. and KMI may make discretionary contributions in years when specific performance objectives are met.  Certain employees' contributions are based on collective bargaining agreements.  Our mandatory contributions are made each pay period on behalf of each eligible employee.  Any discretionary contributions are made during the first quarter following the performance year.  All contributions, including discretionary contributions, are in the form of KMI stock that is immediately convertible into other available investment vehicles at the employee's discretion.  In the first quarter of 2003, no discretionary contributions were made to individual accounts for 2002.  The total amount charged to expense for our Savings Plan was $5.6 million during 2002.  All contributions, together with earnings thereon, are immediately vested and not subject to forfeiture.  Participants may direct the investment of their contributions into a variety of investments.  Plan assets are held and distributed pursuant to a trust agreement.

   Effective January 1, 2001, employees of KMGP Services Company, Inc. and
KMI became eligible to participate in a new Cash Balance Retirement Plan.
Certain employees continue to accrue benefits through a career-pay formula,
"grandfathered" according to age and years of service on December 31, 2000, or collective bargaining arrangements.  All other employees will accrue benefits through a personal retirement account in the new Cash Balance
Retirement Plan.  Employees with prior service and not grandfathered convert to the Cash Balance

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

Retirement Plan and will be credited with the current fair value of any benefits they have previously accrued through the defined benefit plan.  We will then begin contributions on behalf of these employees equal to 3% of eligible compensation every pay period.  In addition, discretionary contributions are made to the plan based on our and KMI's performance.  In the first quarter of 2002, an additional 1% discretionary contribution was made to individual accounts. No additional contributions were made for 2002 performance.
Interest will be credited to the personal retirement accounts at the 30-year
U.S. Treasury bond rate in effect each year. Employees become fully vested in the plan after five years, and they may take a lump sum distribution upon termination of employment or retirement.

11.  Partners' Capital

   At December 31, 2002, our partners' capital consisted of:

   o 129,943,218 common units;

   o 5,313,400 Class B units; and

   o 45,654,048 i-units.

   Together, these 180,910,666 units represent the limited partners' interest and an effective 98% economic interest in the Partnership, exclusive of our general partner's incentive distribution.  Our general partner has an effective 2% interest in the Partnership, excluding our general partner's incentive distribution.  At December 31, 2002, our common unit total consisted of 116,987,483 units held by third parties, 11,231,735 units held by KMI and its consolidated affiliates (excluding our general partner); and
1,724,000 units held by our general partner.  Our Class B units were held entirely by KMI and our i-units were held entirely by KMR.

   At December 31, 2001, our Partners' capital consisted of:

   o 129,855,018 common units;

   o 5,313,400 Class B units; and

   o 30,636,363 i-units.

   Our total common units outstanding at December 31, 2001, consisted of
110,071,392 units held by third parties, 18,059,626 units held by KMI and its consolidated affiliates (excluding our general partner) and 1,724,000 units held by our general partner.  Our Class B units were held entirely by KMI and our i-units were held entirely by KMR.

   All of our Class B units were issued in December 2000.  The Class B units are similar to our common units except that they are not eligible for trading on the New York Stock Exchange.  We initially issued 29,750,000 i-units in
May 2001.  The i-units are a separate class of limited partner interests in
us.  All of our i-units are owned by KMR and are not publicly traded.  In accordance with its limited liability company agreement, KMR's activities are restricted to being a limited partner in, and controlling and managing the business and affairs of, the Partnership, our operating partnerships and our subsidiaries.

   On August 6, 2002, KMR issued in a public offering, an additional
12,478,900 of its shares, including 478,900 shares upon exercise by the underwriters of an over-allotment option, at a price of $27.50 per share, less commissions and underwriting expenses.  The net proceeds from the offering were used to buy additional i-units from us.  After commissions and underwriting expenses, we received net proceeds of approximately $331.2 million for the issuance of 12,478,900 i-units.  We used the proceeds from the i-unit issuance to reduce the debt we incurred in our acquisition of
Kinder Morgan Tejas during the first quarter of 2002.

   Through the combined effect of the provisions in our partnership agreement and the provisions of KMR's limited liability company agreement, the number of outstanding KMR shares and the number of i-units will at all times be

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

equal.  Furthermore, under the terms of our partnership agreement, we agreed that we will not, except in liquidation, make a distribution on an
i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as our i-units.  The number of i-units we distribute to KMR is based upon the amount of cash we distribute to the owners of our common units.  When cash is paid to the holders of our common units, we will issue additional i-units to KMR.  The fraction of an i-unit paid per i-unit owned by KMR will have the same value as the cash payment on the common unit.

   The cash equivalent of distributions of i-units will be treated as if it had actually been distributed for purposes of determining the distributions to our general partner.  We will not distribute the related cash but will retain the cash and use the cash in our business.  If additional units are distributed to the holders of our common units, we will issue an equivalent amount of i-units to KMR based on the number of i-units it owns.  Based on the preceding, KMR received a distribution of 937,658 i-units on November 14,
2002.  These additional i-units distributed were based on the $0.61 per unit distributed to our common unitholders on that date.  For the year ended
December 31, 2002, KMR received distributions of 2,538,785 i-units.  These additional i-units distributed were based on the $2.36 per unit distributed to our common unitholders during 2002.

   For the purposes of maintaining partner capital accounts, our partnership agreement specifies that items of income and loss shall be allocated among the partners, other than owners of i-units, in accordance with their percentage interests.  Normal allocations according to percentage interests are made, however, only after giving effect to any priority income allocations in an amount equal to the incentive distributions that are allocated 100% to our general partner.  Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed.

   Incentive distributions allocated to our general partner are determined by the amount quarterly distributions to unitholders exceed certain specified target levels.  For the years ended December 31, 2002, 2001 and 2000, we declared distributions of $2.435, $2.15 and $1.7125, respectively, per unit.
Our distributions to unitholders for 2002, 2001 and 2000 required incentive distributions to our general partner in the amount of $267.4 million, $199.7 million and $107.8 million, respectively.  The increased incentive distributions paid for 2002 over 2001 and 2001 over 2000 reflect the increase in amounts distributed per unit as well as the issuance of additional units.

   On January 15, 2003, we declared a cash distribution for the quarterly period ended December 31, 2002, of $0.625 per unit.  This distribution was paid on February 14, 2003, to unitholders of record as of January 31, 2003.
Our common unitholders and Class B unitholders received cash.  KMR, our sole
i-unitholder, received a distribution in the form of additional i-units based on the $0.625 distribution per common unit.  The number of i-units distributed was 858,981.  For each outstanding i-unit that KMR held, a fraction of an i-unit was issued.  The fraction was determined by dividing:

   o $0.625, the cash amount distributed per common unit

by

   o $33.219, the average of KMR's limited liability shares' closing market prices from January 14-28, 2003, the ten consecutive trading days preceding the date on which the shares began to trade ex- dividend under the rules of the New York Stock Exchange.

   This February 14, 2003 distribution required an incentive distribution to our general partner in the amount of $72.5 million.  Since this distribution was declared after the end of the quarter, no amount is shown in the December
31, 2002 balance sheet as a Distribution Payable.

12.  Related Party Transactions

   General and Administrative Expenses

   KMGP Services Company, Inc. provides employees and KMR, through its wholly owned subsidiary, Kinder Morgan Services LLC, provides centralized payroll and employee benefits services to us, our operating partnerships

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

and subsidiaries, Kinder Morgan G.P., Inc. and KMR (collectively, the
"Group").  Employees of KMGP Services Company, Inc. are assigned to work for one or more members of the Group.  The direct costs of all compensation, benefits expenses, employer taxes and other employer expenses for these employees are allocated and charged by Kinder Morgan Services LLC to the appropriate members of the Group, and the members of the Group reimburse
Kinder Morgan Services LLC for their allocated shares of these direct costs.
There is no profit or margin charged by Kinder Morgan Services LLC to the members of the Group.  The administrative support necessary to implement these payroll and benefits services is provided by the human resource department of KMI, and the related administrative costs are allocated to members of the Group in accordance with existing expense allocation procedures.  The effect of these arrangements is that each member of the
Group bears the direct compensation and employee benefits costs of its assigned or partially assigned employees, as the case may be, while also bearing its allocable share of administrative costs.  Pursuant to our limited partnership agreement, we provide reimbursement for our share of these administrative costs and such reimbursements will be accounted for as described above.

   The named executive officers of our general partner and KMR and some other employees that provide management or services to both KMI and the Group are employed by KMI.  Additionally, other KMI employees assist in the operation of our Natural Gas Pipeline assets formerly owned by KMI.  These KMI employees' expenses are allocated without a profit component between KMI and the appropriate members of the Group.

   Partnership Distributions

   Kinder Morgan G.P., Inc.

   Kinder Morgan G.P., Inc. serves as our sole general partner.  Pursuant to our partnership agreements, our general partner's interests represent a 1%
ownership interest in the Partnership, and a direct 1.0101% ownership interest in each of our five operating partnerships.  Collectively, our general partner owns an effective 2% interest in the operating partnerships, excluding incentive distributions as follows:

   o its 1.0101% direct general partner ownership interest (accounted for as minority interest in the consolidated financial statements of the
     Partnership); and

   o its 0.9899% ownership interest indirectly owned via its 1% ownership interest in the Partnership.

   At December 31, 2002, our general partner owned 1,724,000 common units, representing approximately 0.95% of our outstanding limited partner units.
Our partnership agreement requires that we distribute 100% of available cash as defined in our partnership agreement to our partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests.  Available cash consists generally of all of our cash receipts, including cash received by our operating partnerships, less cash disbursements and net additions to reserves (including any reserves required under debt instruments for future principal and interest payments)
and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP.

   Our general partner is granted discretion by our partnership agreement, which discretion has been delegated to KMR, subject to the approval of our general partner in certain cases, to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters.
These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated.  When KMR determines our quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

   Our general partner and owners of our common units and Class B units receive distributions in cash, while KMR, the sole owner of our i-units, receives distributions in additional i-units or fractions of i-units.  For each outstanding i-unit, a fraction of an i-unit will be issued.  The fraction is calculated by dividing the amount of cash being distributed per common unit by the average market price of KMR's limited liability shares over the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the New York Stock Exchange.
The cash equivalent of distributions of i-units will be treated as if it had actually been distributed, including for purposes of determining the distributions to our general partner and calculating available cash for future periods.  We will not distribute the related cash but will retain the cash and use the cash in our business.

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

   Available cash is initially distributed 98% to our limited partners and 2%
to our general partner.  These distribution percentages are modified to provide for incentive distributions to be paid to our general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

   Available cash for each quarter is distributed as follows;

   o first, 98% to the owners of all classes of units pro rata and 2% to our general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

   o second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to our general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

   o third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to our general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

   o fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to our general partner.

   Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed.  Our general partner's declared incentive distributions for the years ended December 31, 2002, 2001 and 2000 were $267.4 million, $199.7 million and $107.8 million, respectively.

   Kinder Morgan, Inc.

   KMI, through its subsidiary Kinder Morgan (Delaware), Inc., remains the sole stockholder of our general partner.  At December 31, 2002, KMI directly owned 6,523,650 common units and 5,313,400 Class B units, indirectly owned
6,432,085 common units owned by its consolidated affiliates, including our general partner and owned 13,511,726 KMR shares, representing an indirect ownership interest of 13,511,726 i-units.  Together, these units represent approximately 17.6% of our outstanding limited partner units.  Including both its general and limited partner interests in us, at the 2002 distribution level, KMI received approximately 51% of all quarterly distributions from us, of which approximately 40% is attributable to its general partner interest and 11% is attributable to its limited partner interest.  The actual level of distributions KMI will receive in the future will vary with the level of distributions to the limited partners determined in accordance with our partnership agreement.

   Kinder Morgan Management, LLC

   KMR, our general partner's delegate, remains the sole owner of our
45,654,048 i-units.

   Asset Acquisitions

   2000 Kinder Morgan, Inc. Asset Contributions

   Effective December 31, 2000, we acquired over $621.7 million of assets from KMI.  As consideration for these assets, we paid to KMI $192.7 million in cash and approximately $156.3 million in units, consisting of 1,280,000 common units and 5,313,400 Class B units.  We also assumed liabilities of approximately $272.7 million.  We acquired Kinder Morgan Texas Pipeline, L.P.
and MidCon NGL Corp. (both of which were converted to single-member limited liability companies), the Casper and Douglas natural gas gathering and processing systems, a 50% interest in Coyote Gas Treating, LLC and a 25%
interest in Thunder Creek Gas Services, LLC.  The purchase price for the transaction was determined by the boards of directors of KMI and our general partner based on pricing principles used in the acquisition of similar assets.  The transaction was approved unanimously by the independent

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

directors of our general partner, with the benefit of independent financial and legal advisors, including a fairness opinion from the investment banking firm
A.G. Edwards & Sons, Inc.

   Mexican Entity Transfer

   In the fourth quarter of 2002, KMI transferred to us its interests in
Kinder Morgan Natural Gas de Mexico, S. de R.L. de C.V., hereinafter referred to as KM Mexico.  KM Mexico is the entity through which we are developing the
Mexican portion of our Mier-Monterrey natural gas pipeline that connects to the southern tip of Kinder Morgan Texas Pipeline, L.P.'s intrastate pipeline, hereinafter referred to the Monterrey Project.  The Monterrey Project was
initially conceived at KMI in 1996 and between 1996 and 1998 KMI and its subsidiaries paid, on behalf of KM Mexico, approximately $2.5 million in connection with the Monterrey Project to explore the feasibility of and to obtain permits for the Mexican portion of the project.  Following 1998, the
Monterrey Project was dormant at KMI.

   In December 2000, when KMI contributed to us Kinder Morgan Texas Pipeline,
L.P., the entity that had been primarily responsible for the Monterrey
Project, the Monterrey Project was still dormant (and thought likely to remain dormant indefinitely).  Consequently, KM Mexico was not contributed to us at that time.

   In 2002, Kinder Morgan Texas Pipeline, L.P. reassessed the Monterrey
Project and determined that the Monterrey Project was an economically feasible project for us.  Accordingly,  KMI's Board of Directors on the one
hand, and KMR and our general partner's Boards of Directors on the other hand, unanimously determined, respectively, that KMI should transfer KM
Mexico to us for approximately $2.5 million, the amount paid by KMI and its subsidiaries, on KM Mexico's behalf, in connection with the Monterrey Project between 1996 and 1998.

   Operations

   KMI or its subsidiaries operate and maintain for us the assets comprising our Natural Gas Pipelines business segment.  Natural Gas Pipeline Company of
America, a subsidiary of KMI, operates Trailblazer Pipeline Company's assets under a long-term contract pursuant to which Trailblazer Pipeline Company incurs the costs and expenses related to NGPL's operating and maintaining the assets.  Trailblazer Pipeline Company provides the funds for capital expenditures.  NGPL does not profit from or suffer loss related to its operation of Trailblazer Pipeline Company's assets.

   The remaining assets comprising our Natural Gas Pipelines business segment are operated under agreements between KMI and us.  The agreements have five-year terms and contain automatic five-year extensions.  Pursuant to the applicable underlying agreements, we pay KMI either a fixed amount or actual costs incurred as reimbursement for the corporate general and administrative expenses incurred in connection with the operation of these assets.  The amounts paid to KMI for corporate general and administrative costs, including amounts related to Trailblazer Pipeline Company, were $13.3 million of fixed costs and $2.8 million of actual costs incurred for 2002, and $9.5 million of fixed costs and $3.2 million of actual costs incurred for 2001. Commencing in
2003, KMI will be operating additional pipeline assets, including our North
System and Cypress Pipeline, which are part of our Products Pipelines business segment, as well as our Monterrey Pipeline, which is currently under construction and will be part of our Natural Gas Pipelines business segment. We estimate the total reimbursement to be paid to KMI in respect of all pipeline assets operated by KMI and its subsidiaries for us for 2003 will be approximately $19.7 million, which includes $14.4 million of fixed costs
(adjusted for inflation) and $5.3 million of actual costs. We believe the amounts paid to KMI for the services they provided each year fairly reflect the value of the services performed. However, due to the nature of the allocations, these reimbursements may not have exactly matched the actual time and overhead spent. We believe the agreed-upon amounts were, at the time the contracts were entered into, a reasonable estimate of the corporate general and administrative expenses to be incurred by KMI and its subsidiaries in performing such services.
We also reimburse KMI and its subsidiaries for operating and maintenance costs and capital expenditures incurred with respect to these assets.

   Other

   We own a 50% equity interest in Coyote Gas Treating, LLC, referred to herein as Coyote Gulch.  Coyote Gulch is a joint venture, and El Paso Field
Services Company owns the remaining 50% equity interest.  We are the managing partner of Coyote Gulch.  As of December 31, 2002, Coyote's balance sheet has current notes payable to

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

each partner in the amount of $17.1 million.  These notes are due on June
30, 2003.  At that time, the partners can either renew the notes or make capital contributions which enable Coyote to payoff the existing notes.

   Generally, KMR makes all decisions relating to the management and control of our business. Our general partner owns all of KMR's voting securities and is its sole managing member. KMI, through its wholly owned and controlled subsidiary Kinder Morgan (Delaware), Inc., owns all the common stock of our general partner. Certain conflicts of interest could arise as a result of the relationships among KMR, our general partner, KMI and us. The directors and officers of KMI have fiduciary duties to manage KMI, including selection and management of its investments in its subsidiaries and affiliates, in a manner beneficial to the shareholders of KMI. In general, KMR has a fiduciary duty to manage us in a manner beneficial to our unitholders. The partnership agreements for us and our operating partnerships contain provisions that allow KMR to take into account the interests of parties in addition to us in resolving conflicts of interest, thereby limiting its fiduciary duty to our unitholders, as well as provisions that may restrict the remedies available to unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The partnership agreements provide that in the absence of bad faith by
KMR, the resolution of a conflict by KMR will not be a breach of any duties. The duty of the directors and officers of KMI to the shareholders of KMI may, therefore, come into conflict with the duties of KMR and its directors and officers to our unitholders. The Conflicts and Audit Committee of KMR's board of directors will, at the request of KMR, review (and is one of the means for resolving) conflicts of interest that may arise between KMI or its subsidiaries, on the one hand, and us, on the other hand.

13.  Leases and Commitments

   Operating Leases

   We have entered into certain operating leases.  Including probable elections to exercise renewal options, the remaining terms on our leases range from one to 41 years.  Future commitments related to these leases at
December 31, 2002 are as follows (in thousands):
                      2003......................  $ 18,747
                      2004......................    15,128
                      2005......................    13,206
                      2006......................    11,819
                      2007......................     9,545
                      Thereafter................    55,545
                                                  --------
                      Total minimum payments....  $123,990
                                                  ========

   We have not reduced our total minimum payments for future minimum sublease rentals aggregating approximately $1.6 million.  Total lease and rental expenses, including related variable charges were $21.6 million for 2002,
$41.1 million for 2001 and $7.5 million for 2000.

   Common Unit Option Plan

   During 1998, we established a common unit option plan, which provides that key personnel of KMGP Services Company, Inc. and KMI are eligible to receive grants of options to acquire common units.  The number of common units available under the option plan is 500,000.  The option plan terminates in
March 2008.  As of December 31, 2002 and 2001, outstanding options for
261,600 and 379,400 common units had been granted to certain personnel with a term of seven years at an average exercise price of approximately $17.30 per unit.  During 2002, 88,200 options were exercised at an average price of
$17.77 per unit.  These options had an average fair market value of $34.24 per unit.  During 2001, 55,200 options were exercised at an average price of
$17.52 per unit.  These options had an average fair market value of $33.26 per unit.  In addition, as of December 31, 2002, outstanding options for
20,000 common units, at an average exercise price of $20.58 per unit, had been granted to two of Kinder Morgan G.P., Inc.'s three non-employee directors.  The options granted generally have a term of seven years, vest
40% on the first anniversary of the date of grant and 20% on each of the next three anniversaries, and have exercise prices equal to the market price of the common units at the grant date.

   We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock
Issued to Employees," and related interpretations in accounting for common unit options granted under our common unit option plan.  Pro forma information regarding changes in net income and per unit data, if the accounting prescribed by Statement of Financial Accounting Standards No. 123
"Accounting for Stock Based Compensation," had been applied, is not

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

material.  No compensation expense has been recorded since the options were granted at exercise prices equal to the market prices at the date of grant.

   Other

   Effective January 17, 2002, our general partner entered into a retention agreement with C. Park Shaper, an officer of our general partner and its delegate.  Pursuant to the terms of the agreement, Mr. Shaper obtained a $5 million personal loan guaranteed by us.  Mr. Shaper was required to purchase
KMI common shares and our common units in the open market with the loan proceeds.  If he voluntarily leaves us prior to the end of five years, then he must repay the entire loan.  After five years, provided Mr. Shaper has continued to be employed by our general partner, we and KMI will assume Mr.
Shaper's obligations under the loan.  The agreement contains provisions that address termination for cause, death, disability and change of control.

   We have an Executive Compensation Plan for certain executive officers of our general partner.  We may, at our option and with the approval of our unitholders, pay the participants in units instead of cash.  Eligible awards are equal to a percentage of an incentive compensation value, which is equal to a formula based upon the cash distributions paid to our general partner during the four calendar quarters preceding the date of redemption multiplied by eight.  The amount of these awards are accrued as compensation expense and adjusted quarterly.  Under the plan, no eligible employee may receive a grant in excess of 2% of the incentive compensation value and total awards under the plan may not exceed 10% of the incentive compensation value.  The plan terminates January 1, 2007, and any unredeemed awards will be automatically redeemed.  At December 31, 2002, there were no outstanding awards granted under our Executive Compensation Plan.

   Contingent Debt

   Cortez Pipeline Company Debt

   Pursuant to a certain Throughput and Deficiency Agreement, the owners of
Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P. - 50% owner; a subsidiary of Exxon Mobil Corporation - 37% owner; and Cortez Vickers
Pipeline Company - 13% owner) are required, on a percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency.  The Throughput and Deficiency Agreement contractually supports the borrowings of Cortez Capital Corporation, a wholly-owned subsidiary of
Cortez Pipeline Company, by obligating the owners of Cortez Pipeline Company to fund cash deficiencies at Cortez Pipeline Company, including cash deficiencies relating to the repayment of principal and interest on borrowings by Cortez Capital Corporation.  Parent companies of the respective
Cortez Pipeline Company owners further severally guarantee, on a percentage basis, the obligations of the Cortez Pipeline Company owners under the
Throughput and Deficiency Agreement.

   Due to our indirect ownership of Cortez Pipeline Company through Kinder
Morgan CO2 Company, L.P., we severally guarantee 50% of the debt of Cortez
Capital Corporation.  Shell Oil Company shares our guaranty obligations jointly and severally through December 31, 2006 for Cortez Capital
Corporation's debt programs in place as of April 1, 2000.

   At December 31, 2002, the debt facilities of Cortez Capital Corporation consisted of:

   o $115.7 million of Series D notes due May 15, 2013;

   o a $175 million short-term commercial paper program; and

   o a $175 million committed revolving credit facility due December 26, 2003
     (to support the above-mentioned $175 million commercial paper program).

   At December 31, 2002, Cortez Capital Corporation had $140.6 million of commercial paper outstanding with an interest rate of 1.39%, the average interest rate on the Series D notes was 6.9322% and there were no borrowings under the credit facility.

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

   Plantation Pipeline Company Debt

   On April 30, 1997, Plantation Pipeline Company entered into a $10 million, ten-year floating-rate term credit agreement.  We, as an owner of Plantation
Pipeline Company, severally guarantee this debt on a pro rata basis equivalent to our respective 51% ownership interest.  During 1999, this agreement was amended to reduce the maturity date by three years.  The $10 million is outstanding at December 31, 2002.

   Red Cedar Gas Gathering Company Debt

   In October 1998, Red Cedar Gas Gathering Company sold $55 million in aggregate principal amount of Senior Notes due October 31, 2010.  The $55 million was sold in 10 different notes in varying amounts with identical terms.

   The Senior Notes are secured by a first priority lien on the ownership interests, including our 49% ownership interest, in Red Cedar Gas Gathering
Company.  The Senior Notes are also guaranteed by us and the other owner of
Red Cedar Gas Gathering Company.  The principal is to be repaid in seven equal installments beginning on October 31, 2004 and ending on October 31,
2009, with any remainder due October 31, 2010.  The $55 million is outstanding at December 31, 2002.

   Nassau County, Florida Ocean Highway and Port Authority Debt

   Nassau County, Florida Ocean Highway and Port Authority is a political subdivision of the state of Florida.  During 1990, Ocean Highway and Port
Authority issued its Adjustable Demand Revenue Bonds in the aggregate principal amount of $38.5 million for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida.  A letter of credit was issued as security for the Adjustable Demand Revenue
Bonds and was guaranteed by the parent company of Nassau Terminals, Inc., the operator of the port facilities.  In July 2002, we acquired Nassau Terminals,
Inc. and became guarantor under the letter of credit agreement.  In December
2002, we issued a $28 million letter of credit under our credit facilities and the former letter of credit guarantee was terminated.

   At December 31, 2002 the outstanding principal amount of the Adjustable
Demand Revenue Bonds is $25 million.  The bonds require principal repayments of $5 million per year through 2008.

14.  Risk Management

   Hedging Activities

   Certain of our business activities expose us to risks associated with changes in the market price of natural gas, natural gas liquids, crude oil and carbon dioxide.  Through KMI, we use energy financial instruments to reduce our risk of changes in the prices of natural gas, natural gas liquids and crude oil markets (and carbon dioxide to the extent contracts are tied to crude oil prices) as discussed below.  The fair value of these risk management instruments reflects the estimated amounts that we would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses on open contracts.  We have available market quotes for substantially all of the financial instruments that we use.

   The energy risk management products that we use include:

   o commodity futures and options contracts;

   o fixed-price swaps; and

   o basis swaps.

   Pursuant to our management's approved policy, we are to engage in these activities only as a hedging mechanism against price volatility associated with:

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

   o pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales;

   o pre-existing or anticipated physical carbon dioxide sales that have pricing tied to crude oil prices;

   o natural gas purchases; and

   o system use and storage.

   Our risk management activities are only used in order to protect our profit margins and our risk management policies prohibit us from engaging in speculative trading.  Commodity-related activities of our risk management group are monitored by our Risk Management Committee, which is charged with the review and enforcement of our management's risk management policy.

   As a result of our adoption of SFAS No. 133, as discussed in Note 2, we recorded a cumulative effect adjustment in other comprehensive income of
$22.8 million representing the fair value of our derivative financial instruments utilized for hedging activities as of January 1, 2001.  During the year ended December 31, 2001, $16.6 million of this initial adjustment was reclassified to earnings as a result of hedged sales and purchases during
the period.   During 2001, we reclassified a total of $51.5 million to
earnings as a result of hedged sales and purchases during the period.

   The gains and losses included in Accumulated other comprehensive income will be reclassified into earnings as the hedged sales and purchases take place.  Approximately $42.5 million of the Accumulated other comprehensive loss balance of $45.3 million representing unrecognized net losses on derivative activities at December 31, 2002 is expected to be reclassified into earnings during the next twelve months.  During 2002, we reclassified
$7.5 million of the accumulated other comprehensive income balance of $63.8 million representing unrecognized net losses on derivative activities at
December 31, 2001 into earnings.  For each of the years ended December 31,
2002 and 2001, we did not reclassify any gains or losses into earnings as a result of the discontinuance of cash flow hedges due to a determination that the forecasted transactions will no longer occur by the end of the originally specified time period.

   Purchases or sales of commodity contracts require a dollar amount to be placed in margin accounts. In addition, through KMI, we are required to post margins with certain over-the-counter swap partners.  These margin requirements are determined based upon credit limits and mark-to-market positions.  Our margin deposits associated with commodity contract positions were $1.9 million at December 31, 2002 and $20.0 million on December 31,
2001.  Our margin deposits associated with over-the-counter swap partners were $0.0 million on December 31, 2002 and ($42.1) million on December 31,
2001.

   We recognized a gain of $0.7 million during 2002 and a loss of $1.3 million during 2001 as a result of ineffective hedges.  These amounts  are reported within the caption Operations and maintenance in the accompanying
Consolidated Statements of Income.  For each of the years ended December 31,
2002 and 2001, we did not exclude any component of the derivative instruments' gain or loss from the assessment of hedge effectiveness.

   The differences between the current market value and the original physical contracts value associated with our hedging activities are primarily reflected as Other current assets and Accrued other current liabilities in the accompanying consolidated balance sheets.  At December 31, 2002, our balance of $104.5 million of Other current assets included approximately
$57.9 million related to risk management hedging activities, and our balance of $298.7 million of Accrued other current liabilities included approximately
$101.3 million related to risk management hedging activities.  At December
31, 2001, our balance of $194.9 million of Other current assets included approximately $163.7 million related to risk management hedging activities, and our balance of $209.9 million of Accrued other current liabilities included approximately $117.8 million related to risk management hedging activities.

   The remaining differences between the current market value and the original physical contracts value associated with our hedging activities are reflected as deferred charges or deferred credits in the accompanying consolidated balance sheets.  At December 31, 2002, our balance of $250.8 million of Deferred charges and other assets included

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

approximately $5.7 million related to risk management hedging activities, and our balance of $199.8 million of Other long-term liabilities and deferred credits included approximately $8.5 million related to risk management hedging activities.  At December 31, 2001, our balance of $75.0 million of
Deferred charges and other assets included approximately $22.0 million related to risk management hedging activities, and our balance of $246.5 million of Other long-term liabilities and deferred credits included approximately $4.7 million related to risk management hedging activities.

   Prior to 2001, we accounted for gain/loss on our over-the-counter swaps and marked our open futures position to market value.  Such items were deferred on the balance sheet and reflected in current receivables, other current assets, accrued other current liabilities, deferred charges or deferred credits in our consolidated balance sheets.  In all instances, these deferrals are offset by the corresponding value of the underlying physical transactions.  In the event energy financial instruments are terminated prior to the period of physical delivery of the items being hedged, the gains and losses on the energy financial instruments at the time of termination remain deferred until the period of physical delivery.

   Given our portfolio of businesses as of December 31, 2002, our principal uses of derivative financial instruments will be to mitigate the risk associated with market movements in the price of energy commodities.  Our net short natural gas derivatives position primarily represents our hedging of anticipated future natural gas purchases and sales.  Our net short crude oil derivatives position represents our crude oil derivative purchases and sales made to hedge anticipated oil purchases and sales.  In addition, crude oil contracts have been sold to hedge anticipated carbon dioxide purchases and sales that have pricing tied to crude oil prices.  Finally, our net short natural gas liquids derivatives position reflects the hedging of our forecasted natural gas liquids purchases and sales.  As of December 31, 2002, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with commodity price risk is through December 2007.

   As of December 31, 2002, our commodity contracts and over-the-counter swaps and options (in thousands) consisted of the following:


                                                                                     Over the
                                                                                      Counter
                                                                                     Swaps and
                                                                      Commodity       Options
                                                                      Contracts      Contracts        Total
                                                                      ---------      ---------      --------
                                                                              (Dollars in thousands)
                Deferred Net (Loss) Gain........................     $    (926)   $     (49,323)  $   (50,249)
                Contract Amounts-- Gross........................     $ 117,778    $     881,609   $   999,387
                Contract Amounts-- Net..........................     $    (862)   $    (465,082)  $  (465,944)

                                                                             (Number of contracts(1))
                Natural Gas
                  Notional Volumetric Positions: Long...........         1,439            5,208         6,647
                  Notional Volumetric Positions: Short..........        (1,028)          (6,854)       (7,882)
                  Net Notional Totals to Occur in 2003..........           411           (1,391)         (980)
                  Net Notional Totals to Occur in 2004 and Beyond           --             (255)         (255)
                Crude Oil
                  Notional Volumetric Positions: Long...........            84              678           762
                  Notional Volumetric Positions: Short..........          (879)         (18,457)      (19,336)
                  Net Notional Totals to Occur in 2003..........          (795)          (5,005)       (5,800)
                  Net Notional Totals to Occur in 2004 and Beyond           --          (12,774)      (12,774)
                Natural Gas Liquids
                  Notional Volumetric Positions: Long...........            --            --              --
                  Notional Volumetric Positions: Short..........            --             (964)         (964)
                  Net Notional Totals to Occur in 2003..........            --             (588)         (588)
                  Net Notional Totals to Occur in 2004 and Beyond           --             (376)         (376)


__________
(1) A term of reference describing a unit of commodity trading. One natural gas contract equals 10,000 MMBtus. One crude oil or natural gas liquids contract equals 1,000 barrels.

   Our over-the-counter swaps and options are with a number of parties, each of which has an investment grade credit rating.  We both owe money and are owed money under these financial instruments.  At December 31, 2002, if all parties owing us failed to pay us amounts due under these arrangements, our credit loss would be $9.5 million.

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

    At December 31, 2002, our largest credit exposure to a single counterparty was $4.2 million.  In addition, defaults by counterparties under over-the-counter swaps and options could expose us to additional commodity price risks in the event that we are unable to enter into replacement contracts for such swaps and options on substantially the same terms.
Alternatively, we may need to pay significant amounts to the new counterparties to induce them to enter into replacement swaps and options on substantially the same terms.

   During the fourth quarter of 2001, we determined that Enron Corp. was no longer likely to honor the obligations it had to us in conjunction with derivatives we were accounting for as hedges under SFAS No. 133.  Upon making that determination, we:

   o ceased to account for those derivatives as hedges;

   o entered into new derivative transactions on substantially similar terms with other counterparties to replace our position with Enron;

   o designated the replacement derivative positions as hedges of the exposures that had been hedged with the Enron positions; and

   o recognized a $6.0 million loss (included with General and administrative expenses in the accompanying Consolidated Statement of Operations for
     2001) in recognition of the fact that it was unlikely that we would be paid the amounts then owed under the contracts with Enron.

   While we enter into derivative transactions only with investment grade counterparties and actively monitor their credit ratings, it is nevertheless possible that additional losses will result from counterparty credit risk in the future.

   Interest Rate Swaps

   In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt.  As of
December 31, 2002 and 2001, respectively, we were a party to interest rate swap agreements with a notional principal amount of $1.95 billion and $900 million, respectively, for the purpose of hedging the interest rate risk associated with our fixed and variable rate debt obligations.

   As of December 31, 2002, a notional principal amount of $1.75 billion of these agreements effectively converts the interest expense associated with the following series of our senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread:

   o $200 million principal amount of our 8.0% senior notes due March 15,
     2005;

   o $200 million principal amount of our 5.35% senior notes due August 15,
     2007;

   o $250 million principal amount of our 6.30% senior notes due February 1,
     2009;

   o $200 million principal amount of our 7.125% senior notes due March 15,
     2012;

   o $300 million principal amount of our 7.40% senior notes due March 15,
     2031;

   o $200 million principal amount of our 7.75% senior notes due March 15,
     2032; and

   o $400 million principal amount of our 7.30% senior notes due August 15,
     2033.

   These swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes, therefore, as of
December 31, 2002, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with interest rate risk is through August 2033.  The swap agreements related to our 7.40%
senior notes contain mutual cash-out provisions at the then-current economic value every seven years.  The swap agreements related to our 7.125% senior notes contain cash-out provisions at the then-current economic value at March
15, 2009.  The swap agreements related to our 7.75% senior notes and our
7.30%

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

senior notes contain mutual cash-out provisions at the then-current
economic value every five years.   These interest rate swaps have been
designated as fair value hedges as defined by SFAS No. 133.  SFAS No. 133 designates derivatives that hedge a recognized asset or liability's exposure to changes in their fair value as fair value hedges and the gain or loss on fair value hedges are to be recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged.  The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

   As of December 31, 2002, we also have swap agreements that effectively convert the interest expense associated with $200 million of our variable rate debt to fixed rate.  The maturity dates of these swap agreements range from September 2, 2003 to August 1, 2005.  In the prior year, this hedge was designated a fair value hedge on our $200 million Floating Rate Senior Notes, which were retired in March 2002.  Subsequent to the repayment of our
Floating Rate Senior Notes, the swaps were designated as a cash flow hedge of the risk associated with changes in the designated benchmark interest rate
(in this case, one-month LIBOR) related to forecasted payments associated with interest on an aggregate of $200 million of our portfolio of commercial paper.

   In addition, our interest rate swaps meet the conditions required to assume no ineffectiveness under SFAS No. 133 and, therefore, we have accounted for them using the "shortcut" method prescribed for fair value hedges by SFAS No. 133.  Accordingly, we adjust the carrying value of each swap to its fair value each quarter, with an offsetting entry to adjust the carrying value of the debt securities whose fair value is being hedged.  We record interest expense equal to the variable rate payments or fixed rate payments under the swaps.  Interest expense is accrued monthly and paid semi-annually.  At December 31, 2002, we recognized an asset of $179.1 million and a liability of $12.1 million for the $167.0 million net fair value of our swap agreements, and we included these amounts with Deferred charges and other assets and Other long-term liabilities and deferred credits on the accompanying balance sheet.  The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged was recognized as Market value of interest rate swaps on the accompanying balance sheet.  At December 31, 2001, we recognized a liability of $5.4 million for the net fair value of our swap agreements and we included this amount with
Other long-term liabilities and deferred credits on the accompanying balance sheet, and again, the offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged was recognized as Market value of interest rate swaps on the accompanying balance sheet.

   We are exposed to credit related losses in the event of nonperformance by counterparties to these interest rate swap agreements.  While we enter into derivative transactions only with investment grade counterparties and actively monitor their credit ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk.

15.  Reportable Segments

   We divide our operations into four reportable business segments (see Note 1):

   o Products Pipelines;

   o Natural Gas Pipelines;

   o CO2 Pipelines; and

   o Terminals.

   Each segment uses the same accounting policies as those described in the summary of significant accounting policies (see Note 2).  We evaluate performance based on each segments' earnings, which exclude general and administrative expenses, third-party debt costs, interest income and expense and minority interest.  Our reportable segments are strategic business units that offer different products and services.  Each segment is managed separately because each segment involves different products and marketing strategies.

   Our Products Pipelines segment derives its revenues primarily from the transportation of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids.  Our Natural Gas Pipelines segment derives

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its revenues primarily from the sale, gathering, transmission and storage of natural gas.  Our CO2 Pipelines segment derives its revenues primarily from the marketing and transportation of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields and from the production of crude oil from fields in the Permian Basin of West Texas.  Our
Terminals segment derives its revenues primarily from the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt, and chemicals.

   Financial information by segment follows (in thousands):

                                                  2002       2001       2000
                                                  ----       ----       ----
           Revenues
            Products Pipelines.............  $  576,542  $  605,392  $  420,272
            Natural Gas Pipelines..........   3,086,187   1,869,315     174,187
            CO2 Pipelines..................     146,280     122,094      89,214
            Terminals......................     428,048     349,875     132,769
                                             ----------- ----------- -----------
            Total consolidated revenues....  $4,237,057  $2,946,676  $  816,442
                                             =========== =========== ===========
           Operating income
            Products Pipelines.............  $  342,372  $  298,991  $  195,057
            Natural Gas Pipelines..........     253,498     171,899      97,349
            CO2 Pipelines..................      66,560      59,559      48,059
            Terminals......................     180,725     142,672      39,523
                                             ----------- ----------- -----------
            Total segment operating income.     843,155     673,121     379,988
            Corporate administrative
              expenses.....................    (118,857)   (109,293)    (64,427)
                                             ----------- ----------- -----------
            Total consolidated operating
             income........................  $  724,298  $  563,828  $  315,561
                                             =========== =========== ===========

           Earnings from equity investments, net of
             amortization of excess costs
             Products Pipelines............  $   25,717  $   22,686  $   29,105
             Natural Gas Pipelines.........      23,610      21,156      14,975
             CO2 Pipelines.................      34,311      31,981      19,328
             Terminals.....................          45          --          --
                                             ----------- ----------- -----------
             Consolidated equity earnings,
              net of amortization..........  $  83,683   $  75,823   $   63,408
                                             =========== =========== ===========

         Interest revenue
           Products Pipelines..............  $      --   $      --   $       --
           Natural Gas Pipelines...........         --          --           --
           CO2 Pipelines...................         --          --           --
           Terminals.......................         --          --           --

                                             ----------- ----------- -----------
           Total segment interest revenue..        --         --       --
                                             ----------- ----------- -----------
           Unallocated interest revenue....       1,819       4,473       3,818
                                             ----------- ----------- -----------
           Total   consolidated    interest  $    1,819  $    4,473  $    3,818
            revenue........................
                                             =========== =========== ===========

         Interest (expense)
           Products Pipelines..............  $       --  $       --  $       --
           Natural Gas Pipelines...........          --          --          --
           CO2 Pipelines...................          --          --          --
           Terminals.......................          --          --          --
                                             ----------- ----------- -----------
           Total segment interest (expense)          --          --          --
                                             ----------- ----------- -----------
           Unallocated interest (expense)..    (178,279)   (175,930)    (97,102)
                                             ----------- ----------- -----------
           Total consolidated interest       $ (178,279) $ (175,930) $  (97,102)
            (expense)......................
                                             =========== =========== ===========

         Other, net(a)
           Products Pipelines..............  $  (14,000) $      440  $   10,492
           Natural Gas Pipelines...........          36         749         744
           CO2 Pipelines...................         112         547         741
           Terminals.......................      15,550         226       2,607
                                             ----------- ----------- -----------
           Total consolidated Other, net...  $    1,698  $    1,962  $   14,584
                                             =========== =========== ===========

(a) 2002 amounts include non-recurring environmental expense adjustments resulting in a $15.7 million loss to our Products Pipelines business segment and a $16.0 million gain to our Terminals business segment.

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

                                                  2002       2001       2000
                                                  ----       ----       ----
         Income tax benefit (expense)
           Products Pipelines..............  $  (10,154) $   (9,653) $  (11,960)
           Natural Gas Pipelines...........        (378)         --          --
           CO2 Pipelines...................          --          --          --
           Terminals.......................      (4,751)     (6,720)     (1,974)
                                             ----------- ----------- -----------
           Total consolidated income tax
            benefit (expense)..............  $  (15,283) $  (16,373) $  (13,934)
                                             =========== =========== ===========

         Segment earnings
           Products Pipelines..............  $  343,935  $ 312,464   $  222,694
           Natural Gas Pipelines...........     276,766    193,804      113,068
           CO2 Pipelines...................     100,983     92,087       68,128
           Terminals.......................     191,569    136,178       40,156
                                             ----------- ----------- -----------
           Total segment earnings..........     913,253    734,533      444,046
           Interest and corporate
            administrative expenses(a).....    (304,876)  (292,190)    (165,698)
                                             ----------- ----------- -----------
           Total consolidated net income...  $  608,377  $  442,343  $  278,348
                                             =========== =========== ===========

(a) Includes interest and debt expense, general and administrative expenses, minority interest expense and other insignificant items.

           Assets at December 31
             Products Pipelines............  $3,088,799  $3,095,899 $ 2,220,984
             Natural Gas Pipelines.........   3,121,674   2,058,836   1,552,506
             CO2 Pipelines.................     613,980     503,565     417,278
             Terminals.....................   1,165,096     990,760     357,689
                                             ----------- ----------- -----------
             Total segment assets..........   7,989,549   6,649,060   4,548,457
             Corporate assets(a)...........     364,027      83,606      76,753
                                             ----------- ----------- -----------
             Total consolidated assets.....  $8,353,576  $6,732,666  $4,625,210
                                             =========== =========== ===========

(a) Includes cash, cash equivalents and certain unallocable deferred charges.

           Depreciation and amortization
             Products Pipelines............   $  64,388  $   65,864  $   40,730
             Natural Gas Pipelines.........      48,411      31,564      21,709
             CO2 Pipelines.................      29,196      17,562      10,559
             Terminals.....................      30,046      27,087       9,632
                                             ----------- ----------- -----------
             Total consolidated depreciation
              and amortization.............  $  172,041  $  142,077  $   82,630
                                             =========== =========== ===========

           Investments at December 31
             Products Pipelines............   $ 133,927  $  225,561  $  231,651
             Natural Gas Pipelines.........     103,724     146,566     141,613
             CO2 Pipelines.................      71,283      68,232       9,559
             Terminals.....................       2,110         159          59
                                             ----------- ----------- -----------
             Total consolidated equity
              investments..................     311,044     440,518     382,882
           Investment in oil and gas assets
            to be contributed to joint
            venture........................          --          --      34,163
                                             ----------- ----------- -----------
                                              $ 311,044  $  440,518  $  417,045
                                             =========== =========== ===========

           Capital expenditures
             Products Pipelines............   $  62,199  $   84,709  $   69,243
             Natural Gas Pipelines.........     194,485      86,124      14,496
             CO2 Pipelines.................     163,183      65,778      16,115
             Terminals.....................     122,368      58,477      25,669
                                             ----------- ----------- -----------
             Total consolidated capital
              expenditures.................  $  542,235  $  295,088   $ 125,523
                                             =========== =========== ===========

   Our total operating revenues are derived from a wide customer base.  For each of the years ended December 31, 2002 and 2001, one customer accounted for more than 10% of our total consolidated revenues.  Total transactions within our Natural Gas Pipelines segment in 2002 with CenterPoint Energy accounted for 15.6% of our total consolidated revenues during 2002.  Total transactions within our Natural Gas Pipelines and Terminals segment in 2001 with the Reliant Energy group of companies, including the entities which became CenterPoint Energy in October 2002, accounted for 20.2% of our total consolidated revenues during 2001.  For the year ended December 31, 2000, no revenues from transactions with a single external customer amounted to 10% or more of our total consolidated revenues.

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

16.  Litigation and Other Contingencies

   The tariffs charged for interstate common carrier pipeline transportation for our pipelines are subject to rate regulation by the Federal Energy
Regulatory Commission, referred to herein as FERC, under the Interstate
Commerce Act.  The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and non-discriminatory.  Pursuant to FERC Order No. 561, effective January 1,
1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index.  FERC
Order No. 561-A, affirming and clarifying Order No. 561, expands the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective
January 1, 1995.  For each of the years ended December 31, 2002, 2001 and
2000, the application of the indexing methodology did not significantly affect our tariff rates.

   Federal Energy Regulatory Commission Proceedings

   SFPP, L.P.

   SFPP, L.P., referred to herein as SFPP, is the subsidiary limited partnership that owns our Pacific operations, excluding CALNEV Pipe Line LLC and related terminals acquired from GATX Corporation.  Tariffs charged by
SFPP are subject to certain proceedings at the FERC involving shippers'
complaints regarding the interstate rates, as well as practices and the jurisdictional nature of certain facilities and services, on our Pacific operations' pipeline systems.  Generally, the interstate rates on our Pacific operations' pipeline systems are "grandfathered" under the Energy Policy Act of 1992 unless "substantially changed circumstances" are found to exist.  To the extent "substantially changed circumstances" are found to exist, our
Pacific operations may be subject to substantial exposure under these FERC complaints.

   The complainants have alleged a variety of grounds for finding
"substantially changed circumstances."  Applicable rules and regulations in this field are vague, relevant factual issues are complex, and there is little precedent available regarding the factors to be considered or the method of analysis to be employed in making a determination of "substantially changed circumstances".  Given the relative newness of the grandfathering standard under the Energy Policy Act and limited precedent, we cannot predict how these allegations will be viewed by the FERC.

   If "substantially changed circumstances" are found, SFPP rates previously
"grandfathered" under the Energy Policy Act will lose their "grandfathered"
status.  If these rates are found to be unjust and unreasonable, shippers may be entitled to a prospective rate reduction and a complainant may be entitled to reparations for periods from the date of its complaint to the date of the implementation of the new rates.

   We currently believe that these FERC complaints seek approximately $197 million in tariff reparations and prospective annual tariff reductions, the aggregate average annual impact of which would be approximately $45 million.
We are not able to predict with certainty the final outcome of the pending
FERC proceedings involving SFPP, should they be carried through to their conclusion, or whether we can reach a settlement with some or all of the complainants.

   However, even if "substantially changed circumstances" are found to exist, we believe that the resolution of these FERC complaints will be for amounts substantially less than the amounts sought and that the resolution of such matters will not have a material adverse effect on our business, financial position or results of operations.

   OR92-8, et al. proceedings.  In September 1992, El Paso Refinery, L.P.
filed a protest/complaint with the FERC:

   o challenging SFPP's East Line rates from El Paso, Texas to Tucson and
     Phoenix, Arizona;

   o challenging SFPP's proration policy; and

   o seeking to block the reversal of the direction of flow of SFPP's six-inch pipeline between Phoenix and Tucson.

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

   At various subsequent dates, the following other shippers on SFPP's South
System filed separate complaints, and/or motions to intervene in the FERC proceeding, challenging SFPP's rates on its East and/or West Lines:

   o Chevron U.S.A. Products Company;

   o Navajo Refining Company;

   o ARCO Products Company;

   o Texaco Refining and Marketing Inc.;

   o Refinery Holding Company, L.P. (a partnership formed by El Paso
     Refinery's long-term secured creditors that purchased its refinery in
     May 1993);

   o Mobil Oil Corporation; and

   o Tosco Corporation.

   Certain of these parties also claimed that a gathering enhancement fee at
SFPP's Watson Station in Carson, California was charged in violation of the
Interstate Commerce Act.

   The FERC consolidated these challenges in Docket Nos. OR92-8-000, et al., and ruled that they are complaint proceedings, with the burden of proof on the complaining parties.  These parties must show that SFPP's rates and practices at issue violate the requirements of the Interstate Commerce Act.

   A FERC administrative law judge held hearings in 1996, and issued an initial decision on September 25, 1997.  The initial decision agreed with
SFPP's position that "changed circumstances" had not been shown to exist on the West Line, and therefore held that all West Line rates that were
"grandfathered" under the Energy Policy Act of 1992 were deemed to be just and reasonable and were not subject to challenge, either for the past or prospectively, in the Docket No. OR92-8 et al. proceedings.  SFPP's Tariff
No. 18 for movement of jet fuel from Los Angeles to Tucson, which was initiated subsequent to the enactment of the Energy Policy Act, was specifically excepted from that ruling.

   The initial decision also included rulings generally adverse to SFPP on such cost of service issues as:

   o the capital structure to be used in computing SFPP's 1985 starting rate base ;

   o the level of income tax allowance; and

   o the recovery of civil and regulatory litigation expenses and certain pipeline reconditioning costs.

   The administrative law judge also ruled that SFPP's gathering enhancement service at Watson Station was subject to FERC jurisdiction and ordered SFPP to file a tariff for that service, with supporting cost of service documentation.

   SFPP and other parties asked the FERC to modify various rulings made in the initial decision.  On January 13, 1999, the FERC issued its Opinion No.
435, which affirmed certain of those rulings and reversed or modified others.

   With respect to SFPP's West Line, the FERC affirmed that all but one of the West Line rates are "grandfathered" as just and reasonable and that
"changed circumstances" had not been shown to satisfy the complainants'
threshold burden necessary to challenge those rates.  The FERC further held that the rate stated in Tariff No. 18 did not require rate reduction.
Accordingly, the FERC dismissed all complaints against the West Line rates without any requirement that SFPP reduce, or pay any reparations for, any
West Line rate.

   With respect to the East Line rates, Opinion No. 435 made several changes in the initial decision's methodology for calculating the rate base.  It held that the June 1985 capital structure of SFPP's parent company at that time,

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

rather than SFPP's 1988 partnership capital structure, should be used to calculate the starting rate base and modified the accumulated deferred income tax and allowable cost of equity used to calculate the rate base.  It also ruled that SFPP would not owe reparations to any complainant for any period prior to the date on which that complainant's complaint was filed, thus reducing by two years the potential reparations period claimed by most complainants.

   SFPP and certain complainants sought rehearing of Opinion No. 435 by the
FERC.  In addition, ARCO, RHC, Navajo, Chevron and SFPP filed petitions for review of Opinion No. 435 with the U.S. Court of Appeals for the District of
Columbia Circuit, all of which were either dismissed as premature or held in abeyance pending FERC action on the rehearing requests.

   On March 15, 1999, as required by the FERC's order, SFPP submitted a compliance filing implementing the rulings made in Opinion No. 435, establishing the level of rates to be charged by SFPP in the future, and setting forth the amount of reparations that would be owed by SFPP to the complainants under the order.  The complainants contested SFPP's compliance filing.

   On May 17, 2000, the FERC issued its Opinion No. 435-A, which modified
Opinion No. 435 in certain respects.  It denied requests to reverse its rulings that SFPP's West Line rates and Watson Station gathering enhancement facilities fee are entitled to be treated as "grandfathered" rates under the
Energy Policy Act.  It suggested, however, that if SFPP had fully recovered the capital costs of the gathering enhancement facilities, that might form the basis of an amended "changed circumstances" complaint.

   Opinion No. 435-A granted a request by Chevron and Navajo to require that
SFPP's December 1988 partnership capital structure be used to compute the starting rate base from December 1983 forward, as well as a request by SFPP to vacate a ruling that would have required the elimination of approximately
$125 million from the rate base used to determine capital structure.  It also granted two clarifications sought by Navajo, to the effect that SFPP's return on its starting rate base should be based on SFPP's capital structure in each given year (rather than a single capital structure from the outset) and that the return on deferred equity should also vary with the capital structure for each year.  Opinion No. 435-A denied the request of Chevron and Navajo that no income tax allowance be recognized for the limited partnership interests held by SFPP's corporate parent, as well as SFPP's request that the tax allowance should include interests owned by certain non-corporate entities.
However, it granted Navajo's request to make the computation of interest expense for tax allowance purposes the same as for debt return.

   Opinion No. 435-A reaffirmed that SFPP may recover certain litigation costs incurred in defense of its rates (amortized over five years), but reversed a ruling that those expenses may include the costs of certain civil litigation with Navajo and El Paso.  It also reversed a prior decision that litigation costs should be allocated between the East and West Lines based on throughput, and instead adopted SFPP's position that such expenses should be split equally between the two systems.

   As to reparations, Opinion No. 435-A held that no reparations would be awarded to West Line shippers and that only Navajo was eligible to recover reparations on the East Line.  It reaffirmed that a 1989 settlement with SFPP barred Navajo from obtaining reparations prior to November 23, 1993, but allowed Navajo reparations for a one-month period prior to the filing of its
December 23, 1993 complaint.  Opinion No. 435-A also confirmed that FERC's indexing methodology should be used in determining rates for reparations purposes and made certain clarifications sought by Navajo.

   Opinion No. 435-A denied Chevron's request for modification of SFPP's prorationing policy.  That policy required customers to demonstrate a need for additional capacity if a shortage of available pipeline space existed.
SFPP's prorationing policy has since been changed to eliminate the
"demonstrated need" test.

   Finally, Opinion No. 435-A directed SFPP to revise its initial compliance filings to reflect the modified rulings.  It eliminated the refund obligation for the compliance tariff containing the Watson Station gathering enhancement fee, but required SFPP to pay refunds to the extent that the initial compliance tariff East Line rates exceeded the rates produced under Opinion
No. 435-A.

                                      145

   In June 2000, several parties filed requests for rehearing of rulings made in Opinion No. 435-A.  Chevron and RHC both sought reconsideration of the
FERC's ruling that only Navajo is entitled to reparations for East Line shipments.  SFPP sought rehearing of the FERC's:

   o decision to require use of the December 1988 partnership capital structure for the period 1984-88 in computing the starting rate base;

   o elimination of civil litigation costs;

   o refusal to allow any recovery of civil litigation settlement payments;
     and

   o failure to provide any allowance for regulatory expenses in prospective rates.

   On July 17, 2000, SFPP submitted a compliance filing implementing the rulings made in Opinion No. 435-A, together with a calculation of reparations due to Navajo and refunds due to other East Line shippers.  SFPP also filed a tariff stating revised East Line rates based on those rulings.

   ARCO, Chevron, Navajo, RHC, Texaco and SFPP sought judicial review of
Opinion No. 435-A in the U.S. Court of Appeals for the District of Columbia
Circuit.  All of those petitions except Chevron's were either dismissed as premature or held in abeyance pending action on the rehearing requests.  On
September 19, 2000, the court dismissed Chevron's petition for lack of prosecution, and subsequently denied a motion by Chevron for reconsideration of that dismissal.

   On September 13, 2001, the FERC issued Opinion No. 435-B, which ruled on requests for rehearing and comments on SFPP's compliance filing.  Based on those rulings, the FERC directed SFPP to submit a further revised compliance filing, including revised tariffs and revised estimates of reparations and refunds.

   Opinion No. 435-B denied SFPP's requests for rehearing, which involved the capital structure to be used in computing starting rate base, SFPP's ability to recover litigation and settlement costs incurred in connection with the
Navajo and El Paso civil litigation, and the provision for regulatory costs in prospective rates.  However, it modified the FERC's prior rulings on several other issues.  It reversed  the ruling that only Navajo is eligible to seek reparations, holding that Chevron, RHC, Tosco and Mobil are also eligible to recover reparations for East Line shipments.  It ruled, however, that Ultramar is not eligible for reparations in the Docket No. OR92-8 et al.
proceedings.

   The FERC also changed prior rulings that had permitted SFPP to use certain litigation, environmental and pipeline rehabilitation costs that were not recovered through the prescribed rates to offset overearnings (and potential reparations) and to recover any such costs that remained by means of a surcharge to shippers.  Opinion No. 435-B required SFPP to pay reparations to each complainant without any offset for unrecovered costs.  It required SFPP to subtract from the total 1995-1998 supplemental costs allowed under Opinion
No. 435-A any overearnings not paid out as reparations, and allowed SFPP to recover any remaining costs from shippers by means of a five-year surcharge beginning August 1, 2000.  Opinion No. 435-B also ruled that SFPP would only be permitted to recover certain regulatory litigation costs through the surcharge, and that the surcharge could not include environmental or pipeline rehabilitation costs.

   Opinion No. 435-B directed SFPP to make additional changes in its revised compliance filing, including:

   o using a remaining useful life of 16.8 years in amortizing its starting rate base, instead of 20.6 years;

   o removing the starting rate base component from base rates as of August
     1, 2001;

   o amortizing the accumulated deferred income tax balance beginning in
     1992, rather than 1988;

   o listing the corporate unitholders that were the basis for the income tax allowance in its compliance filing and certifying that those companies are not Subchapter S corporations; and

                                      146

   o "clearly" excluding civil litigation costs and explaining how it limited litigation costs to FERC-related expenses and assigned them to appropriate periods in making reparations calculations.

   On October 15, 2001, Chevron and RHC filed petitions for rehearing of
Opinion No. 435-B.  Chevron asked the FERC to clarify:

   o the period for which Chevron is entitled to reparations; and

   o whether East Line shippers that have received the benefit of
     FERC-prescribed rates for 1994 and subsequent years must show that there has been a substantial divergence between the cost of service and the change in the FERC's rate index in order to have standing to challenge
     SFPP rates for those years in pending or subsequent proceedings.

   RHC's petition contended that Opinion No. 435-B should be modified on rehearing, to the extent it:

   o suggested that a "substantial divergence" standard applies to complaint proceedings challenging the total level of SFPP's East Line rates subsequent to the Docket No. OR92-8 et al. proceedings;

   o required a substantial divergence to be shown between SFPP's cost of service and the change in the FERC oil pipeline index in such subsequent complaint proceedings, rather than a substantial divergence between the cost of service and SFPP's revenues; and

   o permitted SFPP to recover 1993 rate case litigation expenses through a surcharge mechanism.

   ARCO, Ultramar and SFPP filed petitions for review of Opinion No. 435-B
(and in SFPP's case, Opinion Nos. 435 and 435-A) in the U.S. Court of Appeals
for the District of Columbia Circuit.  The court consolidated the Ultramar and SFPP petitions with the consolidated cases held in abeyance and ordered that the consolidated cases be returned to its active docket.

   On November 7, 2001, the FERC issued an order ruling on the petitions for rehearing of Opinion No. 435-B.  The FERC held that Chevron's eligibility for reparations should be measured from August 3, 1993, rather than the September
23, 1992 date sought by Chevron.  The FERC also clarified its prior ruling with respect to the "substantial divergence" test, holding that in order to be considered on the merits, complaints challenging the SFPP rates set by applying the FERC's indexing regulations to the 1994 cost of service derived under the Opinion No. 435 orders must demonstrate a substantial divergence between the indexed rates and the pipeline's actual cost of service.
Finally, the FERC held that SFPP's 1993 regulatory costs should not be included in the surcharge for the recovery of supplemental costs.

   On November 20, 2001, SFPP submitted its compliance filing and tariffs implementing Opinion No. 435-B and the FERC's November 7, 2001 order.
Motions to intervene and protest were subsequently filed by ARCO, Mobil
(which now submits filings under the name ExxonMobil), RHC, Navajo and
Chevron, alleging that SFPP:

   o should have calculated the supplemental cost surcharge differently;

   o did not provide adequate information on the taxpaying status of its unitholders; and

   o failed to estimate potential reparations for ARCO.

   On December 7, 2001, Chevron filed a petition for rehearing of the FERC's
November 7, 2001 order.  The petition requested the FERC to specify whether
Chevron would be entitled to reparations for the two year period prior to the
August 3, 1993 filing of its complaint.

   On December 10, 2001, SFPP filed a response to those claims.  On December
14, 2001, SFPP filed a revised compliance filing and new tariff correcting an error that had resulted in understating the proper surcharge and tariff rates.

                                      147

   On December 20, 2001, the FERC's Director of the Division of Tariffs and
Rates Central issued two letter orders rejecting SFPP's November 20, 2001 and
December 14, 2001 tariff filings because they were not made effective retroactive to August 1, 2000.  On January 11, 2002, SFPP filed a request for rehearing of those orders by the FERC, on the ground that the FERC has no authority to require retroactive reductions of rates filed pursuant to its orders in complaint proceedings.

   On January 7, 2002, SFPP and RHC filed petitions for review of the FERC's
November 7, 2001 order in the U.S. Court of Appeals for the District of
Columbia Circuit.  On January 8, 2002, the court consolidated those petitions with the petitions for review of Opinion Nos. 435, 435-A and 435-B.  On
January 24, 2002, the court ordered the consolidated proceedings to be held in abeyance until the FERC acts on Chevron's request for rehearing of the
November 7, 2001 order.

   Motions to intervene and protest the December 14, 2001 corrected submissions were filed by Navajo, ARCO and ExxonMobil.  Ultramar requested leave to file an out-of-time intervention and protest of both the November
20, 2001 and December 14, 2001 submissions.  On January 14, 2002, SFPP responded to those filings to the extent they were not mooted by the orders rejecting the tariffs in question.

   On February 15, 2002, the FERC denied rehearing of the Director of the
Division of Tariffs and Rates Central's letter orders.  On February 21, 2002,
SFPP filed a motion requesting that the FERC clarify whether it intended SFPP to file a retroactive tariff or simply make a compliance filing calculating the effects of Opinion No. 435-B back to August 1, 2000; in the event the order was clarified to require a retroactive tariff filing, SFPP asked the
FERC to stay that requirement pending judicial review.

   On April 8, 2002, SFPP filed a petition for review of the FERC's February
15, 2002 Order in the U.S. Court of Appeals for the District of Columbia
Circuit.  BP West Coast Products, LLC (formerly ARCO); ExxonMobil; Tosco
Corporation; and Ultramar, Inc. and Valero Energy Corporation filed motions to intervene in that proceeding.  On April 9, 2002, the Court of Appeals consolidated SFPP's petition with the petitions for review of the FERC's prior orders and directed the parties "to file motions to govern future proceedings" by May 9, 2002.  Motions were filed by SFPP, RHC, Navajo,
Chevron and the "Indicated Parties" (BP West Coast Products, ExxonMobil,
Ultramar and Tosco).  The FERC requested that the Court of Appeals continue to hold the consolidated cases in abeyance pending the completion of proceedings before the agency on rehearing.

   On June 25, 2002, the Court of Appeals granted the ExxonMobil and Valero
Energy motions to intervene, and directed intervenors on the side of petitioners to notify the court of that status and provide a statement of issues to be raised.  ExxonMobil filed a notice on July 2, 2002; Ultramar,
Inc. and Valero Energy on July 10, 2002.  On July 12, 2002, SFPP responded to the ExxonMobil notice in order to urge the Court of Appeals not to rely on
ExxonMobil's categorization of the issues and party alignments in allocating briefing.

   On May 31, 2002, SFPP filed FERC Tariff No. 70, which implemented the
FERC's annual indexing adjustment.  Motions to intervene and protest were filed by Navajo and Chevron, contesting any indexing adjustment to the litigation surcharge permitted by Opinion No. 435-B.  On June 28, 2002, the
FERC's Director of the Division of Tariffs and Rates rejected Tariff No. 70 on the ground that the surcharge should not be indexed.  On July 2, 2002,
SFPP filed FERC Tariff No. 73 to replace Tariff No. 70 in compliance with that decision, which resulted in an average reduction from Tariff No. 70 of approximately $.0002 per barrel.

   On September 26, 2002, the FERC issued an order ruling on the protests against SFPP's November 20, 2001 and December 14, 2001 compliance filings implementing Opinion No. 435-B and the November 7, 2001 Order.  The FERC held that:

   o SFPP must measure supplemental costs against the total amount of reparations for the entire reparations period (as opposed to year-by-year);

   o SFPP will not be permitted to include in its supplemental costs
     (a) litigation expenses incurred during 1999 and 2000 or (b) payments made to Navajo and RHC to settle certain FERC litigation;

   o the tariff surcharge collected by SFPP for all shipments between August
     1, 2000 and December 1, 2001 is subject to refund; and

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

   o in calculating its tax allowance, SFPP must exclude the ownership interest attributable to an entity that the FERC found to be a mutual fund.

   The FERC rejected the requests by Navajo, BP West Coast Products and
ExxonMobil to extend the period for which they are entitled to reparations beyond the periods specified in prior orders.

   The September 26, 2002 Order also ruled on SFPP's request for clarification of the February 15, 2002 Order as to whether it was required to make a retroactive tariff filing or rather a compliance filing calculating the effects of Opinion No. 435-B beginning  August 1, 2000.  The FERC held that SFPP was required to file a tariff retroactive to August 1, 2000.  The
FERC did not rule on SFPP's alternative request for a stay.  The FERC also ruled on Chevron's request for rehearing of the November 7, 2001 Order, clarifying that Chevron was eligible for reparations for shipments on the
East Line for the two years prior to the filing of its complaint.

   On October 22, 2002, ExxonMobil filed a Request for Clarification or, in the Alternative, Rehearing of the September 26, 2002 Order.  ExxonMobil
requested that the FERC clarify that ExxonMobil was eligible for reparations for East Line rates.

   On October 25, 2002, SFPP filed Tariff No. 75 implementing changes required by the September 26, 2002 Order, and on October 28, 2002, SFPP
submitted a compliance filing pursuant to that order.  Valero Marketing and
Supply Company filed a motion to intervene and protest regarding the compliance filing and tariff, and Tosco Corporation protested the compliance filing.  Navajo Refining Company, L.P. moved to intervene in proceedings relating to the tariff, and Chevron Products Company and Equilon Enterprises
LLC filed comments and related pleadings challenging the compliance filing and seeking additional relief.

     On January 29, 2003, the FERC issued an order accepting the October 28,
2002 compliance filing subject to the condition that SFPP recalculate gross reparations in determining its per barrel surcharge and submit a revised tariff reflecting that change within fifteen days of the order.  The FERC rejected all other challenges to that compliance filing.

   Following the September 26, 2002 Order, several parties filed motions to govern future proceedings with the U.S. Court of Appeals for the District of
Columbia Circuit.  BP West Coast Products LLC and ExxonMobil (the "Indicated
Parties") and Valero Energy Corporation, Ultramar Inc. and Tosco Corporation
(the "Joint Parties") requested that the court return the petitions for review to its active docket but sever the docket involving compliance filing issues.  The FERC filed a motion that did not take a definitive position on whether the petitions for review should continue to be held in abeyance, but noted that compliance filing issues were still pending before the FERC.
SFPP, Chevron, Navajo and RHC filed responses to the motions to govern future proceedings.  On December 6, 2002, the Court of Appeals granted the motion of the "Indicated Parties" and "Joint Parties" to return the petitions for review to the Court's active docket.  The Court also severed the docket relating to compliance filing issues and directed the parties to submit a proposed briefing schedule and format.  On January 6, 2003, SFPP and FERC filed a joint briefing proposal, and the shipper parties jointly filed a separate briefing proposal.

   On October 18, 2002, Chevron filed a petition for review of Opinion Nos.
435, 435-A and 435-B in the U.S. Court of Appeals for the District of
Columbia Circuit.  The Court of Appeals consolidated that petition with the main docket on November 20, 2002.  Tosco Corporation and BP West Coast
Products LLC moved to intervene in that docket, and those motions were granted on December 10, 2002.

     Petitions for review of the September 26, 2002 Order have been filed in the U.S. Court of Appeals for the District of Columbia Circuit by Navajo, on
October 24, 2002, and by SFPP, on November 8, 2002.  The Court consolidated those petitions with the main docket on November 5, 2002 and November 12,
2002, respectively.  Valero Marketing and Supply Company moved to intervene in both dockets and Tosco Corporation moved to intervene in the docket for the SFPP petition.  On January 6, 2003, Valero Marketing and Supply Company
filed a motion to substitute itself for Ultramar Diamond Shamrock Corporation in Ultramar's petition for review of Opinion No. 435-B.  On January 21, 2003
SFPP filed a response, stating that it did not object to the proposed substitution provided Valero Marketing and Supply Corporation was not permitted to create or enlarge any claim for damages.

                                      149

On January 24, 2003, ConocoPhillips filed a motion to substitute itself for Tosco Corporation in the consolidated dockets, and on January 27, 2003, filed a similar motion in the severed docket relating to compliance filing issues.

   Sepulveda proceedings.  In December 1995, Texaco filed a complaint at FERC
(Docket No. OR96-2) alleging that movements on SFPP's Sepulveda pipelines
(Line Sections 109 and 110) to Watson Station, in the Los Angeles basin, were subject to FERC's jurisdiction under the Interstate Commerce Act, and, if so, claimed that the rate for that service was unlawful.  Texaco sought to have its claims addressed in the OR92-8 proceeding discussed above.  Several other
West Line shippers filed similar complaints and/or motions to intervene.  The
FERC consolidated all of these filings into Docket No. OR96-2 and set the claims for a separate hearing.  A hearing before an administrative law judge was held in December 1996.

   In March 1997, the judge issued an initial decision holding that the movements on the Sepulveda pipelines were not subject to FERC jurisdiction.
On August 5, 1997, the FERC reversed that decision.  On October 6, 1997, SFPP filed a tariff establishing the initial interstate rate for movements on the
Sepulveda pipelines at the preexisting rate of five cents per barrel.
Several shippers protested that rate.  In December 1997, SFPP filed an application for authority to charge a market-based rate for the Sepulveda service, which application was protested by several parties.  On September
30, 1998, the FERC issued an order finding that SFPP lacks market power in the Watson Station destination market and that, while SFPP appeared to lack market power in the Sepulveda origin market, a hearing was necessary to permit the protesting parties to substantiate allegations that SFPP possesses market power in the origin market.  A hearing before a FERC administrative law judge on this limited issue was held in February 2000.

   On December 21, 2000, the FERC administrative law judge issued his initial decision finding that SFPP possesses market power over the Sepulveda origin market.  The ultimate disposition of SFPP's application is pending before the
FERC.

   Following the issuance of the initial decision in the Sepulveda case, the
FERC judge indicated an intention to proceed to consideration of the justness and reasonableness of the existing rate for service on the Sepulveda pipelines.  On February 22, 2001, the FERC granted SFPP's motion to block such consideration and to defer consideration of the pending complaints against the Sepulveda rate until after FERC's final disposition of SFPP's market rate application.

   OR97-2; OR98-1. et al. proceedings.  In October 1996, Ultramar filed a complaint at FERC (Docket No. OR97-2) challenging SFPP's West Line rates, claiming they were unjust and unreasonable and no longer subject to grandfathering.  In October 1997, ARCO, Mobil and Texaco filed a complaint at the FERC (Docket No. OR98-1) challenging the justness and reasonableness of all of SFPP's interstate rates, raising claims against SFPP's East and West
Line rates similar to those that have been at issue in Docket Nos. OR92-8, et
al. discussed above, but expanding them to include challenges to SFPP's grandfathered interstate rates from the San Francisco Bay area to Reno,
Nevada and from Portland to Eugene, Oregon - the North Line and Oregon Line.
In November 1997, Ultramar Diamond Shamrock Corporation filed a similar, expanded complaint (Docket No. OR98-2).  Tosco Corporation filed a similar complaint in April 1998.  The shippers seek both reparations and prospective rate reductions for movements on all of the lines. SFPP answered each of
these complaints.   FERC issued orders accepting the complaints and
consolidating them into one proceeding (Docket No. OR96-2, et al.), but holding them in abeyance pending a FERC decision on review of the initial decision in Docket Nos. OR92-8, et al.

   In a companion order to Opinion No. 435, the FERC gave the complainants an opportunity to amend their complaints in light of Opinion No. 435, which the complainants did in January 2000.  On May 17, 2000, the FERC issued an order finding that the various complaining parties had alleged sufficient grounds for their complaints to go forward to a hearing to assess whether any of the challenged rates that are grandfathered under the Energy Policy Act will continue to have such status and, if the grandfathered status of any rate is not upheld, whether the existing rate is just and reasonable.

   In August 2000, Navajo and RHC filed complaints against SFPP's East Line rates and Ultramar filed an additional complaint updating its pre-existing challenges to SFPP's interstate pipeline rates.  In September 2000, FERC accepted these new complaints and consolidated them with the ongoing proceeding in Docket No. OR96-2, et al.

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

   A hearing in this consolidated proceeding was held from October 2001 to
March 2002.  An initial decision by the administrative law judge is expected in the first half of 2003.

    OR02-4 proceedings.  On February 11, 2002, Chevron, an intervenor in the
OR96-2 proceeding, filed a complaint against SFPP in Docket No. OR02-4 along with a motion to consolidate the complaint with the OR96-2 proceeding.  On
May 21, 2002, the FERC dismissed Chevron's complaint and motion to consolidate.  Chevron filed a request for rehearing and on September 25,
2002, the FERC dismissed Chevron's rehearing request.  In October 2002,
Chevron filed a request for rehearing of the FERC's September 25 order.  The
FERC has indicated that it intends to rule on Chevron's request in February
2003.  Chevron continues to participate in the OR96-2 proceeding as an intervenor.

   CALNEV Pipe Line LLC

   We acquired CALNEV Pipe Line LLC in March 2001.  CALNEV provides interstate and intrastate transportation from an interconnection with SFPP at
Colton, California to destinations in and around Las Vegas, Nevada.

   In April 2002, Chevron filed a complaint against CALNEV's interstate rates, making allegations of unjust and unreasonable rates.  CALNEV answered
Chevron's complaint on May 16, 2002, and Chevron moved for leave to respond to CALNEV's answer on June 17, 2002.

   In September of 2002, CALNEV and Chevron were able to reach a mutually agreeable resolution of the disputed claims, and a settlement was executed.
In the settlement agreement, the parties agreed, among other things, that for a period of five years, CALNEV would not seek a rate increase at the FERC or the California Public Utilities Commission except as permitted under four specific exceptions and that Chevron would not file complaints against
CALNEV's rates, provided it complies with such exceptions.  On October 10,
2002, the FERC granted the parties' joint motion to dismiss the complaint with prejudice.

   Trailblazer Pipeline Company

   As required by its last rate case settlement, Trailblazer Pipeline Company made a general rate case filing at FERC on November 29, 2002.  The filing provides for a small rate decrease and also includes a number of non-rate tariff changes.  By an order issued December 31, 2002, FERC effectively bifurcated the proceeding.  The rate change was accepted to be effective on
January 1, 2003, subject to refund and a hearing.  Most of the non-rate tariff changes were suspended until June 1, 2003, subject to refund and a technical conference procedure.

   Trailblazer has sought rehearing of the FERC order with respect to the refund condition on the rate decrease.  The Indicated Shippers have sought rehearing as to FERC acceptance of certain non-rate tariff provisions.  A prehearing conference on the rate issues was held on January 16, 2003.  A procedural schedule was established under which the hearing will commence on
October 8, 2003, if the case is not settled.  Discovery has commenced as to rate issues.

   The technical conference on non-rate issues was held on February 6, 2003.
Those issues include:

   o capacity award procedures;

   o credit procedures;

   o imbalance penalties; and

   o the maximum length of bid terms considered for evaluation in the right of first refusal process.

   Initial and reply comments on these issues as discussed at the technical conference are due March 7, 2003 and March 18, 2003, respectively.

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

   California Public Utilities Commission Proceeding

   ARCO, Mobil and Texaco filed a complaint against SFPP with the California
Public Utilities Commission on April 7, 1997.  The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the State of California and requests prospective rate adjustments.  On October 1, 1997, the complainants filed testimony seeking prospective rate reductions aggregating approximately $15 million per year.

   On August 6, 1998, the CPUC issued its decision dismissing the complainants' challenge to SFPP's intrastate rates.  On June 24, 1999, the
CPUC granted limited rehearing of its August 1998 decision for the purpose of addressing the proper ratemaking treatment for partnership tax expenses, the calculation of environmental costs and the public utility status of SFPP's
Sepulveda Line and its Watson Station gathering enhancement facilities.  In pursuing these rehearing issues, complainants seek prospective rate reductions aggregating approximately $10 million per year.

   On March 16, 2000, SFPP filed an application with the CPUC seeking authority to justify its rates for intrastate transportation of refined petroleum products on competitive, market-based conditions rather than on traditional, cost-of-service analysis.

   On April 10, 2000, ARCO and Mobil filed a new complaint with the CPUC asserting that SFPP's California intrastate rates are not just and reasonable based on a 1998 test year and requesting the CPUC to reduce SFPP's rates prospectively.  The amount of the reduction in SFPP rates sought by the complainants is not discernible from the complaint.

   The rehearing complaint was heard by the CPUC in October 2000 and the
April 2000 complaint and SFPP's market-based application were heard by the
CPUC in February 2001.  All three matters stand submitted as of April 13,
2001, and a decision addressing the submitted matters is expected within three to four months.

   The CPUC has recently issued a resolution approving a 2001 request by SFPP to raise its California rates to reflect increased power costs.  The resolution approving the requested rate increase also requires SFPP to submit cost data for 2001, 2002, and 2003 to assist the CPUC in determining whether
SFPP's overall rates for California intrastate transportation services are reasonable. The resolution reserves the right to require refunds, from the date of issuance of the resolution, to the extent the CPUC's analysis of cost data to be submitted by SFPP demonstrates that SFPP's California jurisdictional rates are unreasonable in any fashion.

   There is no way to quantify the potential extent to which the CPUC could determine that SFPP's existing California rates are unreasonable or estimate the amount of dollars potentially subject to refund as a consequence of the
CPUC resolution requiring the provision by SFPP of cost-of-service data.
SFPP believes that submission of the required, representative cost data required by the CPUC will indicate that SFPP's existing rates for California intrastate services remain reasonable and that no refunds are justified.

   We believe that the resolution of such matters will not have a material adverse effect on our business, financial position or results of operations.

   FERC Order 637

   Kinder Morgan Interstate Gas Transmission LLC

   On June 15, 2000, Kinder Morgan Interstate Gas Transmission LLC made its filing to comply with FERC's Orders 637 and 637-A.  That filing contained
KMIGT's compliance plan to implement the changes required by FERC dealing with the way business is conducted on interstate natural gas pipelines.  All interstate natural gas pipelines were required to make such compliance filings, according to a schedule established by FERC.  From October 2000 through June 2001, KMIGT held a series of technical and phone conferences to identify issues, obtain input, and modify its Order 637 compliance plan, based on comments received from FERC staff and other interested parties and shippers.  On June 19, 2001, KMIGT received a letter from FERC encouraging it to file revised pro-forma tariff sheets, which reflected the latest discussions and input from parties into its Order 637 compliance plan.

                                      152

     KMIGT made such a revised Order 637 compliance filing on July 13, 2001.
The July 13, 2001 filing contained little substantive change from the original pro-forma tariff sheets that KMIGT originally proposed on June 15,
2000.  On October 19, 2001, KMIGT received an order from FERC, addressing its
July 13, 2001 Order 637 compliance plan.  In the Order addressing the July
13, 2001 compliance plan, KMIGT's plan was accepted, but KMIGT was directed to make several changes to its tariff, and in doing so, was directed that it could not place the revised tariff into effect until further order of the
FERC.  KMIGT filed its compliance filing with the October 19, 2001 Order on
November 19, 2001 and also filed a request for rehearing/clarification of the
FERC's October 19, 2001 Order on November 19, 2001.  Several parties protested the November 19, 2001 compliance filing.  KMIGT filed responses to those protests on December 14, 2001.  At this time, it is unknown when this proceeding will be finally resolved.  The full impact of implementation of
Order 637 on the KMIGT system is under evaluation.  We believe that these matters will not have a material adverse effect on our business, financial position or results of operations.

   Separately, numerous petitioners, including KMIGT, have filed appeals of
Order 637 in the D.C. Circuit, potentially raising a wide array of issues related to Order 637 compliance.  Initial briefs were filed on April 6, 2001, addressing issues contested by industry participants.  Oral arguments on the appeals were held before the court in December 2001.  On April 5, 2002, the
D.C. Circuit issued an order largely affirming Order Nos. 637, et seq.  The
D.C. Circuit remanded the FERC's decision to impose a 5-year cap on bids that an existing shipper would have to match in the right of first refusal process.  The D.C. Circuit also remanded the FERC's decision to allow forward-hauls and backhauls to the same point.  Finally, the D.C. Circuit held that several aspects of the FERC's segmentation policy and its policy on discounting at alternate points were not ripe for review.  The FERC requested comments from the industry with respect to the issues remanded by the D.C.
Circuit.  They were due July 30, 2002.

   On October 31, 2002, the FERC issued an order in response to the D.C.
Circuit's remand of certain Order 637 issues.  The order:

   o eliminated the requirement of a 5-year cap on bid terms that an existing shipper would have to match in the right of first refusal process, and found that no term matching cap is necessary given existing regulatory controls;

   o affirmed FERC's policy that a segmented transaction consisting of both a forwardhaul up to contract demand and a backhaul up to contract demand to the same point is permissible; and

   o accordingly required, under Section 5 of the NGA, pipelines that the
     FERC had previously found must permit segmentation on their systems to file tariff revisions within 30 days to permit such segmented forwardhaul and backhaul transactions to the same point.

   Trailblazer Pipeline Company

   On August 15, 2000, Trailblazer Pipeline Company made a filing to comply
with FERC's Order Nos. 637 and 637-A.   Trailblazer's compliance filing
reflected changes in:

   o segmentation;

   o scheduling for capacity release transactions;

   o receipt and delivery point rights;

   o treatment of system imbalances;

   o operational flow orders;

   o penalty revenue crediting; and

   o right of first refusal language.

                                      153

   On October 15, 2001, FERC issued its order on Trailblazer's Order No. 637 compliance filing.  FERC approved Trailblazer's proposed language regarding operational flow orders and the right of first refusal, but required
 Trailblazer to make changes to its tariff related to the other issues listed above.

   On November 14, 2001, Trailblazer made its compliance filing pursuant to the FERC order of October 15, 2001.  That compliance filing has been protested.  Separately, also on November 14, 2001, Trailblazer filed for rehearing of that FERC order.  These pleadings are pending FERC action.

   Trailblazer anticipates no adverse impact on its business as a result of the implementation of Order No. 637.

   Standards of Conduct Rulemaking

   On September 27, 2001, FERC issued a Notice of Proposed Rulemaking in
Docket No. RM01-10 in which it proposed new rules governing the interaction between an interstate natural gas pipeline and its affiliates.  If adopted as proposed, the Notice of Proposed Rulemaking could be read to limit communications between KMIGT, Trailblazer and their respective affiliates.
In addition, the Notice could be read to require separate staffing of KMIGT and its affiliates, and Trailblazer and its affiliates.  Comments on the
Notice of Proposed Rulemaking were due December 20, 2001.  Numerous parties, including KMIGT, have filed comment on the Proposed Standards of Conduct
Rulemaking.  On May 21, 2002, FERC held a technical conference dealing with the FERC's proposed changes in the Standard of Conduct Rulemaking.  On June
28, 2002, KMIGT and numerous other parties flied additional written comments under a procedure adopted at the technical conference.  The Proposed
Rulemaking is awaiting further FERC action.  We believe that these matters, as finally adopted, will not have a material adverse effect on our business, financial position or results of operations.

   The FERC also issued a Notice of Proposed Rulemaking in Docket No.
RM02-14-000 in which it proposed new regulations for cash management practices, including establishing limits on the amount of funds that can be
swept from a regulated subsidiary to a non-regulated parent company.   Kinder
Morgan Interstate Gas Transmission LLC filed comments on August 28, 2002.  We believe that these matters, as finally adopted, will not have a material adverse effect on our business, financial position or results of operations.

   Southern Pacific Transportation Company Easements

   SFPP and Southern Pacific Transportation Company are engaged in a judicial reference proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by
SPTC should be adjusted pursuant to existing contractual arrangements
(Southern Pacific Transportation Company vs. Santa Fe Pacific Corporation,
SFP Properties, Inc., Santa Fe Pacific Pipelines, Inc., SFPP, L.P., et al.,
Superior Court of the State of California for the County of San Francisco,
filed August 31, 1994).

   Although SFPP received a favorable ruling from the trial court in May
1997, in September 1999, the California Court of Appeals remanded the case back to the trial court for further proceeding.  SFPP claims that the rent payable for each of the years 1994 through 2004 should be approximately $4.4 million and SPTC claims it should be approximately $15.0 million.  We believe
SPTC's position in this case is without merit and we have set aside reserves that we believe are adequate to address any reasonably foreseeable outcome of this matter.  As of early-February 2003, the matter is currently in trial.

   Carbon Dioxide Litigation

   Kinder Morgan CO2 Company, L.P. directly or indirectly through its ownership interest in the Cortez Pipeline Company, along with other entities, is a defendant in several actions in which the plaintiffs allege that the defendants undervalued carbon dioxide produced from the McElmo Dome field and overcharged for transportation costs, thereby allegedly underpaying royalties and severance tax payments.  The plaintiffs, who are seeking monetary damages and injunctive relief, are comprised of royalty, overriding royalty and small share working interest owners who claim that they were underpaid by the defendants.  These cases are:  CO2 Claims Coalition, LLC v. Shell Oil Co., et
al., No. 96-Z-2451 (U.S.D.C. Colo. filed 8/22/96); Rutter & Wilbanks et al.
v. Shell Oil Co., et al., No. 00-Z-1854 (U.S.D.C. Colo. filed 9/22/00);
Watson v. Shell Oil Co., et al., No. 00-Z-1855 (U.S.D.C. Colo. filed
9/22/00); Ainsworth et al. v. Shell Oil Co., et al., No. 00-Z-1856 (U.S.D.C.
Colo. filed 9/22/00); United

                                      154

States ex rel. Crowley v. Shell Oil Company, et al., No. 00-Z-1220
(U.S.D.C. Colo. filed 6/13/00); Shell Western E&P Inc. v. Bailey, et al., No
98-28630 (215th Dist. Ct. Harris County, Tex. filed 6/17/98); Shores, et al.
v. Mobil Oil Corporation, et al., No. GC-99-01184 (Texas Probate Court,
Denton County filed 12/22/99); First State Bank of Denton v. Mobil Oil
Corporation, et al., No. PR-8552-01 (Texas Probate Court, Denton County filed
3/29/01); and Celeste C. Grynberg v. Shell Oil Company, et al., No. 98-CV-43
(Colo. Dist. Ct. Montezuma County filed 3/21/98).

   At a hearing conducted in the United States District Court for the
District of Colorado on April 8, 2002, the Court orally announced that it had approved the certification of proposed plaintiff classes and approved a proposed settlement in the CO2 Claims Coalition, LLC, Rutter & Wilbanks,
Watson, Ainsworth and United States ex rel. Crowley cases.  The Court entered a written order approving the Settlement on May 6, 2002; plaintiffs counsel representing Shores, et al. appealed the court's decision to the 10th Circuit
Court of Appeals.  On December 26,  2002, the 10th Circuit Court of Appeals
affirmed in all respects the District Court's Order approving settlement.

   Following the decision of the 10th Circuit, the Plaintiffs and Defendants jointly filed motions to abate the Shell Western E&P Inc., Shores and First
State Bank of Denton cases in order to afford the parties time to discuss potential settlement.  These Motions were granted on February 6, 2003.  In the Celeste C. Grynberg case, the parties are currently engaged in discovery.

   RSM Production Company, et al. v. Kinder Morgan Energy Partners, L.P., et al.

   Cause No. 4519, in the District Court, Zapata County Texas, 49th Judicial
District.  On October 15, 2001, Kinder Morgan Energy Partners, L.P. was
served with the First Supplemental Petition filed by RSM Production
Corporation on behalf of the County of Zapata, State of Texas and Zapata
County Independent School District as plaintiffs.  Kinder Morgan Energy
Partners, L.P. was sued in addition to 15 other defendants, including two other Kinder Morgan affiliates.  Certain entities we acquired in the Kinder
Morgan Tejas acquisition are also defendants in this matter.  The Petition alleges that these taxing units relied on the reported volume and analyzed heating content of natural gas produced from the wells located within the appropriate taxing jurisdiction in order to properly assess the value of mineral interests in place.  The suit further alleges that the defendants undermeasured the volume and heating content of that natural gas produced from privately owned wells in Zapata County, Texas.  The Petition further alleges that the County and School District were deprived of ad valorem tax revenues as a result of the alleged undermeasurement of the natural gas by the defendants.  On December 15, 2001, the defendants filed motions to transfer venue on jurisdictional grounds.  There are no further pretrial proceedings at this time.

   Will Price, et al. v. Gas Pipelines, et al., (f/k/a Quinque Operating
Company et al. v. Gas Pipelines, et al.)

   Stevens County, Kansas District Court, Case No. 99 C 30.  In May, 1999,
three plaintiffs, Quinque Operating Company, Tom Boles and Robert Ditto,
filed a purported nationwide class action in the Stevens County, Kansas
District Court against some 250 natural gas pipelines and many of their affiliates.  The District Court is located in Hugoton, Kansas.  Certain entities we acquired in the Kinder Morgan Tejas acquisition are also defendants in this matter.  The Petition (recently amended) alleges a conspiracy to underpay royalties, taxes and producer payments by the defendants' undermeasurement of the volume and heating content of natural gas produced from nonfederal lands for more than twenty-five years.  The named plaintiffs purport to adequately represent the interests of unnamed plaintiffs in this action who are comprised of the nation's gas producers,
State taxing agencies and royalty, working and overriding owners.  The plaintiffs seek compensatory damages, along with statutory penalties, treble damages, interest, costs and fees from the defendants, jointly and severally.  This action was originally filed on May 28, 1999 in Kansas State
Court in Stevens County, Kansas as a class action against approximately 245 pipeline companies and their affiliates, including certain Kinder Morgan entities.  Subsequently, one of the defendants removed the action to Kansas
Federal District Court and the case was styled as Quinque Operating Company, et al. v. Gas Pipelines, et al., Case No. 99-1390-CM, United States District
Court for the District of Kansas.  Thereafter, we filed a motion with the
Judicial Panel for Multidistrict Litigation to consolidate this action for pretrial purposes with the Grynberg False Claim Act cases referred to below, because of common factual questions.  On April 10, 2000, the MDL Panel ordered that this case be consolidated with the Grynberg federal False Claims
Act cases discussed below.  On January 12, 2001, the Federal District Court of Wyoming issued an oral ruling remanding the case back to the State Court in Stevens County, Kansas.  The Court in Kansas has issued a case management order addressing the initial phasing of the case.  In this initial phase, the court will rule on motions to dismiss (jurisdiction and sufficiency of pleadings), and if the action is not dismissed, on class certification.
Merits discovery has been stayed.

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

Recently, the defendants filed a motion to dismiss on grounds other than personal jurisdiction, which was denied by the Court in August, 2002.  The
Motion to Dismiss for lack of Personal Jurisdiction of the nonresident defendants has been briefed and is awaiting decision.  The current named plaintiffs are Will Price, Tom Boles, Cooper Clark Foundation and Stixon
Petroleum, Inc.  Quinque Operating Company has been dropped from the action as a named plaintiff. On January 13, 2003, a motion to certify the class was argued. A decision on this moton is pending.

   United States of America, ex rel., Jack J. Grynberg v. K N Energy

   Civil Action No. 97-D-1233, filed in the U.S. District Court, District of
Colorado.  This action was filed on June 9, 1997 pursuant to the federal
False Claim Act and involves allegations of mismeasurement of natural gas produced from federal and Indian lands.  The Department of Justice has decided not to intervene in support of the action.  The complaint is part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants).  Certain entities we acquired in the Kinder Morgan Tejas acquisition are also defendants in this matter.  An earlier single action making substantially similar allegations against the pipeline industry was dismissed by Judge Hogan of the
U.S. District Court for the District of Columbia on grounds of improper joinder and lack of jurisdiction.  As a result, Mr. Grynberg filed individual complaints in various courts throughout the country.  In 1999, these cases were consolidated by the Judicial Panel for Multidistrict Litigation, and
transferred to the District of Wyoming.  The multidistrict litigation matter is called In Re Natural Gas Royalties Qui Tam Litigation, Docket No. 1293.
Motions to dismiss were filed and an oral argument on the motion to dismiss occurred on March 17, 2000.  On July 20, 2000 the United States of America
filed a motion to dismiss those claims by Grynberg that deal with the manner in which defendants valued gas produced from federal leases, referred to as valuation claims. Judge Downes denied the defendant's motion to dismiss on May
18, 2001. The United States' motion to dismiss most of plaintiff's valuation claims has been granted by the court. Grynberg has appealed that dismissal to the 10th Circuit, which has requested briefing regarding its jurisdiction over that appeal. Discovery is now underway to determine issues related to the
Court's subject matter jurisdiction, arising out of the False Claim Act.

   Sweatman and Paz Gas Corporation  v. Gulf Energy Marketing, LLC, et al.

   Mel R. Sweatman and Paz Gas Corporation vs. Gulf Energy Marketing, LLC, et
al.  On July 25, 2002, we were served with this suit for breach of contract, tortious interference with existing contractual relationships, conspiracy to commit tortuous interference and interference with prospective business relationship.  Mr. Sweatman and Paz Gas Corporation claim that, in connection with our acquisition of Tejas Gas, LLC, we wrongfully caused gas volumes to be shipped on our Kinder Morgan Texas Pipeline system instead of our Kinder
Morgan Tejas system.  Mr. Sweatman and Paz Gas Corporation allege that this action eliminated profit on Kinder Morgan Tejas, a portion of which Mr.
Sweatman and Paz Gas Corporation claim they are entitled under an agreement with a subsidiary of ours acquired in the Tejas Gas acquisition.  We have filed a motion to remove the case from venue in Dewitt County, Texas to
Harris County, Texas, and our motion was denied in a venue hearing in
November 2002.

   In a Second Amended Original Petition, Sweatman and Paz assert new and distinct allegations against us, principally that we were a party to an alleged commercial bribery committed by us, Gulf Energy Marketing, and
Intergen inasmuch as we, in our role as acquirer of Kinder Morgan Tejas, allegedly paid Intergen to non-renew the underlying Entex contracts belonging to the Tejas/Paz joint venture.  Moreoever, new and distinct allegations of breach of fiduciary and bribery of a fiduciary are also raised in this amended petition for the first time.

   Based on the information available to date and our preliminary investigation, we believe this suit is without merit and we intend to defend it vigorously.

   Maher et ux. v. Centerpoint Energy, Inc. d/b/a Reliant Energy,
Incorporated, Reliant Energy Resources Corp., Entex Gas Marketing Company,
Kinder Morgan Texas Pipeline, L.P., Kinder Morgan Energy Partners, L.P.,
Houston Pipeline Company, L.P. and AEP Gas Marketing, L.L.C., No. 30875
(District Court, Wharton County Texas).

   On October 21, 2002, Kinder Morgan Texas Pipeline, L.P. and Kinder Morgan
Energy Partners, L.P. were served with the above-entitled Complaint.  A First
Amended Complaint was served on October 23, 2002, adding additional defendants Kinder Morgan G.P., Inc., Kinder Morgan Tejas Pipeline GP, Inc.,
Kinder Morgan Texas Pipeline GP, Inc., Tejas Gas, LLC and HPL GP, LLC.  The
First Amended Complaint purports to bring a class action on behalf of those
Texas residents who purchased natural gas for residential purposes from the so-called "Reliant Defendants" in Texas at any time during the period encompassing "at least the last ten years."

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   The Complaint alleges that Reliant Energy Resources Corp., by and through its affiliates, has artificially inflated the price charged to residential consumers for natural gas that it allegedly purchased from the non-Reliant defendants, including the above-listed Kinder Morgan entities.  The Complaint further alleges that in exchange for Reliant Energy Resources Corp.'s purchase of natural gas at above market prices, the non-Reliant defendants, including the above-listed Kinder Morgan entities, sell natural gas to Entex
Gas Marketing Company at prices substantially below market, which in turn sells such natural gas to commercial and industrial consumers and gas marketers at market price.  The Complaint purports to assert claims for fraud, violations of the Texas Deceptive Trade Practices Act, and violations of the Texas Utility Code against some or all of the Defendants, and civil conspiracy against all of the defendants, and seeks relief in the form of, inter alia, actual, exemplary and statutory damages, civil penalties, interest, attorneys' fees and a constructive trust ab initio on any and all sums which allegedly represent overcharges by Reliant and Reliant Energy
Resources Corp.

   On November 18, 2002, the Kinder Morgan defendants filed a Motion to
Transfer Venue and, Subject Thereto, Original Answer to the First Amended
Complaint.  The parties are currently engaged in preliminary discovery.
Based on the information available to date and our preliminary investigation, the Kinder Morgan defendants believe that the claims against them are without merit and intend to defend against them vigorously.

   Marie Snyder, et al v. City of Fallon, United States Department of the
Navy, Exxon Mobil Corporation, Kinder Morgan Energy Partners, L.P., Speedway
Gas Station and John Does I-X, No. cv-N-02-0251-ECR-RAM (United States
District Court, District of Nevada)("Snyder"); and Frankie Sue Galaz, et al
v. United States of America, City of Fallon, Exxon Mobil Corporation, Kinder
Morgan Energy Partners, L.P., Berry Hinckley, Inc., and John Does I-X, No.
cv-N-02-0630-DWH-RAM (United States District Court, District of
Nevada)("Galaz").

   On July 9, 2002, we were served with a purported Complaint for Class
Action in the Snyder case, in which the plaintiffs, on behalf of themselves and others similarly situated, assert that a leukemia cluster has developed in the City of Fallon, Nevada.  The Complaint alleges that the plaintiffs have been exposed to unspecified "environmental carcinogens" at unspecified times in an unspecified manner and are therefore "suffering a significantly increased fear of serious disease."  The plaintiffs seek a certification of a class of all persons in Nevada who have lived for at least three months of their first ten years of life in the City of Fallon between the years 1992 and the present who have not been diagnosed with leukemia.

   The Complaint purports to assert causes of action for nuisance and
"knowing concealment, suppression, or omission of material facts" against all defendants, and seeks relief in the form of "a court-supervised trust fund, paid for by defendants, jointly and severally, to finance a medical monitoring program to deliver services to members of the purported class that include, but are not limited to, testing, preventative screening and surveillance for conditions resulting from, or which can potentially result from exposure to environmental carcinogens," incidental damages, and attorneys' fees and costs.

   The defendants responded to the Complaint by filing Motions to Dismiss on the grounds that it fails to state a claim upon which relief can be granted.
On November 7, 2002, the United States District Court granted the Motion to
Dismiss filed by the United States, and further dismissed all claims against the remaining defendants for lack of Federal subject matter jurisdiction.
Plaintiffs filed a Motion for Reconsideration and Leave to Amend, which was denied by the Court on December 30, 2002.  Plaintiffs have filed a Notice of
Appeal to the United States Court of Appeals for the 9th Circuit, which appeal is currently pending.

   On December 3, 2002, plaintiffs filed an additional Complaint for Class
Action in the Galaz matter asserting the same claims in the same Court on behalf of the same purported class against virtually the same defendants, including us.  On February 10, 2003, the defendants filed Motions to Dismiss the Galaz Complaint on the grounds that it also fails to state a claim upon which relief can be granted. This motion is currently pending before the court.

   Based on the information available to date and our preliminary investigation, we believe that the claims against us in the Snyder and Galaz matters are without merit and intend to defend against them vigorously.

   Although no assurances can be given, we believe that we have meritorious defenses to all of these actions, that, to the extent an assessment of the matter is possible, we have established an adequate reserve to cover potential

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liability, and that these matters will not have a material adverse effect on our business, financial position or results of operations.

   Walter Chandler v. Plantation Pipe Line Company

   On October 2, 2001, the jury rendered a verdict against Plantation Pipe
Line Company in the case of Walter Chandler v. Plantation Pipe Line Company.
The jury awarded the plaintiffs a total of $43.8 million.  The judge reduced the award to $42.6 million due to a prior settlement with the plaintiffs by a third party.

   This case was filed in April 1997 by the landowner (Evelyn Chandler Trust)
and two residents of the property (Buster Chandler and his son, Clay
Chandler).  The suit was filed against Chevron, Plantation and two individuals.  The two individuals were later dismissed from the suit.
Chevron settled with the plaintiffs in December 2000.  The property and residences are directly across the street from the location of a former
Chevron products terminal.  The Plantation pipeline system traverses the
Chevron terminal property.  The suit alleges that gasoline released from the terminal and pipeline contaminated the groundwater under the plaintiffs'
property.  As noted above, a current remediation effort is taking place among
Chevron, Plantation and Alabama Department of Environmental Management.

   In addition to the Chandler case, in 1998 and 1999, other entities and individuals living in close proximity to the Chandlers filed lawsuits against
Plantation, Chevron and an environmental consulting firm, CH2MHill, alleging property damage and personal injuries from groundwater contaminated with petroleum hydrocarbons.  In February 2003, Plantation settled, through a confidential settlement, all of these lawsuits as well as the Chandler litigation.  Plantation believes that the settlement of these lawsuits and the Chandler litigation will not have a material adverse effect on its business, financial position or results of operations.

   Marion County, Mississippi Litigation

   In 1968, Plantation discovered a release from its 12-inch pipeline in
Marion County, Mississippi.  The pipeline was immediately repaired.  In 1998 and 1999, 62 lawsuits were filed on behalf of 263 plaintiffs in the Circuit
Court of Marion County, Mississippi.  The majority of the claims are based on alleged exposure from the 1968 release, including claims for property damage and personal injury.  Plantation has resolved some of the lawsuits but lawsuits by 236 of the plaintiffs are still pending.  Although a trial date has not been set for any of the remaining cases, it is anticipated that a trial on a portion of the lawsuits will be scheduled in 2003.  Plantation believes that the ultimate resolution of these Marion County, Mississippi cases will not have a material effect on its business, financial position or results of operations.

   Environmental Matters

   We are subject to environmental cleanup and enforcement actions from time to time.  In particular, the federal Comprehensive Environmental Response,
Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, without regard to fault or the legality of the original conduct.  Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment.
Although we believe our operations are in substantial compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that we will not incur significant costs and liabilities.
Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

   We are currently involved in the following governmental proceedings related to compliance with environmental regulations associated with our assets and have established a reserve to address the costs associated with the cleanup:

   o one cleanup ordered by the United States Environmental Protection Agency related to ground water contamination in the vicinity of SFPP's storage facilities and truck loading terminal at Sparks, Nevada;

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   o several ground water hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality
     Control Board and two other state agencies;

   o groundwater and soil remediation efforts under administrative orders issued by various regulatory agencies on those assets purchased from
     GATX Corporation, comprising Kinder Morgan Liquids Terminals LLC, CALNEV
     Pipe Line LLC and Central Florida Pipeline LLC; and

   o a ground water remediation effort taking place between Chevron,
     Plantation Pipe Line Company and the Alabama Department of Environmental
     Management.

   In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide.

   Furthermore, our review of assets related to Kinder Morgan Interstate Gas
Transmission LLC indicates possible environmental impacts from petroleum and used oil releases into the soil and groundwater at nine sites.  Additionally, our review of assets related to Kinder Morgan Texas Pipeline indicates possible environmental impacts from petroleum releases into the soil and groundwater at six sites.  Further delineation and remediation of any environmental impacts from these matters will be conducted.  Reserves have been established to address the closure of these issues.

   Although no assurance can be given, we believe that the ultimate resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position or results of operations.  We have recorded a total reserve for environmental claims in the amount of $52.7 million at December 31, 2002.  As of December 31, 2002, we were not able to reasonably estimate when the eventual settlements of these claims will occur.

   Other

   We are a defendant in various lawsuits arising from the day-to-day operations of our businesses.  Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position or results of operations.

   In addition to the matters described above, we may face additional challenges to our rates in the future.  Shippers on our pipelines do have rights to challenge the rates we charge under certain circumstances prescribed by applicable regulations.  There can be no assurance that we will not face challenges to the rates we receive for services on our pipeline systems in the future.  In addition, since many of our assets are subject to regulation, we are subject to potential future changes in applicable rules and regulations that may have an adverse effect on our business, financial position or results of operations.

17.  Quarterly Financial Data (unaudited)



                                                                              Basic        Diluted
                                  Operating     Operating                  Net Income    Net Income
                                  Revenues       Income      Net Income     per Unit      per Unit
                                  ---------     ---------    ----------    ----------    ----------
                                              (In thousands, except per unit amounts)
     2002
          First Quarter.....     $  803,065    $ 165,856     $ 141,433       $ 0.48        $ 0.48
          Second Quarter....      1,090,936      172,347       144,517         0.48          0.48
          Third Quarter.....      1,121,320      189,403       158,180         0.50          0.50
          Fourth Quarter....      1,221,736      196,692       164,247         0.50          0.50
     2001
          First Quarter.....     $1,028,645    $ 138,351     $ 101,667       $ 0.45        $ 0.45
          Second Quarter....        735,755      138,596       104,226         0.36          0.36
          Third Quarter.....        638,544      144,892       115,792         0.37          0.37
          Fourth Quarter....        543,732      141,989       120,658         0.40          0.40



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